                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. 1 )

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional
     Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Seven Hills Financial Corporation
                (Name of Registrant as Specified In Its Charter)

                        Seven Hills Financial Corporation
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[x]  Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1) Amount Previously Paid:

          2) Form, Schedule or Registration Statement No.:

          3) Filing Party:

          4) Date Filed:

                        SEVEN HILLS FINANCIAL CORPORATION
                                1440 MAIN STREET
                             CINCINNATI, OHIO 45210
                                 (513) 621-9143

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


         Notice is hereby given that a Special Meeting of the Shareholders of Seven Hills Financial Corporation, an Ohio corporation ("SHFC"), will be held at the offices of SHFC at 1440 Main Street, Cincinnati, Ohio 45210, on November 1, 1996, at 4:00 p.m., local time (the "Special Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy
Statement:


                           1. To consider and vote upon the adoption of an
                  amendment to the amended Articles of Incorporation of SHFC to delete Article EIGHTH, which prohibits an offer to acquire or the acquisition of more than 10% of the outstanding common shares of SHFC;

                           2. To consider and vote upon the adoption of the
                  Agreement and Plan of Merger and Reorganization dated June 14, 1996, by and among Western Ohio Financial Corporation ("WOFC"), SHFC and Seven Hills Savings Association, an Ohio savings and loan association and a wholly-owned subsidiary of SHFC, pursuant to which a wholly-owned subsidiary of WOFC will, upon the satisfaction of certain conditions, merge with and into SHFC in a transaction in which each outstanding SHFC common share will be canceled and extinguished in consideration and exchange for the right to receive a minimum of $19.65 cash and an estimated maximum of $19.72 cash;

                           3. To consider and vote upon a proposal to adjourn
                  the Special Meeting in the event that a sufficient number of votes necessary to adopt the foregoing proposals is not received; and

                           4. To transact such other business as may properly
                  come before the Special Meeting or any adjournments thereof.


         Only shareholders of SHFC of record at the close of business on September 30, 1996, will be entitled to receive notice of and to vote at the Special Meeting and at any adjournments thereof. Whether or not you expect to attend the Special Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a Proxy does not affect your right to vote in person in the event you attend the Special Meeting.


                                          By Order of the Board of Directors,




                                          Arthur W. Wendel, Jr., President

Cincinnati, Ohio
October 7, 1996

                        SEVEN HILLS FINANCIAL CORPORATION
                                1440 MAIN STREET
                             CINCINNATI, OHIO 45210
                                 (513) 621-9143

                                 PROXY STATEMENT

                               GENERAL INFORMATION


         This Proxy Statement and the accompanying Notice and Proxy are furnished to shareholders of Seven Hills Financial Corporation, an Ohio corporation ("SHFC"), in connection with the solicitation of proxies by the Board of Directors of SHFC to be used at the Special Meeting of Shareholders to be held at the offices of SHFC at 1440 Main Street, Cincinnati, Ohio 45210 on November 1, 1996, at 4:00 p.m., local time, and at any adjournments thereof (the "Special Meeting"). Copies of this Proxy Statement and the accompanying Notice and Proxy are first being mailed to shareholders on or about October 7, 1996.


         At the Special Meeting, shareholders of SHFC will be asked to consider and vote upon the following:

                           1. The adoption of an amendment to the amended
                  Articles of Incorporation of SHFC to delete Article EIGHTH, which prohibits an offer to acquire or the acquisition of more than 10% of the outstanding common shares of SHFC (the "Amendment");

                           2. The adoption of the Agreement and Plan of Merger
                  and Reorganization dated June 14, 1996, by and among Western Ohio Financial Corporation, a Delaware corporation located in Ohio ("WOFC"), SHFC and Seven Hills Savings Association, an Ohio savings and loan association and a wholly-owned subsidiary of SHFC ("Seven Hills"), a copy of which is attached hereto as Annex A (the "Agreement"), pursuant to which a wholly-owned subsidiary of WOFC will, upon the satisfaction of certain conditions, merge with and into SHFC (the "Merger") in a transaction in which each outstanding SHFC common share will be canceled and extinguished on the effective date of the Merger in consideration and exchange for the right to receive the sum of the following (the "Per Share Merger Consideration"):

                           (A)      $19.65 in cash; plus

                           (B)      The quotient of

                                            (I) The difference between (a) the
                                            amount(s) actually received from the
                                            liquidation and winding up of the
                                            Ohio Deposit Guarantee Fund (the
                                            "ODGF") between June 14, 1996, and
                                            the effective date of the Merger,
                                            less (b) the out-of-pocket expenses
                                            and estimated federal and state
                                            income tax liabilities attributable
                                            to such amount(s);

                                                     divided by

                                            (II) 583,763, an amount which equals
                                            the sum of the number of SHFC
                                            outstanding common shares on the
                                            effective date of the Merger, plus
                                            the number of shares subject to
                                            outstanding options to purchase SHFC
                                            common shares.

                                    Such quotient is not expected to exceed
                                    $.07, as a result of which the maximum cash amount expected to be paid by WOFC in consideration and exchange for each SHFC common share is $19.72.

                           3. The adjournment of the Special Meeting in the
                  event that a sufficient number of votes necessary to approve the foregoing proposals is not received; and

                           4. The transaction of such other business as may
                  properly come before the Special Meeting.

       On June 13, 1996, the date preceding the public announcement of the execution of the Agreement, the closing bid and asked prices for SHFC's common shares were $14.50 and $16.50 per share, respectively. On September 30, 1996, the closing bid and asked prices for SHFC's common shares were $17.50 and $19.50 per share, respectively.


         THE BOARD OF DIRECTORS BELIEVES THAT THE ADOPTION OF THE AMENDMENT AND THE AGREEMENT IS IN THE BEST INTERESTS OF SHFC SHAREHOLDERS AND RECOMMENDS, THEREFORE, THE ADOPTION OF THE AMENDMENT AND THE AGREEMENT. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, IN ORDER TO FACILITATE THE ADOPTION OF THE AMENDMENT AND THE AGREEMENT.


         The close of business on September 30, 1996, has been fixed as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting (the "Record Date"). On the Record Date, there were 536,472 SHFC common shares outstanding. SHFC has no other class of shares outstanding other than the common shares.


         All common shares represented by each properly executed Proxy received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder's directions as specified on the Proxy. If no directions are specified on the Proxy, the common shares represented by the Proxy will be voted in favor of the adoption of the Amendment, in favor of the adoption of the Agreement and in favor of the adjournment of the Special Meeting, if necessary.

         Management knows of no other matters to be brought before the Special Meeting. If any other matters are properly brought before the Special Meeting, however, the persons named as proxies in the enclosed Proxy will vote in accordance with their best judgment on such matters.


         Without affecting any vote previously taken, a shareholder signing and returning the accompanying Proxy has the power to revoke the proxy at any time before exercise (i) by giving notice to SHFC in a writing received by Henry C. Gessing, Secretary of SHFC, at SHFC's offices at 1440 Main Street, Cincinnati, Ohio 45210, (ii) by executing a subsequent proxy received by SHFC or (iii) by attending the Special Meeting and giving notice of such revocation in person to the Inspectors of Election at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a Proxy.

         The presence, in person or by Proxy, of the holders of a majority of the issued and outstanding SHFC common shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Each shareholder is entitled to one vote for each share held. Under Ohio law, shares that are held by a nominee for a beneficial owner and which are represented in person or by proxy, but which are not voted with respect to the adoption of the Amendment, the adoption of the Agreement or the adjournment of the Special Meeting ("non-votes"), are counted as present for purposes of establishing a quorum. The effect of an abstention or a non-vote is the same as a vote against the adoption of the Amendment, the adoption of the Agreement or the adjournment of the Special Meeting. If, however, the accompanying Proxy is signed and dated by the shareholder, but no vote is specified thereon, the shares held by such shareholder will be voted FOR the adoption of the Amendment, FOR the adoption of the Agreement and FOR the adjournment of the Special Meeting and will not be considered a "non-vote."


         SHFC will bear the cost of the solicitation of Proxies from its shareholders. In addition to the use of the mail, Proxies may be solicited by personal interview, telephone, telegram and telecopy by the directors and officers of SHFC, who will receive no additional compensation for such services. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the distribution of solicitation materials to the beneficial owners of SHFC common shares held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with such distribution.


                              AVAILABLE INFORMATION

         SHFC is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected or copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at the Commission's Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                        SEVEN HILLS FINANCIAL CORPORATION
                                 PROXY STATEMENT

                                TABLE OF CONTENTS


                                                                                                                      Page
                                                                                                                      ----

SUMMARY..............................................................................................................    1
   Introduction......................................................................................................    1
   Parties to the Agreement..........................................................................................    2
      SHFC and Seven Hills...........................................................................................    2
      WOFC...........................................................................................................    2
   Special Meeting of SHFC Shareholders..............................................................................    3
   The Amendment.....................................................................................................    3
   The Merger........................................................................................................    3
      Background and Reasons for the Merger..........................................................................    3
      Opinion of Charles Webb & Company..............................................................................    5
   Terms of the Merger...............................................................................................    6
      Exchange of SHFC Common Shares.................................................................................    6
      Assumption of SHFC Options.....................................................................................    6
      Representations, Warranties and Covenants......................................................................    7
      Conditions and Effective Time..................................................................................    7
      Subsequent Merger..............................................................................................    7
      Termination....................................................................................................    7
      Surrender of Certificates Evidencing SHFC Common Shares........................................................    7
      Federal Income Tax Consequences................................................................................    8
      Effect of Merger on SHFC Directors and Executive Officers and the Seven Hills Savings
            Association Employee Stock Ownership Plan................................................................    8
   Dissenters' Rights of Appraisal...................................................................................    8
   Market for the SHFC Common Shares and Related Shareholder Matters.................................................    8
AMENDMENT OF THE AMENDED ARTICLES OF INCORPORATION...................................................................   10
THE MERGER...........................................................................................................   11
   Background and Reasons for the Merger.............................................................................   11
   Opinion of Charles Webb & Company.................................................................................   13
   Recommendation of the Board of Directors of SHFC..................................................................   14
   Exchange of SHFC Common Shares....................................................................................   14
      Assumption of SHFC Options.....................................................................................   15
   Representations, Warranties and Covenants.........................................................................   15
   Conditions........................................................................................................   16
   Effective Time....................................................................................................   16
   Subsequent Merger.................................................................................................   16
   Termination.......................................................................................................   16
   Surrender of Certificates Evidencing SHFC Common Shares...........................................................   17
   Federal Income Tax Consequences...................................................................................   18
   Effect of Merger on SHFC Directors and Executive Officers and the ESOP............................................   18
   Interests of Certain Persons......................................................................................   19
   Accounting Treatment..............................................................................................   19
REGULATORY APPROVALS.................................................................................................   19
SELECTED CONSOLIDATED FINANCIAL DATA.................................................................................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS................................   21
   General...........................................................................................................   21
   Changes in Financial Condition....................................................................................   22
   Comparison of Results of Operations for the Years Ended June 30, 1996 and 1995....................................   22
   Comparison of Results of Operations for the Years Ended June 30, 1995 and 1994....................................   23
   Liquidity and Capital Resources...................................................................................   24


   Asset and Liability Management....................................................................................   25
   Impact of Inflation and Changing Prices...........................................................................   26
   Effect of Recent Accounting Pronouncements........................................................................   26
THE BUSINESS OF SHFC.................................................................................................   27
   Lending Activities................................................................................................   27
   Investment Activities.............................................................................................   37
   Deposits and Borrowings...........................................................................................   39
   Yields Earned and Rates Paid......................................................................................   43
   Competition.......................................................................................................   46
   Personnel.........................................................................................................   47
REGULATION...........................................................................................................   47
   General...........................................................................................................   47
   Ohio Corporation Law..............................................................................................   47
   Ohio Savings and Loan Regulation..................................................................................   48
   Office of Thrift Supervision......................................................................................   48
   Federal Deposit Insurance Corporation.............................................................................   53
   FRB Regulations...................................................................................................   54
   Federal Home Loan Banks...........................................................................................   54
TAXATION.............................................................................................................   54
   Federal Taxation..................................................................................................   54
   Ohio Taxation.....................................................................................................   56
MARKET FOR THE SHARES AND RELATED SHAREHOLDER MATTERS................................................................   56
VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........................................   57
IDENTITY AND BACKGROUND OF WOFC......................................................................................   58
DISSENTERS' RIGHTS OF APPRAISAL......................................................................................   59
ADJOURNMENT OF THE SPECIAL MEETING...................................................................................   60
AUDITORS.............................................................................................................   61
SHAREHOLDER PROPOSALS................................................................................................   61
FINANCIAL STATEMENTS.................................................................................................  F-1



ANNEX A:.AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

ANNEX B:.OPINION OF CHARLES WEBB & COMPANY

ANNEX C:.PROVISIONS OF THE OHIO REVISED CODE WITH RESPECT TO DISSENTERS' RIGHTS

                                     SUMMARY

         The following is a summary of certain information with respect to matters to be considered at the Special Meeting and is not intended to be a complete statement of all material facts regarding such matters. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the full text of this Proxy Statement, including the Agreement attached hereto as Annex A and the other annexes attached hereto.

                                  INTRODUCTION

         On June 14, 1996, SHFC, Seven Hills and WOFC entered into the Agreement. If the Amendment and the Agreement are adopted by the affirmative vote of the holders of a majority of the outstanding SHFC common shares and if all other conditions to the consummation of the Merger are satisfied or waived, a wholly-owned subsidiary of WOFC (the "Acquisition Subsidiary") will merge with and into SHFC. On the date on which the Merger becomes effective (the "Effective Date"), each outstanding SHFC common share will be canceled and extinguished in consideration and exchange for the right to receive the Per Share Merger Consideration, which is the sum of the following:

                  (A)      $19.65 cash; plus

                  (B)      The quotient of

                                    (I) The difference between (a) the amount(s) actually received from the liquidation and winding up of the ODGF between June 14, 1996, and the Effective Date, less (b) the out-of-pocket expenses and estimated federal and state income tax liabilities attributable to such amount(s);

                                            divided by

                                    (II) 583,763, an amount which equals the sum of the number of SHFC outstanding shares on the Effective Date, plus the number of shares subject to outstanding options. See "THE MERGER - Exchange of SHFC Options."


As of September 30, 1996, $45,118 had been received by SHFC as a distribution from the ODGF. There is no assurance that any additional amounts will be received from the ODGF before the Effective Date. If, however, the maximum possible amounts are received by SHFC from the ODGF before the Effective Date, the foregoing quotient is not expected to exceed, after the deduction of such expenses and liabilities, $.07. Accordingly, the maximum Per Share Merger Consideration is expected to equal $19.72.


         The Per Share Merger Consideration was determined as a result of arms-length negotiations between the Boards of Directors of WOFC and SHFC. Such negotiations commenced when WOFC responded to SHFC's request by making an offer to SHFC based upon the subjective consideration by WOFC of a number of factors, including, but not limited to, the book value and earnings per share of SHFC, the asset quality of SHFC and the amounts paid in similar transactions.


         On June 14, 1996, there were 536,472 SHFC common shares outstanding and 49,406 SHFC common shares subject to outstanding options, the exercise price of each of which was $10 (the "SHFC Options"). Of the 536,472 SHFC common shares outstanding on June 14, 1996, 2,115 shares were held by the Seven Hills Savings Association Recognition and Retention Plan ("RRP") and were available for award to RRP participants in accordance with the terms of the RRP (the "Unallocated Shares"). See "VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The Agreement requires that SHFC retire the Unallocated Shares to authorized, but unissued, shares without the payment of any consideration before the Effective Date. Accordingly, the outstanding shares on the Effective Date will equal 534,357.


         Each holder of SHFC Options has agreed not to exercise the SHFC Options before the Effective Date and to the assumption of such options on the Effective Date, thereafter entitling the optionholder to purchase WOFC common shares. Based upon the provisions of the Agreement, each of the SHFC Options will after the Effective Date entitle the optionholder to purchase 6,136 common shares of WOFC at $11.50 per share, or 6,158 common shares of WOFC at $11.46 per share if the shareholders of SHFC receive $.07 per share from an ODGF distribution. See "Terms of the Merger."

         Following the consummation of the Merger, SHFC will be a wholly-owned subsidiary of WOFC. Immediately after the Effective Date, SHFC will merge with and into WOFC, as a result of which the separate corporate existence of SHFC will terminate. Seven Hills will thereafter be a direct, wholly-owned subsidiary of WOFC and will continue to serve the community as Seven Hills Savings Association.


PARTIES TO THE AGREEMENT

         SHFC AND SEVEN HILLS. SHFC is a unitary savings and loan holding company incorporated under the laws of the State of Ohio and owns all of the issued and outstanding common shares of Seven Hills, a savings and loan association incorporated under the laws of the State of Ohio. In December 1993, SHFC acquired all of the common shares issued by Seven Hills upon its conversion from a mutual savings and loan association to a stock savings and loan association (the "Conversion"). Since the Conversion, SHFC's activities have been limited primarily to holding the common shares of Seven Hills.

         Serving the Cincinnati, Ohio, area since 1882, Seven Hills conducts business from its main office at 1440 Main Street in Cincinnati and from two full-service branch offices located in the Cincinnati area. Engaged principally in the business of making first mortgage loans secured by one- to four-family residential real estate located in and around Cincinnati, Ohio, Seven Hills also originates loans for the construction of one- to four-family residential real estate, loans secured by multi-family residences (over four units) and non-residential real estate and loans secured by deposits at Seven Hills. Seven Hills also invests in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions, government guaranteed mortgage-backed securities and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits and loan principal repayments.


         As a savings and loan holding company, SHFC is subject to regulation, supervision and examination by the Office of Thrift Supervision of the United States Department of the Treasury (the "OTS"). As a savings and loan association incorporated under the laws of the State of Ohio, Seven Hills is subject to regulation, supervision and examination by the OTS, the Federal Deposit Insurance Corporation (the "FDIC") and the Ohio Division of Financial Institutions (the "Division"). Deposits in Seven Hills are insured up to applicable limits by the FDIC. Seven Hills is also a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati.

         WOFC. WOFC, a Delaware corporation, was organized in March 1994 for the purpose of becoming the savings and loan holding company for Springfield Federal Savings and Loan Association ("Springfield FSLA") in connection with Springfield FSLA's conversion from the mutual to the stock form of organization (the "Springfield Conversion"). In the Springfield Conversion, Springfield FSLA converted to a federal stock savings bank under the name "Springfield Federal Savings Bank" ("Springfield FSB"). WOFC owns all of the outstanding stock of Springfield FSB issued on July 29, 1994. WOFC's common stock is traded on the Nasdaq National Market System under the symbol "WOFC."


         On March 29, 1996, WOFC acquired Mayflower Financial Corporation ("Mayflower"), located in Cincinnati, Ohio, and its subsidiary, Mayflower Savings Bank. In connection with such acquisition, Mayflower Savings Bank converted to a federal savings bank charter under the name "Mayflower Federal Savings Bank" ("Mayflower FSB") and is held as a subsidiary separate from Springfield FSB.

         WOFC, Springfield FSB and Mayflower FSB are subject to comprehensive regulation, examination and supervision by the OTS and the FDIC. Springfield FSB and Mayflower FSB are members of the FHLB System, and their deposits are backed by the full faith and credit of the United States Government and are separately insured up to applicable limits by the FDIC.

         Springfield FSB is headquartered in Springfield, Ohio. Springfield FSB's primary market area covers Clark County, Ohio, and parts of contiguous counties, and is serviced through its main office in Springfield, Ohio, and four branch offices in Enon, New Carlisle, Springfield and Yellow Springs. Mayflower FSB is headquartered in Cincinnati and primarily serves that area.

SPECIAL MEETING OF SHFC SHAREHOLDERS


         The Special Meeting will be held at 4:00 p.m. local time, on November 1, 1996, at the offices of SHFC at 1440 Main Street, Cincinnati, Ohio 45210. At the Special Meeting, shareholders of SHFC will be asked to consider and act upon
(i) the adoption of the Amendment, (ii) the adoption of the Agreement and (iii) such other business as may properly come before the Special Meeting and any adjournment thereof. In the event that a sufficient number of votes to adopt the Amendment and the Agreement is not received, the shareholders will be asked to adjourn the Special Meeting for up to 30 days. Only the holders of record of SHFC common shares outstanding on the Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournment thereof. As of the Record Date, 536,472 SHFC common shares were outstanding and entitled to vote and held of record by approximately 274 shareholders. The affirmative vote of the holders of a majority of the outstanding SHFC common shares, voting in person or by proxy, will be necessary to adopt the Amendment and the Agreement. The affirmative vote, therefore, of the holders of 268,237 SHFC common shares will be necessary to adopt the Amendment and the Agreement.


         As of the Record Date, the directors and executive officers of SHFC had sole or shared voting power, in the aggregate, with respect to 160,880 outstanding SHFC common shares, or 29.99% of the outstanding SHFC common shares. Each of the directors of SHFC has agreed to vote all of the SHFC common shares held solely or jointly by each such director, other than shares held in a fiduciary capacity, FOR the adoption of the Amendment and FOR the adoption of the Agreement.

THE AMENDMENT

         Article EIGHTH of the amended Articles of Incorporation of SHFC prohibits the offer to acquire or the acquisition of more than 10% of the outstanding shares of SHFC. Upon the consummation of the Merger, WOFC will be deemed under Article EIGHTH to have acquired more than 10% of the outstanding shares of SHFC.

         The Board of Directors believes that the Agreement is fair to and in the best interests of SHFC shareholders. As a result, the Board of Directors unanimously recommends that the shareholders of SHFC vote to adopt the Agreement at the Special Meeting. Accordingly, the Board of Directors unanimously recommends that the SHFC shareholders remove Article EIGHTH of the amended Articles of Incorporation, which prohibits an offer to acquire or the acquisition of 10% or more of the outstanding shares of SHFC, by voting to approve the Amendment at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding SHFC common shares is required to adopt the Amendment. See "THE AMENDMENT OF THE AMENDED ARTICLES OF INCORPORATION."

THE MERGER

         BACKGROUND AND REASONS FOR THE MERGER. After the consummation of the Conversion in 1993, the Board of Directors continually evaluated various possible strategies for increasing the comparatively low returns on equity and assets of SHFC. At June 30, 1994, 1995 and 1996, for example, the returns on equity of SHFC equaled 3.37%, 5.17% and 1.80%, respectively. On the same dates, the returns on assets of SHFC equaled 0.55%, 1.10% and 0.38%, respectively. The Board of Directors was not satisfied with such returns.

         While specific possible strategies to increase such returns were identified during the past few years, the directors generally recognized that effective implementation would require significant capital investment. As a small, neighborhood thrift, Seven Hills could not make the capital investment necessary to market a competitive array of products and services without a material impact on earnings. Although the directors believed that the erosion of short-term earnings was an acceptable consequence of an eventual improvement in net income, they understood clearly that ultimate improvement was not assured.

         For example, the Board of Directors agreed that Seven Hills should provide access to automated teller machines ("ATMs") in order to retain existing and attract new customers. An investment in ATMs and the expense of joining an ATM network were substantial, however, and did not provide any prospect of significant income in the short or long term. Accordingly, the directors concluded that the investment and expense would decrease the earnings of Seven Hills on a short-term basis and would not produce any material income in the long term.

         The Board of Directors also believed that the net interest margin of Seven Hills might be materially enhanced by a substantial increase in loan volume. During the past several years, Seven Hills invested available funds in comparatively low-yield mortgage-backed securities because the nominal demand for home financing from Seven Hills precluded the origination of a material amount of higher-yield mortgage loans. The directors concluded that a strategy to revitalize the mortgage loan department and to increase loan volume substantially required the employment of a mortgage loan solicitor and support personnel and an investment in equipment, including computer hardware and software. Although such employment and investment might eventually increase loan volume, they would substantially decrease earnings during the next several years.

         The Board of Directors considered, therefore, whether the implementation of a long-term strategy to improve earnings would be in the best interests of shareholders in view of the consequent adverse impact on the existing low level of earnings and the uncertainty of ultimate success. As part of such consideration, the directors noted the consolidation of the thrift and bank industries in a manner by which the larger thrifts and banks competed more effectively for deposits and loans than the smaller, neighborhood thrifts; the uncertainty of Congressional and other proposals to eliminate the thrift as a viable financial institution; and the absence of an active and liquid market for the outstanding shares of SHFC. The directors questioned whether such competition and legislation could detrimentally affect the viability of SHFC even if the directors successfully implemented the strategy for long-term improvement in earnings. Specifically, the directors wondered whether the future would permit the profitable operation of a small, neighborhood thrift.

         In addition, the directors focused on the fact that the market for the outstanding common shares of SHFC would remain inactive and illiquid for the foreseeable future regardless of whether the strategy was successfully implemented. Both the relatively small number of shareholders and the comparatively small capitalization of SHFC had impeded the development of an active and liquid market. While an increase in earnings would benefit shareholders generally, the continuation of the illiquid and inactive market would make the realization by shareholders of any such benefit through a sale of the SHFC shares in the open market difficult.


         As the directors considered the foregoing factors, they focused on whether a sale of SHFC might be in the best interests of shareholders because the risk of the implementation of a long-term strategy would be eliminated. As a result, the directors decided to investigate the possible sale of SHFC and retained the services of Charles Webb & Company, Inc. ("Webb"), the investment banking firm which advised SHFC in the Conversion, to assist in such investigation. Effective July 31, 1996, Webb became a division of Keefe, Bruyette & Woods, Inc.


         Beginning in March of 1996, the Board of Directors conducted through Webb a confidential inquiry into the possible interest of 15 entities in pursuing a merger with or acquisition of SHFC. Each of such entities expressing an interest was provided certain information on SHFC, including financial statements, loan and deposit summaries and other data. Following such inquiry, WOFC and a thrift institution (the "Thrift") expressed an interest in immediately pursuing discussions.

         The Thrift, an entity approximately equal in size to Seven Hills, proposed a "merger of equals" in which the shareholders of each entity would own approximately equal percentages of the combined entity. With the assistance of Webb, the Board of Directors carefully examined the benefits of the proposed merger of equals, including the preservation of the historic role of Seven Hills as a neighborhood depository and lender, the continuation of the local ownership of the institution and the continuity of management and personnel. As the directors pondered the nature of a pro forma combined entity and internally projected earnings for five years into the future, they agreed that a merger of equals may produce a larger entity with essentially the same earnings' posture as each individual institution. Although the directors recognized that a larger entity might more effectively make necessary capital investments and compete for business, they perceived the same overall uncertainty of implementing a long-term strategic plan after a merger with the Thrift as they perceived in implementing the various strategies to improve the earnings of SHFC. Moreover, the development of an active and liquid market for the shares of the combined entity would be unlikely for the foreseeable future regardless of whether a long-term strategy were successfully implemented.

         As a result, the directors turned their attention to WOFC. If a negotiated transaction with WOFC would produce for shareholders a premium over the market price of SHFC shares, then the WOFC transaction might be preferable to a merger of equals because the risk of the implementation of a long-term strategy to improve earnings would be eliminated.

         WOFC then performed an extensive due diligence examination of the books and records of SHFC. Following such examination, SHFC and WOFC commenced negotiations over the terms and conditions of the Agreement. When such negotiations were concluded, WOFC indicated a willingness to pay $19.65 cash per share of SHFC, plus the per share value of any amounts paid to SHFC by the ODGF before the Effective Date of the merger, less the expenses and state and federal tax consequences of such payment. In evaluating the proposed price, the directors focused on the fact that many shareholders paid $10 for their shares at the time of the Conversion; that the bid prices of SHFC shares ranged between $14.50 and $14.75 for the last several months; that the $19.65 per share offer equalled 109% of SHFC's book value per share at March 31, 1996; and that the $19.65 was 63.4 times the annualized earnings per share of SHFC for the quarter ended March 31, 1996.

         The directors questioned Webb about the financial aspects of the proposed transaction, specifically inquiring into the key financial components of comparable transactions. Following such questioning, Webb provided the Board of Directors with the opinion that the transaction was fair to SHFC's shareholders from a financial point of view.

         Based upon all of the foregoing, the Board of Directors concluded that a merger of the Acquisition Subsidiary with and into SHFC in a transaction in which SHFC's shareholders would receive a minimum of $19.65 cash per share was preferable to the implementation of a long-term strategy to improve earnings and was, therefore, in the best interests of SHFC's shareholders. Accordingly, the Board of Directors unanimously approved the Agreement and unanimously recommends the adoption of the Agreement by the shareholders at the Special Meeting.

         OPINION OF CHARLES WEBB & COMPANY. On January 26, 1996, Webb was retained by SHFC to evaluate SHFC's strategic alternatives for increasing shareholder value and, in certain circumstances, to act as its financial advisor in connection with its ongoing consideration and implementation of such alternatives. Webb, as part of its investment banking business, is continuously engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings and distributions of listed and unlisted securities. Webb is familiar with the market for common stocks of publicly traded Midwest-based banks, thrifts and bank and thrift holding companies. The SHFC Board of Directors selected Webb on the basis of the firm's reputation and its experience and expertise in transactions similar to the Merger and its prior work for and relationship with SHFC in connection with SHFC's initial offering of common shares to the public.


         Pursuant to its engagement, Webb was asked to render an opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the shareholders of SHFC. Webb has delivered its fairness opinion to the SHFC Board of Directors that as of June 14, 1996, and as of October 7, 1996, the Per Share Merger Consideration is fair to the shareholders of SHFC from a financial point of view. No limitations were imposed by the SHFC Board of Directors upon Webb with respect to the investigations made or procedures followed in rendering its opinion. Webb has consented to the inclusion herein of the summary of its opinion to the SHFC Board of Directors and to the reference to the entire opinion attached hereto as Annex B.


         THE FULL TEXT OF THE OPINION OF WEBB, UPDATED AS OF THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED AS ANNEX B TO THE PROXY STATEMENT AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF WEBB SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.


         In rendering its opinion, Webb (i) reviewed the financial and business data supplied to it by SHFC, including SHFC's Annual Reports to Shareholders and Annual Reports on Form 10-KSB for the fiscal years ended June 30, 1995 and 1994, SHFC's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, and SHFC's financial statements for the fiscal year ended June 30, 1996; (ii) reviewed WOFC's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and WOFC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and for the quarter ended June 30, 1996; (iii) discussed with senior management and the Board of Directors of SHFC and Seven Hills the possibility of obtaining other acquisition proposals and the Board of Directors' reasons for seeking affiliation and merger; (iv) discussed with senior management of WOFC the current and prospective outlook for WOFC and the reasons for seeking affiliation and merger; (v) considered historical quotations and the prices of recorded transactions in SHFC's common shares since its Conversion; and (vi) reviewed the financial and stock market data of other thrifts, particularly in the Midwest region, and the financial and structural terms of several other recent transactions involving thrift mergers or acquisitions or proposed changes of control of comparably situated companies.


         In rendering its opinion, Webb assumed and relied upon the accuracy and completeness of the information provided to it by WOFC and SHFC and obtained by it from public sources. In its review, with the consent of the SHFC

Board of Directors, Webb did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities or potential or contingent liabilities of WOFC or SHFC.

         Webb's review of comparable transactions included the compilation of pending or recently completed acquisitions of thrift institutions. Such companies were selected for one of the following reasons: (i) comparable total transaction value; (ii) similar Midwestern location; or (iii) similar asset size to SHFC. Webb identified in its analysis 19 comparable transactions that met the above criteria; nine transactions were completed and ten transactions had been announced but not yet closed.

         The information in the following table summarizes the material information analyzed by Webb with respect to the transactions referred to above. The summary does not purport to be a complete description of the analysis performed by Webb and should not be construed independently of the other information considered by Webb in rendering its opinion. Selecting portions of Webb's analysis or isolating certain aspects of the comparable transaction without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

                                                   Aggregate             Consideration as a         Consideration as a
                                                 Consideration         Multiple of Earnings(1)    Percent of Book Value


Median for comparable transactions               $  8.0 million                   24.8x                       155%
Highest   amount/value  for  a  comparable
   transaction                                    $15.0 million                   57.9x                       219%
Lowest   amount/value   for  a  comparable
   transaction                                   $  4.6 million                   15.1x                       107%
WOFC Offer                                        $11.5 million                   63.4x(2)                    109%

-----------------------------

 (1) Earnings were computed for a twelve-month period, but not necessarily a fiscal year basis.

 (2) Based on earnings for the twelve months ended March 31, 1996, the most recent available quarterly data at the time of Webb's analyses, and 585,878 fully diluted shares outstanding at March 31, 1996.

         In preparing its analyses, Webb made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Webb and SHFC. The analyses performed by Webb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         For services rendered in connection with advising SHFC regarding the Merger, including the fairness opinion and financial advisory services provided to SHFC since the completion of SHFC's conversion from a mutual to a stock company. Webb will receive a fee of approximately $175,000 assuming a fair market value of $22.60 per WOFC share. As of the date of this Proxy Statement, Webb has received $60,000 of such fee.

TERMS OF THE MERGER

         EXCHANGE OF SHFC COMMON SHARES. At the Effective Date, the Acquisition Subsidiary will merge with and into SHFC. As a result of the consummation of the Merger, each of the outstanding SHFC common shares will be canceled and extinguished in consideration and exchange for the Per Share Merger Consideration. See "THE MERGER - Exchange of SHFC Common Shares."


         ASSUMPTION OF SHFC OPTIONS. In connection with the Conversion, SHFC issued to the directors and executive officers options to purchase an aggregate of 49,406 SHFC common shares at an option exercise price of $10 per share. See "VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Each of the holders of SHFC Options has agreed not to exercise his or her SHFC Option before the Effective Date and to the assumption of such options by WOFC on the Effective Date. During the arm's length negotiations of the Agreement, SHFC and WOFC agreed that the exercise price of, and the number of shares subject to, the SHFC Options after their assumption should preserve as of June 14, 1996, the economic value of the SHFC Options as measured by the difference between the $10 exercise price of each SHFC Option and the Per Share Merger Consideration.

         As a result, the number of WOFC common shares subject to an SHFC Option after assumption will equal the product of the number of shares subject to each SHFC Option, multiplied by the following quotient (the "Exchange Ratio"):


                           (A)      The Per Share Merger Consideration,

                                            divided by

                           (B) $22.60, which was the average of the closing prices for a share of WOFC on the Nasdaq National Market System reported for the five consecutive trading days before June 14, 1996, the date of the execution of the Agreement.


Similarly, the exercise price of each SHFC Option after assumption will equal the quotient of the $10 option exercise price of each SHFC Option, divided by the Exchange Ratio. The exercise price will, therefore, equal approximately $11.46 to $11.50, depending upon the amount of any distribution from the ODGF received by the SHFC shareholders as part of the Per Share Merger Consideration.


         Each holder of an SHFC Option has also agreed not to exercise his or her SHFC Option until the assumption of the SHFC Options is approved by the stockholders of WOFC at the next annual meeting of the stockholders of WOFC. If the WOFC stockholders fail to approve the assumption of the SHFC Options, each holder of an SHFC Option will be entitled to receive for each SHFC common share formerly subject to an SHFC Option a cash payment equal to the Per Share Merger Consideration, less the $10 exercise price of the SHFC Options. See "THE MERGER -Assumption of SHFC Options."

         REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of SHFC, Seven Hills and WOFC has made certain representations and warranties in the Agreement in respect of various matters, including, but not limited to, the corporate organization and financial condition of each. In addition, SHFC and Seven Hills have made certain covenants in respect of various matters, including, but not limited to, the conduct of business between the date of the Agreement and the Effective Date. See "THE MERGER - Representations, Warranties and Covenants."

         CONDITIONS AND EFFECTIVE TIME. The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, but not limited to, the adoption of the Amendment and the Agreement by the affirmative vote of the holders of a majority of the outstanding SHFC common shares; the receipt of all necessary regulatory approvals; the exercise of dissenters' rights by the holders of no more than 10% of the outstanding shares of SHFC; the absence of any material adverse change in the business, operations, properties, assets or financial condition of SHFC since March 31, 1996; and a minimum SHFC shareholders' equity in the amount of $9.65 million, exclusive of certain expenses of the Merger, accounting adjustments and other amounts. Following the satisfaction or waiver of all of such conditions, Certificates of Merger will be filed as soon as practicable with the Ohio Secretary of State, after which the Merger will be effective. See "THE MERGER - Conditions and - Effective Time."

         SUBSEQUENT MERGER. Following the consummation of the Merger, SHFC will be a wholly-owned subsidiary of WOFC. Immediately after such consummation, SHFC will merge with and into WOFC, as a result of which the separate corporate existence of SHFC will terminate. Seven Hills will thereafter be a direct wholly-owned subsidiary of WOFC and will continue to serve the community as Seven Hills Savings Association. See "THE MERGER - Subsequent Merger."

         TERMINATION. The Agreement may be terminated and the Merger abandoned upon the occurrence of certain events, including, but not limited to, the mutual agreement of the parties, the uncured material breach of the Agreement by either party, the failure to satisfy or waive all conditions to the consummation of the Merger and the failure to consummate the Merger on or before March 31, 1997. See "THE MERGER - Termination."

         SURRENDER OF CERTIFICATES EVIDENCING SHFC COMMON SHARES. As soon as practicable after the consummation of the Merger, each SHFC shareholder will be advised of such consummation by letter accompanied by instructions for use in surrendering the certificate or certificates evidencing SHFC to Registrar and Transfer Company, the exchange agent for the Merger (the "Exchange Agent"). CERTIFICATES FOR SHFC SHARES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF THE LETTER OF TRANSMITTAL AND SHOULD NOT BE RETURNED TO SHFC WITH THE ENCLOSED PROXY. See "THE MERGER - Surrender of Certificates Evidencing SHFC Common Shares."

         FEDERAL INCOME TAX CONSEQUENCES. The following is a summary discussion of the material federal income tax consequences of the Merger. This summary does not purport to discuss all aspects of federal income taxation that may be applicable to particular shareholders, some of whom may be subject to special rules, nor does it address any aspects of state, local or foreign tax laws. This summary is based upon current law, which is subject to change. SHFC's shareholders are advised to consult their own tax advisors.

         Under current law, each SHFC shareholder who receives cash for his or her SHFC common shares, either in the Merger or pursuant to the exercise of dissenters' rights, will recognize a gain or loss for federal income tax purposes in an amount measured by the difference between the cash received and such SHFC shareholder's adjusted basis in the SHFC common shares surrendered. Provided the SHFC common shares surrendered for cash qualify as capital assets in the hands of each SHFC shareholder, the gain or loss will be treated as capital gain or loss and will be either long-term or short-term, depending upon whether on the Effective Date such shareholder has held his or her SHFC common shares for more than one year. See "THE MERGER - Federal Income Tax Consequences."

         EFFECT OF MERGER ON SHFC DIRECTORS AND EXECUTIVE OFFICERS AND THE SEVEN HILLS SAVINGS ASSOCIATION EMPLOYEE STOCK OWNERSHIP PLAN . Arthur W. Wendel, Jr., James R. Maurer, Robert A. West and Roger L. Ruhl, four of the five current members of the Board of Directors of SHFC and Seven Hills, have agreed to serve on the Board of Directors of Seven Hills following the consummation of the Merger. Henry Gessing, the fifth current member of the Board of Directors of SHFC and Seven Hills, has agreed to serve Seven Hills following the consummation of the Merger as a Director Emeritus. In addition, Diana Bowman D'Amico, the Vice President of SHFC and Seven Hills, has agreed to serve on the Board of Directors and as President and Managing Officer of Seven Hills following the consummation of the Merger.

         Currently, the directors of SHFC are paid no fees for service as SHFC directors. Each director of Seven Hills is paid $950 per month for service as a director of Seven Hills. Generally, the Board of Directors meets twice each month. Each member of the Executive Committee receives an additional $200 per month for service as a member of the Executive Committee. Each director is also entitled to a death benefit of $500 for each year of service to Seven Hills, up to a maximum of $5,000. In addition, the directors received stock options and RRP awards. See "VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

         Following the Effective Time, the directors of Seven Hills are expected to be paid a total of $700 per month, and the Board of Directors will meet only once per month on a regular basis. No additional death benefits will accrue, and the RRP will be terminated.

         On the Effective Date, certain actions will be taken with respect to the Seven Hills Savings Association Employee Stock Ownership Plan (the "ESOP") which, in their entirety, will terminate the ESOP and distribute ESOP benefits to the ESOP participants pursuant to the terms of the ESOP. See "THE MERGER - Effect of Merger on SHFC Directors and Executive Officers and the ESOP."

DISSENTERS' RIGHTS OF APPRAISAL

         Any shareholder of SHFC who does not vote in favor of the adoption of the Agreement and who delivers a written demand for payment of the fair cash value of such shareholder's SHFC common shares not later than ten days after the Special Meeting and in the manner provided by Ohio Revised Code Section 1701.85, a copy of which is attached hereto as Annex B, shall be entitled, if and when the Merger is consummated and upon strict compliance with certain procedures set forth in Ohio Revised Code Section 1701.85, to receive the fair cash value of such SHFC common shares. A shareholder of SHFC who wishes to submit a written demand for payment of the fair cash value of common shares should deliver such demand to Arthur W. Wendel, Jr., President, Seven Hills Financial Corporation, 1440 Main Street, Cincinnati, Ohio 45210. See "DISSENTERS' RIGHTS OF APPRAISAL."

MARKET FOR THE SHFC COMMON SHARES AND RELATED SHAREHOLDER MATTERS


         On the Record Date, there were 536,472 common shares of SHFC outstanding and held of record by approximately 274 shareholders. Price information with respect to SHFC's common shares is quoted on The Nasdaq SmallCap Market ("Nasdaq"). The following table sets forth the range of high and low bid information for the common shares of SHFC, as quoted by Nasdaq, together with the dividends declared per common share for each quarter since the completion of the Conversion.


          Quarter Ended                        High                  Low               Cash Dividends Declared
          March 31, 1994                       $12.00                $11.00                     $.00
          June 30, 1994                        $15.50                $11.50                     $.05
          September 30, 1994                   $17.50                $15.75                     $.55
          December 31, 1994                    $17.50                $15.00                     $.07
          March 31, 1995                       $16.25                $14.50                     $.07
          June 30, 1995                        $17.50                $15.00                     $.07
          September 30, 1995                   $16.00                $16.00                     $.63
          December 31, 1995                    $16.00                $14.50                     $.08
          March 31, 1996                       $14.75                $14.50                     $.08
          June 30, 1996                        $17.50                $14.50                     $.09
          September 30, 1996                   $17.50                $17.50                     $.09

            AMENDMENT OF THE AMENDED ARTICLES OF INCORPORATION

         Since the Conversion, Article EIGHTH of the Articles of Incorporation of SHFC has provided as follows:

                           EIGHTH: Until the expiration of five years from the
                  date of the acquisition by the corporation of the capital stock of Seven Hills Savings Association ("Seven Hills") to be issued in connection with the conversion of Seven Hills from mutual to stock form, no Person (hereinafter defined) shall directly or indirectly offer (hereinafter defined) to Acquire (hereinafter defined) or Acquire the Beneficial Ownership (hereinafter defined) of more than 10% of any class of any equity security of the corporation; provided, however, that such prohibition shall not apply to the purchase of shares by underwriters in connection with a public offering or the power of trustees to vote shares of the corporation held by the Seven Hills Savings Association Employee Stock Ownership Plan or its successor. In the event that any shares of the corporation are Acquired in violation of this Article Eighth, all shares Beneficially Owned by any Person in excess of 10% of any class of equity security of the corporation shall not be counted as shares entitled to vote, shall not be voted by any Person and shall not be counted as voting shares in connection with any matter submitted to the shareholders for a vote. For purposes of this Article Eighth, the following terms shall have the meanings set forth below:

                  (A) "Person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring or disposing of the equity securities of the corporation, but does not include the Seven Hills Savings Association Employee Stock Ownership Plan or its successor.

                  (B) "Offer" includes every offer to buy or otherwise acquire, solicitations of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

                  (C) "Acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

                  (D) "Acting in concert" means (i) participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

                  (E) "Beneficial Ownership" shall include, without limitation, (i) all shares directly or indirectly owned by a Person, by an Affiliate (hereinafter defined) of such Person or by an Associate (hereinafter defined) of such Person or such Affiliate, (ii) all shares which such Person, Affiliate or Associate has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement, and (iii) all shares as to which such Person, Affiliate or Associate directly or indirectly through any contract, arrangement, understanding, relationship or otherwise (including, without limitation, any written or unwritten agreement to act in concert) has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or to direct the disposition of such shares) or both.

                  (F) "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.

                  (G) "Associate" of a Person shall mean (i) any corporation or organization (other than the corporation or a subsidiary of the corporation) of which the Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities,
                           (ii) any trust or other estate in which the Person has a substantial beneficial interest or as to which the Person serves as trustee or in a similar fiduciary capacity, except a tax-qualified employee stock benefit plan in which the Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity or a tax-qualified employee stock benefit plan, and (iii) any relative or spouse of the Person, or any relative of such spouse, who has the same home as the Person or is a director or officer of the corporation or any of its parents or subsidiaries.

         Provisions similar to Article EIGHTH are contained in the Articles of Incorporation of savings associations which convert from mutual to stock form and are designed to discourage changes in control which are deemed by the Board of Directors of the association not to be in the best interests of the association or its shareholders. Because the Board of Directors of SHFC has determined that the adoption of the Agreement would be in the best interests of the shareholders of SHFC, the Board of Directors of SHFC unanimously recommends that the SHFC shareholders vote to approve an amendment to the SHFC amended Articles of Incorporation to delete Article EIGHTH in its entirety and to remove thereby the prohibition against the offer to acquire or the acquisition of 10% or more of the outstanding SHFC common shares. Accordingly, the Board of Directors of SHFC unanimously recommends that the SHFC shareholders vote to approve the following resolution at the Special Meeting:

         RESOLVED, that an amendment of the amended Articles of Incorporation of Seven Hills Financial Corporation to delete Article EIGHTH in its entirety be, and it hereby is, adopted.

The affirmative vote of the holders of a majority of the outstanding SHFC common shares is required to adopt the Amendment.


                                   THE MERGER

         This section of the Proxy Statement describes certain aspects of the Agreement, a copy of which is attached hereto as Annex A. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement. All shareholders are urged to read the Agreement in its entirety.

BACKGROUND AND REASONS FOR THE MERGER

         After consummation of the Conversion in December 1993, the Board of Directors continually evaluated various possible strategies for increasing the comparatively low returns on equity and assets of SHFC. At June 30, 1994, 1995 and 1996, for example, the returns on equity of SHFC equaled 3.37%, 5.17% and 1.80%, respectively. On the same dates, the returns on assets of SHFC equaled 0.55%, 1.10% and 0.38%, respectively. The Board of Directors was not satisfied with such returns.

         While specific possible strategies to increase such returns were identified during the past few years, the directors generally recognized that effective implementation would require significant capital investment. As a small, neighborhood thrift, Seven Hills could not make the capital investment necessary to market a competitive array of products and services without a material impact on earnings. Although the directors believed that the erosion of short-term earnings was an acceptable consequence of an eventual improvement in net income, they understood clearly that ultimate improvement was not assured.

         For example, the Board of Directors agreed that Seven Hills should provide access to ATMs in order to retain existing and attract new customers. An investment in ATMs and the expense of joining an ATM network were substantial, however, and did not provide any prospect of significant income in the short or long term. Accordingly, the directors concluded that the investment and expense would decrease the earnings of Seven Hills on a short-term basis and would not produce any material income in the long term.

         The Board of Directors also believed that the net interest margin of Seven Hills might be materially enhanced by a substantial increase in loan volume. During the past several years, Seven Hills invested available funds in comparatively low-yield mortgage-backed securities because the nominal demand for home financing from Seven Hills precluded the origination of a material amount of higher-yield mortgage loans. The directors concluded that a strategy to revitalize the mortgage loan department and to increase loan volume substantially required the employment of a mortgage loan solicitor and support personnel and an investment in equipment, including computer hardware and software. Although such employment and investment might eventually increase loan volume, they would substantially decrease earnings during the next several years.

         The Board of Directors considered, therefore, whether the implementation of a long-term strategy to improve earnings would be in the best interests of shareholders in view of the consequent adverse impact on the existing low level of earnings and the uncertainty of ultimate success. As part of such consideration, the directors noted the consolidation of the thrift and bank industries in a manner by which the larger thrifts and banks competed more effectively for deposits and loans than the smaller, neighborhood thrifts; the uncertainty of Congressional and other proposals to eliminate the thrift as a viable financial institution; and the absence of an active and liquid market for the outstanding shares of SHFC. The directors questioned whether such competition and legislation could detrimentally affect the viability of SHFC even if the directors successfully implemented the strategy for long-term improvement in earnings. Specifically, the directors wondered whether the future would permit the profitable operation of a small, neighborhood thrift.

         In addition, the directors focused on the fact that the market for the outstanding common shares of SHFC would remain inactive and illiquid for the foreseeable future regardless of whether the strategy was successfully implemented. Both the relatively small number of shareholders and the comparatively small capitalization of SHFC had impeded the development of an active and liquid market. While an increase in earnings would benefit shareholders generally, the continuation of the illiquid and inactive market would make the realization by shareholders of any such benefit through a sale of the SHFC shares in the open market difficult.

         As the directors considered the foregoing factors, they focused on whether a sale of SHFC might be in the best interests of shareholders because the risk of the implementation of a long-term strategy would be eliminated. As a result, the directors decided to investigate the possible sale of SHFC and retained the services of Webb, the investment banking firm which advised SHFC in the mutual to stock conversion, to assist in such investigation.

         Beginning in March of 1996, the Board of Directors conducted through Webb a confidential inquiry into the possible interest of 15 entities in pursuing a merger with or acquisition of SHFC. Each of such entities expressing an interest was provided certain information on SHFC, including financial statements, loan and deposit summaries and other data. Following such inquiry, WOFC and the Thrift expressed an interest in immediately pursuing discussions.

         The Thrift, an entity approximately equal in size to Seven Hills, proposed a "merger of equals" in which the shareholders of each entity would own approximately equal percentages of the combined entity. With the assistance of Webb, the Board of Directors carefully examined the benefits of the proposed merger of equals, including the preservation of the historic role of Seven Hills as a neighborhood depository and lender, the continuation of the local ownership of the institution and the continuity of management and personnel. As the directors pondered the nature of a pro forma combined entity and internally projected earnings for five years into the future, they agreed that a merger of equals may produce a larger entity with essentially the same earnings' posture as each individual institution. Although the directors recognized that a larger entity might more effectively make necessary capital investments and compete for business, they perceived the same overall uncertainty of implementing a long-term strategic plan after a merger with the Thrift as they perceived in implementing the various strategies to improve the earnings of SHFC. Moreover, the development of an active and liquid market for the shares of the combined entity would be unlikely for the foreseeable future regardless of whether a long-term strategy were successfully implemented.

         As a result, the directors turned their attention to WOFC. If a negotiated transaction with WOFC would produce for shareholders a premium over the market price of SHFC shares, then the WOFC transaction might be preferable to a merger of equals because the risk of the implementation of a long-term strategy to improve earnings would be eliminated.


         WOFC then performed an extensive due diligence examination of the books and records of SHFC. Following such examination, SHFC and WOFC commenced negotiations over the terms and conditions of the Agreement. When such negotiations were concluded, WOFC indicated a willingness to pay $19.65 cash per share of SHFC, plus the per share value of any amounts paid to SHFC by the ODGF before the Effective Date, less the expenses and state and federal tax consequences of such payment. In evaluating the proposed price, the directors focused on the fact that many shareholders paid $10 for their shares at the time of the Conversion; that the bid prices of SHFC shares ranged between $14.50 and $14.75 for the last several months; that the $19.65 per share offer equalled 109% of SHFC's book value per share at March 31, 1996; and that the $19.65 was
63.4 times the annualized earnings per share of SHFC for the quarter ended March 31, 1996.

         The directors questioned Webb about the financial aspects of the proposed transaction, specifically inquiring into the key financial components of comparable transactions. Following such questioning, Webb provided the Board of Directors with the opinion that the transaction was fair to shareholders from a financial point of view.

         Based upon all of the foregoing, the Board of Directors concluded that a merger of the Acquisition Subsidiary with and into SHFC in a transaction in which SHFC shareholders would receive a minimum of $19.65 cash per share was preferable to the implementation of a long-term strategy to improve earnings and was, therefore, in the best interests of SHFC's shareholders. Accordingly, the Board of Directors unanimously approved the Agreement and unanimously recommends the adoption of the Agreement by the shareholders at the Special Meeting.

OPINION OF CHARLES WEBB & COMPANY

         On January 26, 1996, Webb was retained by SHFC to evaluate SHFC's strategic alternatives for increasing shareholder value and, in certain circumstances, to act as its financial advisor in connection with its ongoing consideration and implementation of such alternatives. Webb, as part of its investment banking business, is continuously engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings and distributions of listed and unlisted securities. Webb is familiar with the market for common stocks of publicly traded Midwest-based banks, thrifts and bank and thrift holding companies. The SHFC Board of Directors selected Webb on the basis of the firm's reputation and its experience and expertise in transactions similar to the Merger and its prior work for and relationship with SHFC in connection with SHFC's initial offering of common shares to the public.


         Pursuant to its engagement, Webb was asked to render an opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the shareholders of SHFC. Webb has delivered its fairness opinion to the SHFC Board of Directors that as of June 14, 1996, and as of October 7, 1996, the Per Share Merger Consideration is fair to the shareholders of SHFC from a financial point of view. No limitations were imposed by the SHFC Board of Directors upon Webb with respect to the investigations made or procedures followed in rendering its opinion. Webb has consented to the inclusion herein of the summary of its opinion to the SHFC Board of Directors and to the reference to the entire opinion attached hereto as Annex B.


         THE FULL TEXT OF THE OPINION OF WEBB, UPDATED AS OF THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED AS ANNEX B TO THE PROXY STATEMENT AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF WEBB SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.


         In rendering its opinion, Webb (i) reviewed the financial and business data supplied to it by SHFC, including SHFC's Annual Reports to Shareholders and Annual Reports on Form 10-KSB for the fiscal years ended June 30, 1995 and 1994, SHFC's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, and SHFC's financial statements for the fiscal year ended June 30, 1996; (ii) reviewed WOFC's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and WOFC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and for the quarter ended June 30, 1996; (iii) discussed with senior management and the Board of Directors of SHFC and Seven Hills the possibility of obtaining other acquisition proposals and the Board of Directors' reasons for seeking affiliation and merger; (iv) discussed with senior management of WOFC the current and prospective outlook for WOFC and the reasons for seeking affiliation and merger; (v) considered historical quotations and the prices of recorded transactions in SHFC's common shares since its Conversion; and (vi) reviewed the financial and stock market data of other thrifts, particularly in the Midwest region, and the financial and structural terms of several other recent transactions involving thrift mergers or acquisitions or proposed changes of control of comparably situated companies.


         In rendering its opinion, Webb assumed and relied upon the accuracy and completeness of the information provided to it by WOFC and SHFC and obtained by it from public sources. In its review, with the consent of the SHFC Board of Directors, Webb did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities or potential or contingent liabilities of WOFC or SHFC.

         Webb's review of comparable transactions included the compilation of pending or recently completed acquisitions of thrift institutions. Such companies were selected for one of the following reasons: (i) comparable total transaction value; (ii) similar Midwestern location; or (iii) similar asset size to SHFC. Webb identified in its analysis 19 comparable transactions that met the above criteria; nine transactions were completed and ten transactions had been announced but not yet closed.

        The information in the following table summarizes the material information analyzed by Webb with respect to the transactions referred to above. The summary does not purport to be a complete description of the analysis performed by Webb and should not be construed independently of the other information considered by Webb in rendering its opinion. Selecting portions of Webb's analysis or isolating certain aspects of the comparable transaction without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

                                                  Aggregate             Consideration as a         Consideration as a
                                                Consideration        Multiple of Earnings (1)     Percent of Book Value
Median for comparable transactions              $  8.0 million                24.8x                         155%
Highest   amount/value  for  a  comparable
   transaction                                   $15.0 million                57.9x                         219%
Lowest   amount/value   for  a  comparable
   transaction                                   $ 4.6 million                15.1x                         107%
WOFC Offer                                       $11.5 million                63.4x (2)                     109%

-----------------------------

 (1) Earnings were computed for a twelve-month period, but not necessarily a fiscal year basis.

 (2) Based on earnings for the twelve months ended March 31, 1996, the most recent available quarterly data at the time of Webb's analyses, and 585,878 fully diluted shares outstanding at March 31, 1996.


         In preparing its analyses, Webb made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Webb and SHFC. The analyses performed by Webb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.


         For services rendered in connection with advising SHFC regarding the Merger, including the fairness opinion and financial advisory services provided to SHFC since the completion of the Conversion. Webb will receive a fee of approximately $175,000 assuming a fair market value of $22.60 per WOFC share. As of the date of this Proxy Statement, Webb has received $60,000 of such fee.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF SHFC

         THE SHFC BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, SHFC'S SHAREHOLDERS AND, THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF SHFC VOTE FOR THE ADOPTION OF THE AGREEMENT.

EXCHANGE OF SHFC COMMON SHARES

         On the Effective Date, the Acquisition Subsidiary will merge with and into SHFC. As a result of the consummation of the Merger, each outstanding SHFC common share will be canceled and extinguished in consideration and exchange for the right to receive the sum of the following:

                  (A)      $19.65; plus

                  (B)      The quotient of

                                    (I) The difference between (a) the amount(s) actually received from the liquidation and winding up of the ODGF between June 14, 1996, and the Effective Date, less (b) the out-of-pocket expenses and estimated federal and state income tax liabilities attributable to such amount(s);

                                            divided by

                                    (II) 583,763, an amount which equals the sum of the number of SHFC outstanding shares on the Effective Date, plus the number of shares subject to outstanding options.


The foregoing quotient is not expected to exceed, after the deduction of such expenses and liabilities, approximately $.07. Accordingly, the estimated maximum Per Share Merger Consideration is $19.72.


         ASSUMPTION OF SHFC OPTIONS. In connection with the Conversion, SHFC issued to the directors and executive officers options to purchase an aggregate of 49,406 SHFC common shares at an option exercise price of $10 per share. See "VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Each of the holders of SHFC Options has agreed not to exercise his or her SHFC Option before the Effective Date and to the assumption of such SHFC Option by WOFC on the Effective Date. During the arm's length negotiations of the Agreement, SHFC and WOFC agreed that the exercise price of, and the number of shares subject to, each SHFC Option after its assumption should preserve as of June 14, 1996, the economic value of the SHFC Option as measured by the difference between the $10 exercise price of each SHFC Option and the Per Share Merger Consideration.

         As a result, the number of WOFC common shares subject to an SHFC Option after assumption will equal the product of the number of shares subject to the SHFC Option, multiplied by the following quotient (the "Exchange Ratio"):

                           (A)      The Per Share Merger Consideration,

                                            divided by

                           (B) $22.60, which was the average of the closing prices for a share of WOFC on the Nasdaq National Market System reported for the five consecutive trading days before June 14, 1996, the date of the execution of the Agreement.


Similarly, the exercise price of each SHFC Option after assumption will equal the quotient of the $10 option exercise price of each SHFC Option, divided by the Exchange Ratio. The exercise price will, therefore, equal approximately $11.46 to $11.50, depending upon the amount of any distribution from the ODGF received by the SHFC shareholders as part of the Per Share Merger Consideration.


         Each of the holders of an SHFC Option has also agreed not to exercise his or her SHFC Option until the approval of WOFC's assumption of the SHFC Options by the stockholders of WOFC at the next annual meeting of the stockholders of WOFC. If the WOFC stockholders fail to approve the assumption, each holder of an SHFC Option shall be entitled to receive for each SHFC common share formerly subject to an SHFC Option a cash payment equal to the Per Share Merger Consideration, less the $10 exercise price of the SHFC Options.

REPRESENTATIONS, WARRANTIES AND COVENANTS

         Each of SHFC, Seven Hills and WOFC has made certain representations and warranties in the Agreement in respect of various matters. Such matters include representations and warranties in respect of corporate organization, authority, capital, financial condition, legal proceedings and business condition. In addition, SHFC and Seven Hills have made certain other representations and warranties in respect of the past conduct of business, investments, properties, taxes, contracts, employee benefit plans, environmental issues and other matters.

         SHFC, Seven Hills and WOFC have also each made certain covenants in the Agreement. During the period between June 14, 1996, and the Effective Date, for example, SHFC must conduct its business only in the ordinary course consistent with past practice, except to the extent authorized in writing by WOFC. In addition, SHFC may not solicit, encourage or initiate any negotiations or discussions with respect to inquiries, offers or proposals relating to the possible sale or other disposition of SHFC common shares or other disposition of a substantial portion of its assets to, or merger or consolidation with, any person (collectively, an "Unsolicited Acquisition Proposal"), subject to the good faith exercise of the fiduciary duties of the Board of Directors of SHFC. In the event that the Board of Directors of SHFC receives an Unsolicited Acquisition Proposal and, as a result, determines that a recommendation that the shareholders of SHFC vote in favor of the adoption of the Agreement is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of SHFC, then either WOFC or SHFC may terminate the Agreement, and SHFC and Seven Hills must pay to WOFC $535,000 upon such termination.


         SHFC has also agreed to establish and take, at the request of WOFC and to the extent permitted by law and consistent with generally accepted accounting principles and the fiduciary duties of the directors, such reserves and accruals to conform SHFC loan, accrual, reserve and other accounting policies to WOFC's policies. SHFC does not have to establish and take such reserves and accruals, however, unless certain conditions to closing have been satisfied and unless there is no basis for the termination of the Agreement.

         In addition, WOFC has agreed to indemnify the officers and directors of SHFC from and against certain liabilities for a three-year period beginning at the Effective Date to the maximum extent permitted by the WOFC Certificate of Incorporation and the Bylaws of WOFC, but subject to applicable limitations under Delaware law.

CONDITIONS

         The obligation of each of WOFC and SHFC to consummate the Merger is subject to a number of conditions, including, but not limited to, the receipt of all necessary regulatory approvals. In addition, the obligation of WOFC to consummate the Merger is subject to a number of conditions, including, but not limited to, the truth in all material respects of all of SHFC's representations and warranties in the Agreement; the performance and compliance by SHFC of all agreements, covenants and conditions in the Agreement; the absence of a material adverse change in the financial condition, results of operations, assets, deposit liabilities or business since March 31, 1996; the exercise of dissenters' rights by the holders of not more than 10% of the SHFC common shares of SHFC; and SHFC shareholders' equity on the Effective Date, as calculated in accordance with generally accepted accounting principles, in an amount not less than $9.65 million, exclusive of expenses related to the Merger, of reserves, accruals and charges taken or established by SHFC at the request of WOFC and of certain other expenses and charges.

         The obligation of SHFC to consummate the Merger is also subject to a number of conditions, including, but not limited to, the truth in all material respects of all of WOFC's representations and warranties in the Agreement, the adoption of the Amendment and the Agreement at the Special Meeting, and the material performance and compliance of WOFC with all agreements, covenants and conditions in the Agreement.

         Any of the foregoing conditions may be waived by the party which is entitled to the benefits thereof.

EFFECTIVE TIME

         Following the satisfaction or waiver of all conditions set forth in the Agreement, Certificates of Merger in respect of the Merger will be filed as soon as practicable with the Ohio Secretary of State, after which the Merger will be consummated. It is currently anticipated that the Merger will be consummated in November 1996.

SUBSEQUENT MERGER

         Following the consummation of the Merger, SHFC will be a wholly-owned subsidiary of WOFC. Immediately after such consummation, SHFC will merge with and into WOFC, as a result of which the separate corporate existence of SHFC will terminate. Seven Hills will thereafter be a direct, wholly-owned subsidiary of WOFC and will continue to serve the community as Seven Hills Savings Association.

TERMINATION

         The Agreement may be terminated in writing, either before or after its adoption by the shareholders of SHFC, at any time on or prior to the Effective
Date:

                           (a)      By the mutual consent of WOFC and SHFC;

                           (b) By WOFC if SHFC or Seven Hills has, or by SHFC, if WOFC has, breached in any material respect any of the representations and warranties or agreements contained in the Agreement and such breach is not cured within ten days after notice to cure such breach is given by the non-breaching party or, if such breach is not capable of being cured within ten days, steps are not initiated within ten days to effect a cure;

                           (c) On the Effective Date, by either WOFC or SHFC, if any conditions precedent to closing set forth in the Agreement with respect to such party have not been satisfied or waived;

                           (d) At any time on or prior to the Effective Date, by either WOFC or SHFC, if any of the applications for prior approval from regulatory agencies have been denied;

                           (e) At any time on or prior to the Effective Date, by either WOFC or SHFC, if (i) SHFC's Board of Directors is excused from its obligation to recommend that SHFC's shareholders vote in favor of the adoption of the Agreement due to the receipt of an Unsolicited Acquisition Proposal or (ii) the required approval of the Agreement by SHFC's shareholders has not been obtained;

                           (f) At any time on or prior to the Effective Date, by WOFC, if Seven Hills has become a party or is subject to any regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of savings banks or savings associations, which is reasonably determined by WOFC to be significant to Seven Hills' business, operations or financial condition; or

                           (g) By either WOFC or SHFC, if the Effective Date has not occurred on or prior to March 31, 1997.


In the event the Agreement is terminated, the Agreement will become void and will have no effect, except that the parties will continue to be bound by their agreements in the Agreement with respect to the payment of expenses and the confidentiality of information, and a termination resulting from the uncured willful breach of a covenant or agreement will not relieve the breaching party from liability for that breach. In the event that the Board of Directors of SHFC receives an Unsolicited Acquisition Proposal and, as a result, determines that a recommendation that the shareholders of SHFC vote in favor of the adoption of the Agreement is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of SHFC, then either WOFC or SHFC may terminate the Agreement, and SHFC and Seven Hills must pay to WOFC $535,000 upon such termination.


SURRENDER OF CERTIFICATES EVIDENCING SHFC COMMON SHARES

         As soon as practicable after the consummation of the Merger, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately before such consummation evidenced outstanding SHFC common shares (the "Certificates") a form letter of transmittal. The letter of transmittal will contain instructions for effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate, together with such letter of transmittal, duly executed, to the Exchange Agent for exchange and cancellation, the holder of such Certificate will be entitled to receive the Per Share Merger Consideration to which such Certificate holder will have become entitled pursuant to the provisions of the Agreement. Any shareholder of SHFC who has lost or misplaced a Certificate should immediately contact Diana Bowman D'Amico, Vice President of SHFC, at
(513) 621-9143. A written statement detailing the procedures for replacing the lost Certificates will be mailed to the shareholder following such contact.

         If any check for the Per Share Merger Consideration is to be issued in a name other than that in which the certificate for Shares of SHFC surrendered for exchange is registered, the certificates so surrendered must be properly endorsed or otherwise be in proper from for transfer and the person requesting such exchange must pay to SHFC or its agent any applicable transfer or other taxes required by reason thereof. CERTIFICATES FOR SHARES OF SHFC SHOULD NOT BE SENT WITH YOUR PROXY.

         On the Effective Date, holders of certificates representing common shares of SHFC shall cease to have any rights with respect to such common shares (except such rights, if any, as such holders may have as dissenting shareholders), and each such certificate will be deemed for all purposes to evidence the right to receive the cash into which such SHFC shares have been converted.

FEDERAL INCOME TAX CONSEQUENCES


         THE FOLLOWING IS A SUMMARY DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE APPLICABLE TO PARTICULAR CATEGORIES OF SHAREHOLDERS, SOME OF WHICH MAY BE SUBJECT TO SPECIAL RULES, NOR DOES IT ADDRESS ANY ASPECTS OF STATE, LOCAL OR FOREIGN TAX LAWS. THIS SUMMARY IS BASED UPON CURRENT FEDERAL LAW, WHICH IS SUBJECT TO CHANGE. SHFC'S SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.


         For federal income tax purposes, the Merger will be treated as a direct purchase by WOFC for cash of the SHFC common shares. The Merger will qualify as a tax-free liquidation under Section 332 and Section 337 of the Internal Revenue Code of 1986, as amended. Under current law, each holder of SHFC common shares who receives cash for his or her SHFC common shares, either in the Merger or pursuant to the exercise of dissenters' rights, will recognize a gain or loss for federal income tax purposes in an amount measured by the difference between the cash received and such SHFC shareholder's adjusted basis in the SHFC common shares surrendered. Provided the shares surrendered for cash qualify as capital assets in the hands of each SHFC shareholder, the gain or loss will be treated as capital gain or loss and will be either long-term or short-term, depending upon whether at the Effective Time of the Merger such shareholder has held his or her SHFC shares for more than one year.

EFFECT OF MERGER ON SHFC DIRECTORS AND EXECUTIVE OFFICERS AND THE ESOP


         Arthur W. Wendel, Jr., James R. Maurer, Robert A. West and Roger L. Ruhl, four of the five current members of the Board of Directors of SHFC and Seven Hills, have agreed to serve on the Board of Directors of Seven Hills following the consummation of the Merger. Henry C. Gessing, the fifth current member of the Board of Directors of SHFC and Seven Hills, has agreed to serve Seven Hills following the consummation of the Merger as a Director Emeritus. In addition, Diana Bowman D'Amico, the Vice President of SHFC and Vice President and Managing Officer of Seven Hills, has agreed to serve on the Board of Directors and as President and Managing Officer of Seven Hills following the consummation of the Merger.


         Currently, the directors of SHFC are paid no fees for service as SHFC directors. Each director of Seven Hills is paid $950 per month for service as a director of Seven Hills. Generally, the Board of Directors meets twice each month. Each member of the Executive Committee receives an additional $200 per month for service as a member of the Executive Committee. Each director is also entitled to a death benefit of $500 for each year of service to Seven Hills, up to a maximum of $5,000. In addition, the directors received stock options and RRP awards. See "VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

         Following the Effective Time, the directors of Seven Hills are expected to be paid a total of $700 per month, and the Board of Directors will meet only once per month on a regular basis. No additional death benefits will accrue, and the RRP will be terminated.

         At the time of the Conversion, the ESOP borrowed from SHFC the funds needed to purchase SHFC shares. As the loan has been repaid with contributions made to the ESOP by Seven Hills, the shares for which payment has been made have been allocated to the accounts of employees. Payments have been made on the loan in installments of one-fifth each year. The amount of the allocation is limited not only by the contribution of funds determined by the Board of Directors of Seven Hills, but also by tax laws that limit the amount which may be allocated each year to the account of any individual participant and to the accounts of all participants in the aggregate in tax-qualified employee stock benefit plans.


         On the Closing Date, the cash received by the ESOP from WOFC for the unallocated SHFC shares will be used to repay the ESOP loan. Seven Hills and WOFC will also request from the Internal Revenue Service (the "IRS") a determination letter permitting the cash held in the ESOP and not yet allocated to the accounts of participants to be immediately allocated without limitation by the applicable tax laws. If the IRS issues a favorable determination letter, all of the funds held by the ESOP will be allocated to the accounts of participants as soon as practicable, and the ESOP will be terminated. If the IRS does not issue a favorable determination letter, then the funds in the ESOP will be allocated as soon as possible within the limits of the applicable tax laws. It is expected that all amounts in the ESOP will be allocated by the end of 1997. To the extent such amounts cannot be allocated by the end of 1997, the remaining unallocated amounts will be transferred to a tax-qualified plan of WOFC.

INTERESTS OF CERTAIN PERSONS

         As of the Record Date, the directors and executive officers of SHFC had sole or shared voting power, in the aggregate, with respect to 160,880 outstanding SHFC common shares, or 29.99% of the outstanding SHFC common shares. The directors of SHFC have agreed to vote 83,771 shares, which are all of the outstanding SHFC common shares owned solely or jointly by each such director, other than shares held in a fiduciary capacity, FOR the approval of the Amendment and FOR the adoption of the Agreement.


         In connection with the Conversion, SHFC issued to the directors and executive officers options to purchase an aggregate of 49,406 SHFC common shares at an option exercise price of $10 per share. See "VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Each of the holders of SHFC Options has agreed not to exercise his or her SHFC Options before the Effective Date and to the assumption of such options by WOFC on the Effective Date. During the arm's length negotiations of the Agreement, SHFC and WOFC agreed that the exercise price of, and the number of shares subject to, an SHFC Option after assumption should preserve as of June 14, 1996, the economic value of an SHFC Option as measured by the difference between the $10 exercise price of each SHFC Option and the Per Share Merger Consideration. See "Assumption of SHFC Options."


         The following table sets forth certain information in respect of the existing SHFC Options and the SHFC Options after assumption by WOFC based on Per Share Merger Consideration of $19.65:

                                             Number of Shares                         Number of WOFC
                                                 Subject to       Exercise Price of   Shares Subject to   Exercise Price of
Optionee                         Office          SHFC Option        SHFC  Option      Assumed Option       Assumed Option
--------                         ------      ----------------      ------------       -----------------   -----------------

Diana Bowman D'Amico        Vice President           7,058               $10                 6,136              $11.50
Henry C. Gessing            Secretary
                              and Director           7,058               $10                 6,136              $11.50
Shirley A. Gluck            Treasurer                7,058               $10                 6,136              $11.50
James R. Maurer             Director                 7,058               $10                 6,136              $11.50
Roger L. Ruhl               Director                 7,058               $10                 6,136              $11.50
Arthur W. Wendel, Jr.       President
                              and Director           7,058               $10                 6,136              $11.50
Robert A. West              Director                 7,058               $10                 6,136              $11.50



ACCOUNTING TREATMENT

         The acquisition of SHFC pursuant to the Merger will be accounted for pursuant to the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of SHFC will be recorded on the books of WOFC at their respective fair values at the Effective Time. Any excess of the value of the consideration paid by WOFC over the fair value of SHFC's identifiable net assets acquired will be recorded as good will.


                              REGULATORY APPROVALS

         The consummation of the Merger is subject to the receipt of approvals from the OTS and the Division, both of which have been received.

         WOFC and SHFC are not aware of any governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause WOFC to abandon the Merger. There can be no assurance that no action would be brought challenging the Merger.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding SHFC at the dates and for the periods indicated.

                                                                             At June 30,
                                                     -----------------------------------------------------------
Selected financial condition and                     1996                       1995                        1994
 other data:                                         ----                       ----                        ----
                                                                         (Dollars in thousands)
Total amount of:
   Assets                                           $44,944                     $46,580                    $48,020
   Cash and cash equivalents (1)                        552                       1,830                      1,699
   Certificates of deposit in other
     financial institutions                               -                         750                      1,800
   Investment securities (2)                          1,364                       3,843                      4,018
   Mortgage-backed securities (2)                     6,677                       6,412                      7,257
   Loans receivable - net                            34,988                      32,477                     32,024
   Deposits                                          34,767                      36,115                     37,840
   Shareholders' equity - restricted, net             9,676                      10,111                      9,912
Number of:
   Real estate loans outstanding                        570                         575                        565
   Deposit accounts                                   3,502                       3,754                      3,884
   Full service offices                                   3                           4                          4

                                                                        Year ended June 30,
                                                   -------------------------------------------------------------
Summary of earnings:                               1996                       1995                          1994
                                                   ----                       ----                          ----
                                                                (In thousands, except per share data)
Interest income                                    $3,297                     $3,227                        $3,200
Interest expense                                    1,780                      1,668                         1,704
                                                  -------                    -------                       -------
Net interest income                                 1,517                      1,559                         1,496
Provision for loan losses                               -                          2                             6
                                                  -------                    -------                       -------
Net interest income after provision for
   loan losses                                      1,517                      1,557                         1,490
Other income                                           12                        523                            18
General, administrative and other expense
                                                    1,295                      1,295                         1,111
                                                  -------                    -------                       -------
Earnings before income taxes                          234                        785                           397
Federal income taxes                                   59                        262                           133
                                                  -------                    -------                       -------
Net earnings                                          175                     $  523                       $   264
                                                  =======                     ======                       =======
Earnings per share                                $  0.33                     $ 0.96                       $  0.23
                                                  =======                     ======                       =======

-----------------------------

 (1) Includes cash and due from banks, interest-bearing deposits in other financial institutions and federal funds sold.


 (2) Includes securities designated as available for sale. SHFC adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of July 1, 1994. See Notes A-2 and B of Notes to Consolidated Financial Statements for additional information.

                                                              At or for the year ended June 30,
                                                    -------------------------------------------------------------

Selected financial ratios:                          1996                        1995                         1994
                                                    ----                        ----                         ----
Interest rate spread (difference between
   average yield on interest-earning
   assets and average cost of
   interest-bearing liabilities)                     2.43%                      2.46%                         2.56%
Net interest margin (net interest income
   as a percentage of average
   interest-earning assets)                          3.43                       3.38                          3.21
Return on equity (net earnings divided
   by average equity)                                1.80                       5.17                          3.37
Return on assets (net earnings divided
   by average total assets)                          0.38                       1.10                          0.55
Equity-to-assets ratio (average equity
   divided by average total assets)                 21.34                      21.38                         16.36
Loan loss allowance as a percentage of
   non-performing loans                             47.20                      56.20                         27.00



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         Since SHFC acquired the common shares of Seven Hills in connection with the Conversion, SHFC's activities have been limited primarily to holding such common shares. Consequently, the following discussion and analysis focuses on the financial condition and results of operations of Seven Hills.

         Seven Hills is primarily engaged in the business of attracting savings deposits from the general public and investing such funds in permanent mortgage loans secured by one- to four-family residential real estate located primarily in Hamilton County, Ohio. Seven Hills also originates loans for the construction of one- to four-family residential real estate and loans secured by multifamily real estate (over four units), home equity loans, nonresidential real estate and deposits. Seven Hills also invests in U.S. Government and agency obligations, interest-bearing deposits, mortgage-backed securities and other investments permitted by applicable law.

         Seven Hills' profitability is primarily dependent upon its net interest income, which is the difference between interest income on its loan and investment portfolios and interest paid on deposits and other borrowed funds. Net interest income is directly affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on such amounts. Seven Hills' profitability is also affected by the provision for loan losses and the level of other income and general and administrative expenses. Other income consists primarily of service charges. General, administrative and other expense includes salaries and employee benefits, occupancy of premises, federal deposit insurance premiums, state franchise taxes and other operating expenses.

         The operating results of Seven Hills are also affected by general economic conditions, the monetary and fiscal policies of the federal government and the regulatory policies of agencies that regulate financial institutions. Seven Hills' cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demands for real estate loans and other types of loans, which is in turn affected by the interest rates at which such loans are made, general economic conditions affecting loan demand and the availability of funds for lending activities.

         On June 14, 1996, SHFC, Seven Hills and WOFC entered into the Merger Agreement. If the Merger Agreement is adopted by the shareholders of SHFC and all other conditions to the consummation of the transaction contemplated thereby are satisfied or waived, SHFC will cease to exist and Seven Hills will become a wholly-owned subsidiary of WOFC. See "Description of Business -- General."

CHANGES IN FINANCIAL CONDITION

         At June 30, 1996, Seven Hills' total assets were $44.9 million, a decrease of $1.6 million, or 3.5%, from the total at June 30, 1995. The decrease in assets was due primarily to a decrease in cash and cash equivalents and certificates of deposit in other financial institutions.

         Cash, interest-bearing deposits, certificates of deposit in other financial institutions and investment securities totalled $1.9 million at June 30, 1996, compared to $6.4 million at June 30, 1995. The decrease of $4.5 million was due to maturities of investments and decreases in cash. Such amounts were used to fund an increase in loans receivable and the decrease in deposits.

         Mortgage-backed securities increased by $265,000, or 4.1%, from $6.4 million at June 30, 1995, to $6.7 million at June 30, 1996. Such increase was due to purchases of mortgage-backed securities totalling $1.5 million, which were partially offset by principal repayments of $1.1 million and decreases in the market value of mortgage-backed securities available for sale. Seven Hills' investments in mortgage-backed securities are limited to pass-through participation certificates issued by a U.S. Government agency or a corporation chartered by the U.S. Government or the U.S. Congress. Such securities are guaranteed as to principal and interest by such agency or corporations. While the yield on some adjustable-rate mortgage-backed securities is currently below fixed-rate yields, the adjustable-rate yields will continue to increase over time if interest rates continue to rise.

         Loans receivable increased by $2.5 million, or 7.7%, from $32.5 million to $35.0 million during the year ended June 30, 1996. Loan originations totalled $7.6 million during the year ended June 30, 1996, which were partially offset by loan principal repayments of $5.1 million.


         At June 30, 1996, Seven Hills' allowance for loan losses totalled $50,000, which represented no change from such allowance at June 30, 1995. Management considered the amount to be adequate based on experience and current and projected economic conditions. Because the loan loss allowance is based on estimates, it is monitored regularly on an ongoing basis and adjusted as necessary to provide an adequate allowance. At June 30, 1996, Seven Hills' allowance for loan losses consisted entirely of general valuation allowances, as defined by OTS regulations, and represented .14% of the total amount of loans outstanding and 47.2% of non-performing assets. General valuation allowances, as defined by OTS regulations, are included as a component of regulatory risk-based capital.


         Deposits declined by $1.3 million, or 3.7%, during the year ended June 30, 1996. Transaction accounts (NOW accounts, Super NOW accounts, passbook and money market passbook accounts), decreased by $1.9 million, or 18.5%, to $8.4 million. Certificates of deposit increased by $600,000, from $25.8 million to $26.4 million, representing a 2.1% increase. The overall decrease in deposits is primarily attributed to the closure of the Westwood office.

         Shareholders' equity decreased by $435,000 during fiscal year 1996 primarily due to dividends paid and the purchase of additional shares of treasury stock.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1996 AND
1995


         GENERAL. Net earnings totaled $175,000 for the year ended June 30, 1996, compared to $523,000 for the same period of 1995, a decrease of $348,000, or 66.5%. The decrease in earnings is principally attributable to a fiscal 1995 after-tax gain of approximately $334,000 on the sale of Federal Home Loan Mortgage Corporation ("FHLMC") stock. There was no such gain in fiscal year 1996.

         NET INTEREST INCOME AND PROVISION FOR LOSSES ON LOANS. Interest income on loans for the year ended June 30, 1996, increased by $174,000, or 7.1%, from the 1995 period. This increase resulted from increases in both the weighted average yield and average portfolio balance outstanding. Interest income on mortgage-backed securities increased by $56,000, or 15.9%, over the 1995 period as a result of an increase in the weighted average rate on the portfolio, which consists primarily of adjustable-rate securities. There was very little change in the weighted average balance outstanding.


         Interest income on investments and interest-bearing deposits decreased by $160,000, or 38.3%, from $418,000 in fiscal 1995 to $258,000 in fiscal 1996.
The decrease resulted from a large decrease in the weighted average balance outstanding, which was partially offset by an increase in the weighted average rate.

         Interest paid on deposits increased by $112,000, or 6.7%, for the fiscal year ended June 30, 1996. The increase resulted primarily from an increase in the weighted average cost of deposits, which was partially offset by a decrease in the weighted average balance outstanding. The increase in the cost of deposits generally reflects the overall increase in interest rates in the economy.

         As a result of the foregoing changes in interest income and expense, net interest income decreased by $42,000, or 2.7%, from $1.6 million for the year ended June 30, 1995, to $1.5 million for the year ended June 30, 1996. The interest rate spread declined slightly from 2.46% during the year ended June 30, 1995, to 2.43% during the year ended June 30, 1996.


         OTHER INCOME. Other income for fiscal year 1996 decreased by $511,000, due primarily to the aforementioned gain on sale of FHLMC stock of $504,000 during fiscal year 1995.


         GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense was unchanged for the year ended June 30, 1996. Employee compensation and benefits decreased by $23,000, or 3.1%, while franchise taxes increased by $23,000, or 23.5%. The decline in employee compensation and benefits resulted primarily from a reduction in staffing levels year-to-year, which was partially offset by normal merit increases. The increase in franchise taxes was due to an increase in taxable shareholders' equity, which is the basis for franchise taxes, from the fiscal year ended June 30, 1994, to the fiscal year ended June 30, 1995.

         FEDERAL INCOME TAXES. The provision for federal income taxes decreased by $203,000, or 77.5%, for the year ended June 30, 1996, compared to the same period in 1995, due primarily to a $551,000 decrease in pre-tax earnings. SHFC's effective tax rate was 25.2% for the 1996 period and 34.0% for the 1995 period.

 COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1995 AND 1994



         GENERAL. Net earnings for the year ended June 30, 1995, totalled $523,000, an increase of $259,000, or 98.1%, from the $264,000 of net earnings for the year ended June 30, 1994. The increase in earnings resulted primarily from a $504,000 gain on the sale of FHLMC stock and a $63,000 increase in net interest income, which were partially offset by a $184,000 increase in general, administrative and other expense and a $129,000 increase in federal income taxes.


         NET INTEREST INCOME. Interest income on loans decreased $169,000, or 6.4%, from $2.6 million for the year ended June 30, 1994, to $2.5 million for the year ended June 30, 1995. Such decrease was primarily due to an $825,000 decline in weighted average loan balances outstanding, coupled with a 0.32% decline in the weighted average yield, from 7.93% for the year ended June 30, 1994, to 7.61% for the year ended June 30, 1995. The decline in yield primarily reflects the overall decline in interest rates within the economy during the last half of the prior fiscal year. Interest income on mortgage-backed securities increased $64,000, or 22.2%, from $288,000 for the year ended June 30, 1994, to $352,000 for the year ended June 30, 1995, due to a 0.78% increase in weighted average yield, coupled with a $265,000 increase in the weighted average outstanding balance. The weighted average yield on the mortgage-backed securities increased because the underlying adjustable-rate loans originally had interest rates below market rates which adjusted upward during fiscal year 1995.

         Interest income on investments and interest-bearing deposits increased $132,000, or 46.2%, from $286,000 in fiscal year 1994 to $418,000 in fiscal year
1995. This increase was the result of a 1.3% increase and a 2.2% increase in the weighted average yield on investments and interest-bearing deposits, respectively. The weighted average balance of such securities declined only $1,000 from June 30, 1994, to June 30, 1995.

         Interest expense on deposits totalled $1.7 million for the fiscal year ended June 30, 1995, a decrease of $37,000, or 2.2%, from the year ended June 30, 1994. This decrease was primarily the result of the decline in the weighted average balance from $39.7 million for the year ended June 30, 1994, to $36.7 million for the year ended June 30, 1995. The decline in interest expense as a result of the decline in weighted average balance was partially offset by an increase of 0.24% in the weighted average rate paid on deposits. During part of fiscal year 1995, Seven Hills paid relatively higher rates on deposits in order to attract deposits.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased by $63,000, or 4.2%, from $1.5 million for the year ended June 30, 1994, to $1.6 million for the year ended June 30, 1995. The interest rate spread declined slightly from 2.56% during the year ended June 30, 1994, to 2.46% during the year ended June 30, 1995.

         OTHER INCOME. Other income increased by $505,000 for the fiscal year ended June 30, 1995, due primarily to the aforementioned gain on the sale of FHLMC stock.

         GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense increased by $184,000, or 16.6%, from $1.1 million for the year ended June 30, 1994, to $1.3 million for the year ended June 30, 1995. This increase was primarily due to a $138,000, or 23.0%, increase in employee compensation and benefits and a $23,000, or 30.7%, increase in franchise taxes. The increase in employee compensation and benefits is primarily due to the amortization expense related to SHFC's and Seven Hills' stock benefit plans, as well as normal merit increases. The increase in franchise taxes is primarily due to the increase in equity capital from June 30, 1993, to June 30, 1994. The capital at June 30, 1994, is the tax base for both SHFC and Seven Hills.

         FEDERAL INCOME TAXES. The provision for federal income taxes increased $129,000, or 97.0%, for the year ended June 30, 1995, due primarily to the increase in earnings before income taxes. The effective tax rate was 33.4% and 33.5% for the fiscal years ended June 30, 1995 and 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         Seven Hills' principal source of funds are deposits, repayments on loans and mortgage-backed securities, maturities of investment securities and funds provided by operations. While scheduled loan and mortgage-backed securities amortization and maturing interest-bearing deposits and investment securities are relatively predictable sources of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by economic conditions, the general level of interest rates and competition. The particular sources of funds utilized by Seven Hills from time to time are selected based on comparative costs and availability.


         The OTS requires savings associations to maintain a minimum level of investments in specified types of liquid assets. OTS regulations presently require Seven Hills to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less. Such minimum requirement is an amount equal to 5% of the sum of Seven Hills' average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirements, which may be changed from time to time by the OTS to reflect changing economic conditions, are intended to provide a source of relatively liquid funds upon which Seven Hills may rely if necessary to fund deposit withdrawals and other short-term funding needs. Seven Hills' regulatory liquidity at June 30, 1996, was 6.7%, or approximately $600,000 in excess of the minimum requirements.


         The cash flows resulting from SHFC's operating, investing and financing activities for the periods presented are summarized below:



                                                                                Year ended June  30,
                                                                       ----------------------------------------
                                                                       1996              1995              1994
                                                                       ----              ----              ----
                                                                                    (In thousands)
Net earnings                                                        $    175           $   523            $   264
  Adjustments to reconcile net earnings to net
  cash provided by operating activities                                  123              (283)                (2)
                                                                    --------           -------            -------
Net cash provided by operating activities                                298               240                262
Net cash provided by (used in) investing activities                      332             2,157             (4,425)
Net cash provided by (used in) financing activities                   (1,908)           (2,266)             2,015)
                                                                    --------           -------            -------

Net increase (decrease) in cash and cash equivalents                  (1,278)              131             (2,148)
Cash and cash equivalents at beginning of year                         1,830             1,699              3,847
                                                                    --------           -------            -------

Cash and cash equivalents at end of year                            $    552           $ 1,830            $ 1,699
                                                                    ========           =======            =======

         Seven Hills is required by applicable law and regulations to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement and a risk-based capital requirement. Seven Hills exceeded all of its capital requirements at June 30, 1996.

         The tangible capital requirement requires savings associations to maintain "tangible capital" of not less than 1.5% of the association's adjusted total assets. "Tangible capital" is defined in OTS regulations as "core capital" minus any intangible assets.

         "Core capital" is comprised of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in consolidated subsidiaries, and certain nonwithdrawable accounts and pledged deposits of mutual associations. Intangible assets, primarily certain purchased mortgage servicing rights and qualifying supervisory goodwill, were fully phased out by January 1, 1995, in accordance with a schedule mandated by the OTS. OTS regulations require savings associations to maintain core capital of at least 3% of the association's total assets. The OTS has proposed to increase such requirement to 4% to 5%, except for those associations with the highest examination ratings and acceptable levels of risk.

         OTS regulations require that savings associations maintain "risk-based capital" in an amount not less than 8% of risk-weighted assets. "Risk-based capital" is defined as core capital, plus certain additional items of capital, which in the case of Seven Hills includes the general loan loss allowance.

         The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement, a savings association must measure the effect of a 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the association will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. In general, an association with less than $300 million in assets and a risk-based capital ratio in excess of 12% will not be subject to the interest rate risk requirement. Seven Hills currently qualifies for such exemption from the interest rate risk requirement. Pending implementation of the interest rate risk requirement, the OTS has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The OTS also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities.

         The following table sets forth the regulatory capital of Seven Hills at June 30, 1996:


                                        Capital at                                               Excess of
                                          June 30,                                              capital over
                                          1996                       Requirement                requirement
                                   --------------------         -------------------         ----------------------
                                   Amount        Percent        Amount       Percent        Amount         Percent
                                   ------        -------        ------       -------        ------         -------
                                                               (Dollars in thousands)
Tangible capital                   $8,323          18.5%        $  674          1.5%        $7,649           17.0%
Core capital                        8,323          18.5          1,348          3.0          6,975           15.5
Risk-based capital                  8,373          38.5          1,740          8.0          6,633           30.5



ASSET AND LIABILITY MANAGEMENT

         Seven Hills' interest rate spread is the principal determinant of income. The interest rate spread, and therefore net interest income, can vary considerably over time because asset and liability repricing do not coincide. Moreover, the long-term or cumulative effect of interest rate changes can be substantial. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. The management and Board of Directors of Seven Hills attempt to manage Seven Hills' exposure to interest rate risk in a manner to maintain the projected four-quarter percentage change in net interest income and the projected change in the market value of portfolio equity within the limits established by the Board of Directors, assuming a permanent and instantaneous parallel shift in interest rates. Seven Hills is currently attempting to manage its interest rate risk by offering an interest rate slightly higher than the prevailing market rate on two-year certificates of deposit and introducing loans with terms of 10, 15 or 20 years, rather than 30 years.

         As a part of its effort to monitor its interest rate risk, Seven Hills reviews the reports of the OTS which sets forth the application of the "net portfolio value" ("NPV") methodology recently adopted by the OTS as part of its capital regulations to the assets and liabilities of Seven Hills. Although Seven Hills is not currently subject to the NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, the application of the NPV methodology may illustrate Seven Hills' interest rate risk.

         Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital. See "Liquidity and Capital Resources."

         At June 30, 1996, 2% of the present value of Seven Hills' assets was approximately $900,000. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $1,740,000 at June 30, 1996, Seven Hills would have been required to deduct $420,000 (50% of the approximate $840,000 difference) from its capital in determining whether Seven Hills met its risk-based capital requirement. Regardless of such reduction, however, Seven Hills' risk-based capital at June 30, 1996, would still have exceeded the regulatory requirement by approximately $6.2 million.

         In the event that interest rates continue to rise from the recent low levels, Seven Hills' net interest income could be expected to be negatively affected. Moreover, rising interest rates could negatively affect Seven Hills' earnings due to diminished loan demand.

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation.

         Unlike most industrial companies, virtually all of the assets and liabilities of Seven Hills are monetary in nature. As a result, interest rates have a more significant impact on Seven Hills' performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

         SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires SHFC to disclose the fair values of its financial instruments, both assets and liabilities, recognized and not recognized in the statements of financial condition, for which it is practical to estimate fair value. SFAS No. 107 requires only disclosure of fair values and does not have any impact on SHFC's earnings or financial condition.

         SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," was effective for SHFC's fiscal years beginning after July 1, 1995. SFAS No. 114 specifies that allowances for loan losses on impaired loans should be determined using the present value of estimated future cash flows of the loan, discounted at the loan's effective interest rate. A loan is impaired when it is probable that all principal and interest amounts will not be collected according to the loan contracts. Management adopted SFAS No. 114 as of July 1, 1995, without material consolidated financial statement effect.

         SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," is effective for fiscal years beginning after December 15, 1993. The Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Such investments should be classified in three categories and accounted for as follows: (i) debt securities that the entity has the positive intent and ability to hold to maturity are to be classified as held to maturity and reported at amortized cost; (ii) debt and equity securities that are held for current resale are to be classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either securities held to maturity or trading securities are to be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Management adopted SFAS No. 115 on July 1, 1994. In fiscal year 1996, Seven Hills recognized a $284,000 after-tax addition to shareholders' equity as a result thereof.


         In May 1995, the Financial Accounting Standards Board promulgated SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that SHFC recognize as separate assets rights to service mortgage loans for others, regardless of how those servicing rights were acquired. An institution that acquires mortgage servicing rights through either the purchase or the origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights. SFAS No. 122 also requires that an enterprise allocate the cost of purchasing or originating the mortgage loans between the mortgage servicing rights and the loans when mortgage loans are securitized, if it is practicable to estimate the fair value of mortgage servicing rights. Additionally, it requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment would be measured based on fair value.


         SFAS No. 122 is to be applied prospectively to fiscal years beginning after December 15, 1995, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application would be prohibited. SFAS No. 122 does not have a material effect on SHFC's financial position or results of operations.


                              THE BUSINESS OF SHFC

LENDING ACTIVITIES

         GENERAL. Seven Hills' primary lending activity is the origination of conventional mortgage loans secured by one- to four-family residential real estate located in Seven Hills' primary market area. Loans for the construction of one- to four-family homes, home equity loans and mortgage loans on multifamily properties containing five units or more and nonresidential properties are also offered by Seven Hills. Seven Hills has recently commenced the offering of loans insured by the Federal Housing Administration (the "FHA") for sale to and funding at closing by a third party. Seven Hills does not originate loans guaranteed by the Veterans Administration. In addition to mortgage lending, Seven Hills makes a limited amount of consumer loans, secured predominantly by deposits.

         Seven Hills' loan portfolio also includes mortgage-backed securities. In the current low-interest rate environment, with the consumer preference for fixed-rate loans, management has chosen to limit interest rate risk by deploying cash into adjustable-rate mortgage-backed securities. While the yield on such investments is currently below fixed-rate yields, management believes the adjustable rate yields will limit interest rate risk if interest rates rise.

       LOAN PORTFOLIO COMPOSITION. The following table presents certain information with respect to the composition of Seven Hills' loan portfolio at the dates indicated:

                                                                           At June 30,
                                              -----------------------------------------------------------------------

                                                     1996                       1995                     1994
                                                     ----                       ----                     ----
                                                           Percent                    Percent                 Percent
                                                           of total                   of total                of total
                                              Amount        loans         Amount       loans       Amount      loans
                                              ------        -----         ------       -----       ------      -----
                                                                     (Dollars in thousands)
Type of loan:
 Residential real estate loans:
    Interim construction loans               $    862          2.4%        $    322          1.0%   $    621    1.9%
    Permanent loans                            30,715         87.8           29,090         89.5      28,775   89.9
    Home equity loans                             194          0.5               54          0.2          --     --
 Nonresidential real estate loans               3,688         10.6            3,171          9.8       2,967    9.2
 Consumer loans                                    37          0.1               32          0.1          28    0.1
                                             --------        -----         --------        -----     -------  -----
                                               35,496        101.4           32,669        100.6      32,391  101.1
 Less:
  Loans in process                               (479)        (1.4)            (136)        (0.4)       (304)  (0.9)
  Deferred loan origination fees                   21          0.1               (6)        (0.1)        (15)  (0.1)
  Allowance for loan losses                       (50)        (0.1)             (50)        (0.1)        (48)  (0.1)
                                             --------        -----         --------        -----    --------  -----
      Total loans                            $ 34,988        100.0%        $ 32,477        100.0%   $ 32,024  100.0%
                                             ========        =====         ========        =====    ========  =====


                                                                           At June 30,
                                              -----------------------------------------------------------------------

                                                     1996                       1995                     1994
                                                     ----                       ----                     ----
                                                           Percent                    Percent                 Percent
                                                           of total                   of total                of total
                                              Amount        loans         Amount       loans       Amount      loans
                                              ------        -----         ------       -----       ------      -----
                                                                     (Dollars in thousands)
Type of security:
 Residential real estate:
     1-4 family                              $ 28,124         80.4%        $ 26,575         81.8%  $ 26,653    83.2%
     Multifamily                                3,647         10.4            2,891          8.9      2,743     8.6
 Nonresidential real estate                     3,688         10.5            3,171          9.8      2,967     9.2
 Deposit accounts                                  35           .1               32          0.1         26     0.1
 Other                                              2                          --           --            2     0.0
                                             --------        -----         --------        -----   --------   -----
                                             $ 35,496        101.4           32,669        100.6     32,391   101.1
 Less:
  Loans in process                               (479)        (1.4)            (136)        (0.4)      (304)   (0.9)
  Deferred loan origination fees                   21          0.1               (6)        (0.1)       (15)   (0.1)
  Allowance for loan losses                       (50)        (0.1)             (50)        (0.1)       (48)   (0.1)
                                             --------        -----         --------        -----   --------    -----
     Total loans                             $ 34,988        100.0%        $ 32,477        100.0%  $ 32,024    100.0%
                                             ========        =====         ========        =====   ========    =====

       LOAN AND MORTGAGE-BACKED SECURITIES MATURITY SCHEDULE. The following table sets forth certain information as of June 30, 1996, regarding the dollar amount of loans and mortgage-backed securities maturing in Seven Hills' portfolio based on their contractual terms. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

                                            Due in      Due in
                                            one year   one year to    Due after
                                             or less   five years     five years       Total
                                             -------   -----------    ----------       -----


Mortgage loans (1)(2):
     One- to four-family residential       $   824      $ 3,977      $23,129       $27,930
    Home equity                               --           --            194           194
    Multifamily residential                    118          600        2,929         3,647
    Nonresidential                              82          405        3,201         3,688
Consumer loans                                  36            1         --              37
                                           -------      -------      -------       -------
    Total loans                            $ 1,060      $ 4,983      $29,453       $35,496
                                           =======      =======      =======       =======

Mortgage-backed securities (3)             $   126      $   596      $ 5,965       $ 6,687
                                           =======      =======      =======       =======



 (1) Amounts shown are gross of loans in process of $479,000, deferred loan origination costs of $21,000 and an allowance for loan losses of $50,000.

 (2)     Includes construction loans.

 (3) Amount shown excludes premiums paid by Seven Hills upon the purchase of the mortgage-backed securities.


         The following table sets forth at June 30, 1996, the dollar amount of all loans and mortgage-backed securities before net items, due after one year from June 30, 1996, which have predetermined interest rates and floating or adjustable interest rates:

                                                                  Floating or
                                                Predetermined      adjustable
                                                    rates              rates
                                                    -----              -----
                                                   (In thousands)

Mortgage loans:
  One- to four-family residential                     $18,181       $ 9,749
  Home equity loans                                      --             194
  Multi-family residential                                947         2,700
  Nonresidential                                          371         3,317
Consumer loans                                              2            35
                                                      -------       -------
    Total loans                                       $19,501       $15,995
                                                      =======       =======

Mortgage-backed securities - held to maturity         $   127       $ 1,124
                                                      =======       =======
Mortgage-backed securities - available for sale       $   348       $ 5,088
                                                      =======       =======



         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary lending activity of Seven Hills has been the origination of permanent conventional loans secured by one- to four-family residential real estate, primarily single-family residences, located within Seven Hills' primary market area. Seven Hills also originates a limited amount of loans for the construction of one- to four-family residential real estate. Each of such loans is secured by a mortgage on the underlying real estate and improvements thereon, if any. In June 1995, Seven Hills entered into an agreement with American Mortgage Service Company ("American Mortgage") pursuant to which Seven Hills intends to originate loans insured by the

FHA, and American Mortgage will fund the loan at closing and purchase each such loan from Seven Hills immediately after closing. No such loans have yet been originated.

         OTS regulations limit the amount which Seven Hills may lend in relationship to the appraised value of the real estate and improvements at the time of loan origination. In accordance with such regulations, Seven Hills makes fixed-rate loans on one- to four-family residences up to 95% of the value of the real estate and improvements (the "Loan-to-Value Ratio" or "LTV") and adjustable-rate mortgage loans ("ARMs") up to 95% LTV. Seven Hills requires private mortgage insurance for loans of 90% LTV and greater.

         ARMs are offered by Seven Hills for terms of up to 30 years. The interest rate adjustment periods on the ARMs are either one year or three years. The interest rate adjustments on one-year and three-year ARMs presently originated by Seven Hills are tied to changes in the weekly average yield on the one- and three-year U.S. Treasury constant maturities index, respectively. Rate adjustments are computed by adding a stated margin, typically 2.5%, to the index. The maximum allowable adjustment at each adjustment date is usually 2% with a maximum adjustment of 5.5% over the term of the loan. The initial rate is dependent, in part, on how often the rate can be adjusted. From time to time, Seven Hills has originated ARMs which had initial interest rates lower than the sum of the index plus the margin. Such loans are subject to increased risk of delinquency or default due to increasing monthly payments as the interest rates on such loans increase to the fully-indexed level, although such increase is considered in Seven Hills' underwriting of such loans. In addition, in the 1980s, Seven Hills originated loans with margins from less than one percent to two percent over the index. At June 30, 1996, loans with margins of less than two percent had aggregate outstanding balances of $4.3 million. Fixed-rate loans are offered by Seven Hills for terms of up to 30 years.

         Seven Hills' one- to four-family residential real estate loan portfolio was approximately $28.1 million at June 30, 1996, and represented 80.4% of total loans at such date.

         HOME EQUITY LOANS. Seven Hills began offering home equity loans during the fiscal year ended June 30, 1995. Such loans are secured by a second mortgage on the home, and the aggregate principal balance of the loans secured by mortgages on the home may not have an LTV in excess of 80%. The maximum Seven Hills will lend on a home equity loan is $50,000. All of such loans have adjustable rates of interest. At June 30, 1996, Seven Hills had approximately $194,000, or 0.5% of total loans, invested in home equity loans.

         MULTIFAMILY RESIDENTIAL REAL ESTATE LOANS. In addition to loans on one- to four-family properties, Seven Hills makes loans secured by multifamily properties containing over four units. Multifamily loans generally have terms of up to 25 years and a maximum LTV of 80%. Such loans are currently made with adjustable interest rates and a margin of 3.5% to 3.75% over the index.

         Multifamily lending is generally considered to involve a higher degree of risk because the loan amounts are larger and the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. Seven Hills attempts to reduce the risk associated with multifamily lending by evaluating the credit-worthiness of the borrower and the projected income from the project and by obtaining personal guarantees on most loans made to corporations and partnerships. Seven Hills generally obtains rent rolls and financial statements annually to enable Seven Hills to monitor the loan, although no such requirement existed until 1993.

         At June 30, 1996, loans secured by multifamily properties totalled approximately $3.6 million, or 10.4% of total loans. None of Seven Hills' multifamily residential real estate loans was delinquent at June 30, 1996.

         CONSTRUCTION LOANS. Seven Hills makes loans for the construction of residential real estate. Such loans are structured to become permanent loans at the completion of construction and are offered primarily with adjustable rates of interest and for terms of up to 30 years. The borrower pays only interest for the first six months while the residence is being constructed. Approximately 25% of the construction loans originated by Seven Hills are made to owner-occupants for the construction of single-family homes. The remainder are made to builders for small projects, some of which have not been pre-sold. At June 30, 1996, a total of $862,000, or approximately 2.4% of Seven Hills' total loans, consisted of construction loans.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developments, developers, managers and builders. In addition, such loans are more difficult to evaluate and monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the LTVs and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, Seven Hills would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. Almost all of Seven Hills' construction loans are secured by property in Hamilton County and contiguous townships in Clermont, Warren and Butler Counties, and the economy of such lending area has been relatively stable.

         NONRESIDENTIAL REAL ESTATE LOANS. Seven Hills also makes loans secured by nonresidential real estate consisting primarily of retail stores, warehouses, and office buildings. Loans are seldom made on single purpose buildings. Such loans generally are made only with adjustable rates of interest and a margin of 3.50% to 3.75% over the index. Such loans have terms of up to 25 years and a maximum LTV of 75%. Seven Hills has, however, purchased a 30%, $246,000 participation in one 15-year fixed-rate nonresidential loan.

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. If the cash flow on the property is reduced, for example, as leases are not obtained or renewed, the borrower's ability to repay may be impaired. Seven Hills has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation.

         At June 30, 1996, Seven Hills had a total of $3.7 million invested in nonresidential real estate loans. Such loans comprised approximately 10.6% of Seven Hills' total loans at such date. Included in such total are loans to one borrower totalling $1.3 million secured by warehouses, which loans were current at June 30, 1996. At such date Seven Hills had one delinquent nonresidential real estate loan with an outstanding balance of $9,000.

         Federal regulations limit the amount of nonresidential mortgage loans that an association may make to 400% of its capital. At June 30, 1996, Seven Hills' nonresidential mortgage loans totaled 44.6% of Seven Hills' capital.

         CONSUMER LOANS. Seven Hills makes consumer loans, almost exclusively to depositors on the security of their deposit accounts. Such loans are made at adjustable rates of interest only and are permitted to remain outstanding indefinitely so long as interest payments are current.

         Consumer loans, other than loans secured by deposits, may entail greater risk than do residential mortgage loans. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions. Although Seven Hills has not had significant delinquencies on consumer loans, no assurance can be provided that delinquencies will not increase. At June 30, 1996, Seven Hills had approximately $37,000, or less than one percent of total loans, invested in consumer loans.

         COMMERCIAL LOANS. Seven Hills does not issue any letters of credit or originate or purchase any loans for commercial, business or agricultural purposes, other than loans secured by real estate.

         LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including continuing business with depositors, other borrowers and real estate developers, solicitations by Seven Hills' directors, officers and lending staff and walk-in customers.

         Loan applications for permanent mortgage loans are taken by loan personnel. Seven Hills obtains a credit report, verification of employment and other documentation concerning the credit-worthiness of the borrower. An appraisal of the fair market value of the real estate which will be given as security for the loan is generally prepared by an independent fee appraiser approved by the Board of Directors. An environmental study is conducted only if the appraiser or a director has reason to believe than an environmental problem may exist. For multifamily and nonresidential mortgage loans, a personal guarantee is required. Seven Hills also obtains information with respect to prior projects completed by the borrower. Upon the completion of the appraisal and the receipt of information on the borrower, the application for a loan is submitted to the Executive Committee and/or the Board of Directors for approval or rejection. Any loan applications which do not conform in all respects with Seven Hills' underwriting guidelines are reviewed and accepted or rejected by the Executive Committee or the full Board of Directors.

         If a mortgage loan application is approved, an attorney's opinion of title is obtained on the real estate which will secure the mortgage loan. Seven Hills does not obtain title insurance. Borrowers are required to carry fire and casualty insurance and flood insurance, if applicable, and to name Seven Hills as an insured mortgagee.

         The procedure for approval of construction loans is the same as for permanent mortgage loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. Seven Hills also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

         Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any.

         Seven Hills' loans carry pre-payment penalties and provisions that the entire balance of the loan is due upon sale of the property securing the loan.

         LOAN ORIGINATIONS, PURCHASES AND SALES. During the past several years, Seven Hills has been actively originating new fixed-rate and adjustable-rate loans. Most fixed-rate loans are originated pursuant to secondary market guidelines, although Seven Hills has sold no loans since April 1992. Adjustable-rate loans originated by Seven Hills are held in Seven Hills' loan portfolio. Prior to 1980, Seven Hills originated mortgage loans only at fixed-rates. In the early 1980's, Seven Hills originated mortgage loans only at adjustable rates. In approximately 1986, Seven Hills began originating a limited amount of fixed-rate mortgage loans, most of which it held in its portfolio, in addition to ARMs. Between fiscal year 1990 and fiscal year 1992, Seven Hills sold some fixed-rate mortgage loans. Such sales were not material to its annual originations. Seven Hills retains the servicing of such loans, as well as the loans sold in prior years, and serviced $257,000, $438,000 and $445,000 of such loans at June 30, 1996, 1995 and 1994, respectively. Seven Hills generally receives servicing income of .25% per year on the principal balance of the loans it services. Although Seven Hills has entered into an agreement with a third party pursuant to which Seven Hills will originate FHA loans to be funded by and sold at closing to such third-party purchaser, no such loans have yet been originated, and Seven Hills is unable at this time to determine how significant such sales will be to its future operations.

         Seven Hills occasionally has purchased or participated in loans originated by other institutions. During fiscal year 1996, Seven Hills purchased two participations in the amount of $530,000 in multi-family residential loans. One participation, in the amount of $330,000, represents a 50% participation in a $660,000 loan, while the other, in the amount of $200,000, represents a 73.5% participation in a loan that had a balance of $272,000 at the time the participation was purchased.

         The following table presents Seven Hills' mortgage loan origination, purchase and sale activity for the periods indicated:

                                                                Year ended June 30,
                                                         --------------------------------
                                                          1996         1995         1994
                                                         ------       ------       ------
                                                                  (In thousands)
Loans originated:
  One- to four-family                                    $5,255       $2,427       $8,232
  Home equity                                               166           54         --
  Multifamily                                               259          152           72
  Construction                                              782          754          549
  Nonresidential real estate                                583          106          315
  Consumer loans                                             28           24            9
Loan participations purchased                               530          575         --
                                                         ------       ------       ------
     Total loans originated and purchased                $7,603       $4,092       $9,177
                                                         ======       ======       ======


Insured, guaranteed or collateralized
  mortgage-backed securities purchased                   $1,475       $ --         $4,264
                                                         ======       ======       ======


         OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of the association's total capital for risk-based capital purposes plus any loan reserves not already included in total capital (collectively, "Unimpaired Capital"). A savings association may loan to one borrower an additional amount not to exceed 10% of the association's Unimpaired Capital if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In applying these limits, the regulations require that loans to certain related or affiliated borrowers be aggregated. An exception to these limits permits loans to one borrower of up to $500,000 "for any purpose." Based on such limits, Seven Hills was able to lend approximately $1.3 million to one borrower at June 30, 1996. Seven Hills had outstanding loans in excess of such limits to one borrower at June 30, 1996. The loans to such borrower, totalling $1.3 million at June 30, 1996, are secured by warehouses. Such amount was loaned before the enactment of the current lending limits and need not be divested by Seven Hills. Seven Hills may not advance additional amounts to such borrower. All loans to such borrower were current at June 30, 1996. Seven Hills has not made any loans in excess of such limits since the limits were imposed.


         LOAN ORIGINATION AND OTHER FEES. Seven Hills realizes loan origination fees and other fee income from its lending activities and also realizes income from late payment charges, application fees, and fees for other miscellaneous services.


         Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized in accordance with SFAS No. 91 as an adjustment to yield over the life of the related loan.

         DELINQUENT LOANS, NON-PERFORMING ASSETS AND CLASSIFIED ASSETS. When a borrower fails to make a required payment on a loan, Seven Hills attempts to cause the deficiency to be cured by contacting the borrower. In most cases, deficiencies are cured promptly.

         Loans originated by Seven Hills before 1980 required payment of interest in advance. Although the mortgage documents require payments on the first of each month, borrowers were told that payments would not be treated as delinquent if made by the last working day of that month. For such loans, late notices are mailed by the fifth day of the following month if payment has not been received. If payment has still not been received by the fifteenth day of such following month, second notices are sent or telephone calls are made to the borrower.

         Loans originated commencing in 1980 require interest in arrears, and payments are due on the first day of the following month. When payments on such loans have not been made by the eleventh of the month, late notices are sent. If payment is not received by the twentieth of the month, second notices or telephone calls are made to the borrower.

         When a loan with a balance over $2,000 is more than two payments delinquent, it is reviewed by the Board of Directors and action is taken which may include referral to an attorney, a request for an appraisal and/or a drive-by inspection. When a loan becomes delinquent, an inspection of the property will be conducted when deemed necessary, and an appraisal of the security may be performed. If the appraisal indicates that the value of the collateral is less than the book value of the loan, a valuation allowance is established for such loan.

         When deemed appropriate by management, Seven Hills institutes action to foreclose on the real estate or to acquire the real estate by deed in lieu of foreclosure. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan in relation to the original indebtedness, the extent of the delinquency and the borrower's ability and willingness to cooperate in curing delinquencies. If a foreclosure occurs, the real estate is sold at public sale and may be purchased by Seven Hills.

         Real estate acquired, or deemed acquired, by Seven Hills as a result of foreclosure proceedings is classified as real estate owned ("REO") until it is sold. When property is so acquired, or deemed to have been acquired, it is recorded by Seven Hills at the lower of the book value of the related loan or the estimated fair value of the real estate less selling expenses at the date of acquisition, and any write-down resulting therefrom is charged to the carrying value of the property. Interest accrual, if any, ceases no later than the date of acquisition of the real estate, and all costs incurred from such date in maintaining the property are expensed. Costs relating to the development and improvement of the property are capitalized to the extent of fair value. Seven Hills has had only one piece of REO during the last ten years.

         In the case of delinquencies on consumer loans, the borrower is contacted after a payment is ten days past due.

         Seven Hills places loans on nonaccrual status when the collectibility of the loan is in doubt or when a loan is delinquent in interest payments more than 90 days. If a payment has been missed but payments resume and are expected to continue, the loan is not placed on nonaccrual status.

         The following table reflects the amount of loans in a delinquent status as of the dates indicated:

                                         June 30, 1996                     June 30, 1995                    June 30, 1994
                                  ----------------------------    -------------------------------    ------------------------------
                                                       Percent                           Percent                           Percent
                                                       of total                          of total                          of total
                                  Number     Amount     loans      Number     Amount      loans      Number     Amount      loans
                                  ------     ------     -----      ------     ------      -----      ------     ------      -----
                                                                     (Dollars in thousands)
Loans delinquent for (1)(2):
  30 - 59 days                        6       $130       0.37%         10       $265       0.82%          7       $244       0.76%
  60 - 89 days                     --          --        --             1         22       0.07           9        170       0.53
  90 days and over                    8        106       0.30           8         89       0.27           7        178       0.56
                                   ----       ----       ----        ----       ----       ----        ----       ----       ----
   Total delinquent loans            14       $236       0.67%         19       $376       1.16%         23       $592       1.85%
                                   ====       ====       ====        ====       ====       ====        ====       ====       ====

----------------------------

(1) The number of days a loan is delinquent is measured from the day the payment was due under the terms of the loan agreement.

(2) All delinquent loans, except one with a total balance of $9,000, are secured by one- to four-family residential real estate.

         The following table sets forth information with respect to the accrual and nonaccrual status of Seven Hills' loans which are 90 days or more past due and other non-performing assets at the dates indicated:

                                                                                At June 30,
                                                                      -----------------------------
                                                                       1996        1995        1994
                                                                      ------       ----        ----
                                                                            (Dollars in thousands)
Accruing loans delinquent 90 days or more                             $  106        $ 83        $115

Loans accounted for on a nonaccrual basis:
 Real estate:
    Residential                                                         --           --           63
    Nonresidential                                                      --             6         --
    Consumer                                                            --           --          --
                                                                      ------        ----        ----

    Total nonaccrual loans                                              --             6          63
Other non-performing assets (1)                                         --           --          --
                                                                      ------        ----        ----
    Total non-performing assets                                       $  106        $ 89        $178
                                                                      ======        ====        ====
    Total non-performing assets as a percentage of total assets           .2%         .2%         .4%
                                                                      ======        ====        ====

Specific loan loss allowance                                          $ --          $--         $--

General loan loss allowance (unallocated as to any specific
   loan type)                                                             50          50          48
                                                                      ------        ----        ----
    Total loan loss allowance                                         $   50        $ 50        $ 48
                                                                      ======        ====        ====
    Loan loss allowance as a percent of non-performing loans            47.2%       56.2%       27.0%
                                                                      ======        ====        ====
    Loan loss allowance as a percent of non-performing assets           47.2%       56.2%       27.0%
                                                                      ======        ====        ====

-----------------------------

(1) Other non-performing assets can represent real estate acquired by Seven Hills through foreclosure, which is carried at the lower of the fair value of the real estate, less selling expenses, or the unpaid principal balance of the loan at the date of foreclosure. At each of the dates presented, Seven Hills did not have real estate which was acquired through foreclosure.


         During the year ended June 30, 1996, $879 of interest, including interest due in the previous year, was recorded in income on nonaccruing loans during the period, and interest of $570 would have been recorded in income during the period if the loans had been current in accordance with their original terms. During the periods shown, Seven Hills had no restructured loans within the meaning of SFAS No. 15. There are no loans which are not currently classified as nonaccrual, 90 days past due or restructured but which may be so classified in the near future because management has concerns as to the ability of the borrowers to comply with repayment terms.

         OTS regulations require that each thrift institution classify its own assets on a regular basis. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and
(ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations also contain a "special mention" category, consisting of assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

         Generally, Seven Hills classifies as "substandard" all loans that are delinquent more than 60 days, unless management believes the delinquency status is short-term due to unusual circumstances or the likelihood of a loss is remote. Loans delinquent fewer than 60 days may also be classified if the loans have the characteristics described above rendering classification appropriate.

         The aggregate amounts of Seven Hills' classified assets at the dates indicated were as follows:

                                                   At June 30,
                                          --------------------------
                                          1996       1995       1994
                                          ----       ----       ----
                                                (In Thousands)

           Substandard                    $ 40       $ 23       $151
           Doubtful                        --         --         --
           Loss                            --         --         --
                                          ----       ----       ----
            Total classified assets       $ 40       $ 23       $151
                                          ====       ====       ====


         Federal examiners are authorized to classify an association's assets. If an association does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS. Seven Hills had no disagreements with the examiners regarding the classification of assets at the time of the last examination.

         OTS regulations require that Seven Hills establish prudent general allowances for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, the association must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

         ALLOWANCE FOR LOAN LOSSES. The Board of Directors reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including but not limited to, trends in the level of non-performing assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience and possible losses arising from specific problem assets. To a lesser extent, management also considers loan concentrations to single borrowers and changes in the composition of the loan portfolio. While the Board of Directors believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. At June 30, 1996, 1995 and 1994, Seven Hills' allowance for loan losses totaled $50,000, $50,000 and $48,000, respectively, none of which was allocated to a particular type of loan at any of such dates. Due to the absence of any loss on any loan for many years, the management of Seven Hills does not believe such a specific allocation is necessary.


         The following table sets forth an analysis of Seven Hills' allowance for loan losses for the periods indicated. Seven Hills had no foreclosures and therefore no recoveries during such periods.

                                                            For the year ended or at June 30,
                                                            ---------------------------------
                                                              1996         1995        1994
                                                              ----         ----        ----
                                                                  (Dollars in thousands)

Balance at beginning of year                                  $ 50         $ 48        $ 42

Loans charged-off                                              --           --          --
Recoveries                                                     --           --          --
Provision for losses on loans (charged to operations)          --             2           6
                                                              ----         ----        ----
Balance at end of year                                        $ 50         $ 50        $ 48
                                                              ====         ====        ====
Ratio of net charge-offs to average loans outstanding
    during the period                                          --           --          --
Ratio of allowance for loan losses to non-accrual loans         (1)        833.3%      131.3%
Ratio of allowance for loan losses to total loans              .14%         .15%        .15%


-----------------------------

(1) Not meaningful because Seven Hills had no non-accrual loans at such date.


         Seven Hills did not increase its allowance for loan losses from June 30, 1995, to June 30, 1996.

INVESTMENT ACTIVITIES

         OTS regulations require that Seven Hills maintain a minimum amount of liquid assets, which may be invested in U. S. Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, bankers' acceptances and federal funds. Seven Hills is also permitted to make investments in certain commercial paper, corporate debt securities rated in one of the four highest rating categories by one or more nationally recognized statistical rating organizations, and mutual funds, as well as other investments permitted by federal regulations. In recent periods, Seven Hills has maintained liquid assets on a monthly average basis in an amount between 18.3% and 6.7% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. See "REGULATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

         The following table sets forth the composition of Seven Hills' interest-bearing deposits and investment portfolio at the dates indicated:

                                                                          June 30,
                                    ----------------------------------------------------------------------------------
                                                      1996                                        1995
                                    -----------------------------------------    -------------------------------------
                                    Carrying      % of       Market     % of     Carrying    % of     Market     % of
                                      Value       Total      Value      Total     Value      Total    Value      Total
                                    ---------     ------    --------    -----    ---------   -----    -------    -----
                                                                                          (In thousands)

Held to maturity:
Investment securities:
   U.S. Government and agency
     securities                       $   99       4.8%     $   99       4.8%     $3,788      60.6%     $3,797      60.6%
   Certificates of deposit in
     other financial institutions       --        --          --        --           750      12.0         750      12.0
                                      ------     -----      ------     -----      ------     -----      ------     -----
   Total investment securities
     held to maturity                     99       4.8          99       4.8      $4,538      72.6%     $4,547      72.6%
                                      ------     -----      ------     -----      ------     -----      ------     -----
Other investments:
   Interest-bearing deposits in
     other financial                     205      10.0         205      10.0      $1,051      16.8%     $1,051      16.8%
     institutions
   Federal funds sold                   --        --          --        --           150       2.4         150       2.4
   Federal Home Loan Bank stock          490      23.8         490      23.8         457       7.3         457       7.3
                                      ------     -----      ------     -----      ------     -----      ------     -----
Total other investments                  695      33.8         695      33.8       1,658      26.5       1,658      26.5
                                      ------     -----      ------     -----      ------     -----      ------     -----
Available for sale:
   FHLMC stock                            69       3.3          69       3.3          55       0.9          55       0.9
                                      ------     -----      ------     -----      ------     -----      ------     -----
   U.S. Government and agency
     securities                        1,196      58.1       1,196      58.1        --                              --
                                      ------     -----      ------     -----      ------     -----      ------     -----

   Total available for sale            1,265      61.4       1,265      61.4        --                              --
                                      ------     -----      ------     -----      ------     -----      ------     -----


Total investments                     $2,059     100.0%     $2,059     100.0%     $6,251     100.0%     $6,260     100.0%
                                      ======     =====      ======     =====      ======     =====      ======     =====

                                                  June 30,
                                    -----------------------------------------
                                                    1994
                                    -----------------------------------------
                                     Carrying     % of       Market     % of
                                       Value      Total      Value      Total
                                    ---------     -----      ------     -----

Held to maturity:
Investment securities:
   U.S. Government and agency
     securities                         $3,980      51.7%     $3,886      47.7%
   Certificates of deposit in
     other financial institutions        1,800      23.4       1,800      22.1
                                        ------     -----      ------     -----
   Total investment securities
     held to maturity                   $5,780      75.1%     $5,686      69.8%
                                        ------     -----      ------     -----
Other investments:
   Interest-bearing deposits in
     other financial                    $1,245      16.2%     $1,245      15.3%
     institutions
   Federal funds sold                      200       2.6         200       2.4
   Federal Home Loan Bank stock            429       5.6         429       5.3
                                        ------     -----      ------     -----
Total other investments                  1,874      24.4       1,874      23.0
                                        ------     -----      ------     -----
Available for sale:
   FHLMC stock                              38       0.5         586       7.2
                                        ------     -----      ------     -----
   U.S. Government and agency
     securities                           --        --          --        --
                                        ------     -----      ------     -----

   Total available for sale               --        --          --        --
                                        ------     -----      ------     -----


Total investments                       $7,692     100.0%     $8,146     100.0%
                                        ======     =====      ======     =====

         The following table sets forth the scheduled maturities, carrying values, market values and average yields for Seven Hills' investment securities at June 30, 1996.

                                                                At June 30, 1996
                                  ---------------------------------------------------------------------------------------
                                   One year or less    One to five years   Six to ten years       Eleven to fifteen years
                                  ------------------   -----------------  -------------------     -----------------------
                                  Carrying   Average   Carrying  Average  Carrying    Average     Carrying     Average
                                   value      yield     value     yield    value       yield       value        yield
                                  --------   -------   --------  -------  --------    -------     --------     -------
                                                                      (In thousands)

Held to maturity:
   U.S. Government and agency
     securities                      $--          -%    $ 99      6.835%    $ --           -%       $--          -%
     Total investment
       securities held to             --        --        99      6.835       --         --          --        --
       maturity
Available for sale:
   FHLMC stock                         68       1.65     --        --         --         --          --        --
   U.S. Government and agency
     securities                       298       4.77     495       5.93       --         --          403       7.65
                                     ----     ------    ----     ------     ------     ------       ----     ------
     Total investments
       available for sale             366       4.19     495       5.93       --         --          403       7.65
                                     ----     ------    ----     ------     ------     ------       ----     ------
     Total investment securities     $366       4.19%   $594       6.08%    $ --           -%       $403       7.65%
                                     ====     ======    ====     ======     ======     ======       ====     ======



                                                                       At June 30, 1996
                                                      ----------------------------------------------
                                                                       Total investment
                                                                         securities
                                                      ----------------------------------------------
                                                        Average                             Weighted
                                                         life      Carrying     Market      average
                                                       in years     value       value        yield
                                                      ---------    --------     ------      --------
                                                                        (In thousands)
Held to maturity:
   U.S. Government and agency securities                  2.8%     $   99       $   99       6.835%
     Total investment securities held to maturity         2.8          99           99       6.835
Available for sale:
   FHLMC stock                                           --            68           68        1.65
   U.S. Government and agency securities                  5.7       1,196        1,196        6.22
                                                        -----      ------       ------       -----
      Total investments available for sale                5.7       1,264        1,264        5.97
                                                        -----      ------       ------       -----
      Total investment securities                         5.5%     $1,363       $1,363        6.03%
                                                        =====      ======       ======       =====


DEPOSITS AND BORROWINGS


         GENERAL. Deposits have traditionally been the primary source of Seven Hills' funds for use in lending and other investment activities. In addition to deposits, Seven Hills derives funds from interest payments and principal repayments on loans and mortgage-backed securities, income on earning assets, service charges and gains on the sale of assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. Seven Hills borrowed a total of $400,000 during the fiscal year ended June 30, 1996. Such loans were each outstanding for less than one month. Seven Hills borrowed a total of $200,000 during the fiscal year ended June 30, 1995. Such loans were outstanding for 19 days. With the exception of such loans, Seven Hills has not borrowed money during the last five years.


         DEPOSITS. Deposits are attracted principally from within Seven Hills' primary market area through the offering of a broad selection of deposit instruments, including negotiable order of withdrawal ("NOW") accounts, Super NOW accounts, money market passbook accounts, regular passbook savings accounts, Christmas Club accounts, term certificate accounts and individual retirement accounts ("IRAs"). Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by management of Seven Hills based on Seven Hills' liquidity requirements, growth goals and interest rates paid by competitors. Seven Hills does not use brokers to attract deposits. In a rising interest rate environment, Seven Hills attempts to manage its interest rate risk by lengthening the term to maturity or repricing of more of its deposit liabilities.

         At June 30, 1996, Seven Hills' certificates of deposit totaled $26.4 million, or 75.9% of total deposits. Of such amount, approximately $20.6 million in certificates of deposit mature within one year. Based on past experience and Seven Hills' prevailing pricing strategies, management believes that a substantial percentage of such certificates will renew with Seven Hills at maturity. If there is a significant deviation from historical experience, Seven Hills can utilize borrowings from the FHLB as an alternative to this source of funds.

         The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Seven Hills at the dates indicated:

                                                                           At June 30,
                                           --------------------------------------------------------------------------
                                                  1996                         1995                      1994
                                           -------------------        -------------------        --------------------
                                                      Percent                    Percent                     Percent
                                                      of total                   of total                    of total
                                           Amount     deposits        Amount     deposits        Amount      deposits
                                           ------     --------        ------     --------        ------      --------
                                                                     (Dollars in thousands)

Transaction accounts:
 Passbook accounts(1)                    $ 3,905         11.2%       $ 4,457         12.3%      $ 5,775         15.3%
 Money market passbook accounts(2)         2,214          6.4          2,959          8.2         3,866         10.2
 NOW accounts(3)                             577          1.7            902          2.5         1,042          2.7
 Super NOW accounts(4)                     1,704          4.9          1,983          5.5         1,654          4.4
                                         -------       ------        -------       ------       -------       ------
  Total transaction accounts               8,400         24.2         10,301         28.5        12,337         32.6

Certificates of deposit(5):
   2.00 - 3.99%                              172          0.5            149          0.4         7,160         18.9
   4.00 - 5.99%                           21,376         61.5         12,597         34.9        16,726         44.2
   6.00 - 7.99%                            4,778         13.7         12,940         35.8           451          1.2
   8.00 - 9.99%                               41          0.1            128          0.4         1,166          3.1
                                         -------       ------        -------       ------       -------       ------
   Total certificates of deposit          26,367         75.8         25,814         71.5        25,503         67.4
                                         -------       ------        -------       ------       -------       ------

   Total deposits                        $34,767       100.00%       $36,115        100.0%      $37,840        100.0%
                                         =======       ======        =======       ======       =======       ======

-----------------------------


(1) Includes Christmas Club accounts. Seven Hills' weighted average rate on passbook accounts fluctuates with the general movement of interest rates. The weighted average interest rate on passbook accounts was 3.00% at June 30, 1996, 1995 and 1994, respectively.


(2) Seven Hills' weighted average interest rate paid on money market passbook accounts fluctuates with the general movement of interest rates. At June 30, 1996, 1995 and 1994, the weighted average rates on money market passbook accounts were 3.15%, 3.15% and 3.05%, respectively.

(3) Seven Hills' weighted average interest rate paid on NOW accounts fluctuates with the general movement of interest rates. At June 30, 1996, 1995 and 1994, the weighted average rates on NOW accounts were 2.25%, 2.25% and 2.86%, respectively.

(4) Seven Hills' weighted average interest rate paid on Super NOW accounts also fluctuates with the general movement of interest rates. At June 30, 1996, 1995 and 1994, the weighted average rates on Super NOW accounts were 2.00%, 2.00% and 2.47%, respectively.


(5) IRAs are included within the various certificate of deposit balances. IRAs totalled $2.3 million, $2.4 million and $4.3 million as of June 30, 1996, 1995 and 1994, respectively.

         The following table shows rate and maturity information for Seven Hills' certificates of deposit as of June 30, 1996:

                                                         Amount Due
                                   ------------------------------------------------------
                                                     Over           Over
                                     Up to        1 year to      2 years to        Over
    Rate                           one year        2 years        3 years        3 years          Total
    ----                           --------       ---------       --------       --------         -----
                                                                (In thousands)

2.00 - 3.99%                      $    172         $    -          $    -            $  -        $   172
4.00 - 5.99                         16,155          4,305             668             248         21,376
6.00 - 7.99                          4,293            108             323              54          4,778
8.00 - 9.99                              -              -              41               -             41
                                   -------         ------          ------            ----        -------
  Total certificates of deposit    $20,620         $4,413          $1,032            $302        $26,367
                                   =======         ======          ======            ====        =======


         The following table presents the amount of Seven Hills' certificates of deposit of $100,000 or more by the time remaining until maturity as of June 30, 1996:

                          Maturity                                       At June 30, 1996
                          --------                                       ----------------
                                                                          (In thousands)

                      Three months or less                                  $   609
                      Over 3 months to 6 months                                 565
                      Over 6 months to 12 months                                737
                      Over twelve months                                        100
                                                                            -------

                          Total                                              $2,011
                                                                             ======


         The following table sets forth Seven Hills' deposit account balance activity for the periods indicated:

                                                        Year ended June 30,
                                            ------------------------------------------
                                              1996            1995             1994
                                            --------         --------         --------
                                                     (Dollars in thousands)

Beginning balance                           $ 36,115         $ 37,840         $ 40,432

Deposits                                      22,931           23,183           19,587
Withdrawals                                  (25,594)         (26,228)         (23,640)
                                            --------         --------         --------
Net decrease before interest credited         (2,663)          (3,045)          (4,053)

Interest credited                              1,315            1,320            1,461
                                            --------         --------         --------
Ending balance                              $ 34,767         $ 36,115         $ 37,840
                                            --------         ========         ========

  Net decrease                              $ (1,348)        $ (1,725)        $ (2,592)
                                            ========         ========         ========

  Percent decrease                             (3.73)%          (4.56)%          (6.41)%
                                            ========         ========         ========



         BORROWINGS. The FHLB System functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. See "REGULATION - Federal Home Loan Banks." As a member in good standing of the FHLB of Cincinnati, Seven Hills is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender Test (the "QTL Test"). See "REGULATION - Office of Thrift Supervision -- Qualified Thrift Lender Test." If an association meets the QTL Test, it will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the QTL Test, it will be eligible for such advances only to the extent it holds specified QTL Test assets. At June 30, 1996, Seven Hills was in compliance with the QTL Test. Seven Hills borrowed $400,000 and repaid $200,000 from the FHLB of Cincinnati during the fiscal year ended June 30, 1996. Seven Hills borrowed and repaid $200,000 from the FHLB of Cincinnati during the fiscal year ended June 30, 1995. Seven Hills did not utilize FHLB advances during the fiscal year ended June 30, 1994.

YIELDS EARNED AND RATES PAID

         The following table sets forth certain information relating to Seven Hills' average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loss. Management does not believe that the use of month-end balances instead of daily balances has caused any material differences in the information presented.

                                                                         Year ended June 30,
                                  ----------------------------------------------------------------------------------------------
                                                1996                            1995                            1994
                                  ------------------------------   -----------------------------  ------------------------------
                                    Average    Interest              Average     Interest           Average     Interest
                                  outstanding   earned/   Yield/   outstanding    earned/ Yield/  outstanding    earned/  Yield/
                                    balance      paid      rate      balance       paid    rate     balance       paid     rate
                                  -----------  --------   ------   -----------   -------- ------  -----------   --------  ------
                                                                    (Dollars in thousands)
Interest-earning assets:
   Loans receivable                 $33,818     $2,631      7.78%    $32,289      $2,457    7.61%   $33,114      $2,626     7.93%
   Mortgage-backed securities         6,729        408      6.06       6,736         352    5.23      6,471         288     4.45
   Investment securities              1,909        131      6.86       3,978         234    5.88      2,397         110     4.59
   Interest-bearing deposits          1,732        127      7.33       3,113         184    5.91      4,695         176     3.75
                                    -------     ------    ------     -------      ------  ------    -------      ------   ------
     and other

     Total interest-earning
       assets                        44,188      3,297      7.46      46,116       3,227    7.00     46,677       3,200     6.86

Non-interest-earning assets           1,328                            1,223                          1,241
                                    -------                          -------                        -------
     Total assets                   $45,516                          $47,339                        $47,918
                                    -------                          -------                        -------
Interest-bearing liabilities:
   Money market passbooks          $  2,389    $    76      3.18%     $3,283      $  105    3.20%  $  4,049     $   133     3.28%
   Passbooks                          4,123        123      2.98       5,089         156    3.07      5,989         192     3.21
   NOW's                                638         15      2.35         992          30    3.02      1,210          38     3.14
   Super NOW's                        1,870         42      2.25       1,879          54    2.87      1,874          57     3.04
   Certificates                      26,321      1,523      5.79      25,442       1,322    5.20     26,549       1,284     4.84
                                    -------     ------    ------     -------      ------  ------    -------      ------   ------
     Total deposits                  35,341      1,779      5.03      36,685       1,667    4.54     39,671       1,704     4.30

FHLB advances                            25          1      4.00          16           1    6.25          -           -        -
                                    -------     ------    ------     -------      ------  ------    -------      ------   ------
     Total interest-bearing
       liabilities                   35,366     $1,780      5.03%     36,701      $1,668    4.54%    39,671      $1,704     4.30%
                                                ------    ------                  ------  ------                 ------   ------

Non-interest-bearing liabilities        435                              517                            408
                                    -------                          -------                        -------
     Total liabilities               35,801                           37,218                         40,079

Shareholders' equity                  9,715                           10,121                          7,839
                                    -------                          -------                        -------
     Total liabilities and
       shareholders' equity         $45,516                          $47,339                        $47,918
                                    -------                          -------                        -------
Net interest income; interest
   rate spread                                  $1,517      2.43%                 $1,559    2.46%                $1,496     2.56%
                                                ------    ------                  ------  ------                 ------   ------
Net yield (net interest
  income as a percent of
  average interest-earning
  assets)                                                   3.43%                           3.38%                           3.21%
                                                          ------                          ------                          ------
Average interest-earning
  assets to interest-bearing                              124.94%                         125.65%                         117.66%
  liabilities                                             ------                          ------                          ------


         Seven Hills' interest rate spread is the principal determinant of income. The interest rate spread, and therefore net interest income, can vary considerably over time because asset and liability repricing do not coincide. Moreover, the long-term or cumulative effect of interest rate changes can be substantial. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. The management and Board of Directors of Seven Hills attempt to manage Seven Hills' exposure to interest rate risk in a manner to maintain the projected four-quarter percentage change in net interest income and the projected change in the market value of portfolio equity within the limits established by the Board of Directors, assuming a permanent and instantaneous parallel shift in interest rates.


         As a part of its effort to monitor its interest rate risk, Seven Hills reviews the reports of the OTS which set forth the application of the NPV methodology adopted by the OTS as part of its capital regulations to the assets and liabilities of Seven Hills. Although Seven Hills is not currently subject to the NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, the application of the NPV methodology may illustrate Seven Hills' interest rate risk.


         Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital. See "Liquidity and Capital Resources."

         At June 30, 1996, 2% of the present value of Seven Hills' assets was approximately $900,000. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $1,740,000 at June 30, 1996, Seven Hills would have been required to deduct $420,000 (50% of the approximate $840,000 difference) from its capital in determining whether Seven Hills met its risk-based capital requirement. Regardless of such reduction, however, Seven Hills' risk-based capital at June 30, 1996, would still have exceeded the regulatory requirement by approximately $6.2 million.

         Presented below, as of June 30, 1996, is an analysis of Seven Hills' interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates.

         As illustrated in the table, NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, the amount of interest Seven Hills would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Seven Hills would pay on its deposits would increase rapidly because Seven Hills' deposits generally have shorter periods to repricing. Assumptions used in calculating the amounts in this table are OTS assumptions.

                                                  June 30, 1996
                                          -----------------------------
         Change in Interest Rate          $ Change             % Change
             (Basis Points)               In NPV               in NPV
         -----------------------          --------             --------
                             (Dollars in thousands)

                   +300                    $(2,695)              (31)%
                   +200                     (1,735)              (20)
                   +100                       (814)               (9)
                      0                          -                 -
                   -100                        649                 8
                   -200                      1,050                12
                   -300                      1,371                16

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making the risk calculations.

         In the event that interest rates rise from the recent low levels, Seven Hills' net interest income could be expected to be negatively affected. Moreover, rising interest rates could negatively affect Seven Hills' earnings due to diminished loan demand.

         The following table sets forth, for the years and at the date indicated, the weighted average yields earned on Seven Hills' interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities, the interest rate spread and the net interest margin on interest-earning assets. Such yields and costs are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the years presented.

                                                                     Year ended June 30,
                                                                ----------------------------
                                                                1996        1995        1994
                                                                ----        ----        ----
Weighted average yield on loan portfolio                        7.78%       7.61%       7.93%
Weighted average yield on mortgage-backed securities            6.06        5.23        4.45
Weighted average yield on investment securities                 6.86        5.88        4.59
Weighted average yield on other  interest-earning assets        7.33        5.91        3.75
Weighted average yield on all interest-earning assets           7.46        7.00        6.86
Weighted average interest rate paid on deposits                 5.04        4.54        4.30
Weighted average interest rate paid on all
    interest-bearing liabilities                                5.03        4.54        4.30
Interest rate spread (spread between weighted average
    interest rate on all interest-bearing assets and all
    interest-bearing liabilities)                               2.43        2.46        2.56
Net yield (net interest income as a percentage of average
    interest-earning assets)                                    3.43        3.38        3.21

         The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Seven Hills' interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate:

                                                                   Year ended June 30,
                                              ------------------------------------------------------------
                                                     1996 vs. 1995                    1995 vs. 1994
                                              ---------------------------     ----------------------------
                                                  Increase                         Increase
                                                 (decrease)                       (decrease)
                                                   due to                           due to
                                              -----------------               -----------------
                                              Volume      Rate      Total     Volume      Rate       Total
                                              ------      -----     -----     ------      -----      -----
                                                                            (In thousands)
Interest income attributable to:
  Loans receivable                             $ 118      $  56     $ 174      $ (65)     $(104)     $(169)
  Mortgage-backed securities                       0         56        56         12         52         64
  Investment securities                         (137)        34      (103)        87         37        124
  Other interest-earning assets(1)               (94)        37       (57)       (72)        80          8
                                               -----      -----     -----      -----      -----      -----
    Total interest income                       (113)       183        70        (38)        65         27
                                               -----      -----     -----      -----      -----      -----
Interest expense attributable to:
  Borrowings                                    --         --        --            1       --            1
  Deposits                                       (63)       178       115       (131)        94        (37)
                                               -----      -----     -----      -----      -----      -----
  Total interest expense                         (63)       178       115       (130)        94        (36)
                                               -----      -----     -----      -----      -----      -----
Increase (decrease) in net interest income     $ (50)     $   5     $ (45)     $  92      $ (29)     $  63
                                               =====      =====     =====      =====      =====      =====

------------------
(1) Includes interest-bearing deposits, certificates of deposit in other financial institutions and other interest-earning assets.


COMPETITION

         Seven Hills competes for deposits with other savings associations, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds and insurance products. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Seven Hills competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies and other lenders. Seven Hills competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

         Due to Seven Hills' size relative to the many other financial institutions in its market area, management believes that Seven Hills has an insubstantial share of the deposit and loan markets.

         The size of financial institutions competing with Seven Hills is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon Seven Hills. In addition, disparities with respect to the deposit insurance assessments for banks and savings associations may have an adverse effect upon Seven Hills. See "REGULATION Federal Deposit Insurance Corporation -- Assessments."

PERSONNEL

         As of June 30, 1996, Seven Hills had 12 full-time employees and 3 part-time employees. Seven Hills believes that relations with its employees are excellent. Seven Hills offers health, disability, life and dependent care benefits. None of the employees of Seven Hills are represented by a collective bargaining unit.


                                   REGULATION

GENERAL

         SHFC is a savings and loan holding company within the meaning of the Home Owners Loan Act of 1933, as amended (the "HOLA"). Consequently, SHFC is subject to regulation, examination and oversight by the OTS and must submit periodic reports thereto. Because SHFC is a corporation organized under Ohio law, it is subject to provisions of the Ohio Revised Code applicable to corporations generally.

         As a savings and loan association chartered under the laws of Ohio, Seven Hills is subject to regulation, examination and oversight by the Superintendent of the Division. Because Seven Hills' deposits are insured by the FDIC, Seven Hills also is subject to regulation and examination by the OTS, as its primary federal regulator, and by the FDIC. Seven Hills must file periodic reports with the Ohio Superintendent and the OTS concerning its activities and financial condition. Examinations are conducted periodically by these federal and state regulators to determine whether Seven Hills is in compliance with various regulatory requirements and is operating in a safe and sound manner. Because it accepts federally insured deposits and offers transaction accounts, Seven Hills is also subject to certain regulations issued by the Board of Governors of the Federal Reserve System ("FRB"). Seven Hills is a member of the FHLB of Cincinnati.

OHIO CORPORATION LAW

         MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code regulates certain takeover bids affecting certain public corporations which have significant ties to Ohio. This statute prohibits, with some exceptions, any merger, combination or consolidation and any of certain other sales, leases, distributions, dividends, exchanges, mortgages or transfers between such an Ohio corporation and any person who has the right to exercise, alone or with others, 10% or more of the voting power of such corporation (an "Interested Shareholder"), for three years following the date on which such person first becomes an Interested Shareholder. Such a business combination is permitted only if, prior to the time such person first becomes an Interested Shareholder, the Board of Directors of the issuing corporation has approved the purchase of shares which resulted in such person first becoming an Interested Shareholder.

         After the initial three-year moratorium, such a business combination may not occur unless (1) one of the specified exceptions applies, (2) the holders of at least two-thirds of the voting shares, and of at least a majority of the voting shares not beneficially owned by the Interested Shareholder, approve the business combination at a meeting called for such purpose, or (3) the business combination meets certain statutory criteria designed to ensure that the issuing public corporation's remaining shareholders receive fair consideration for their shares.

         An Ohio corporation may, under certain circumstances, "opt out" of the statute by specifically providing in its articles of incorporation that the statute does not apply to any business combination of such corporation. However, the statute still prohibits for twelve months any business combination that would have been prohibited but for the adoption of such an opt-out amendment. The statute also provides that it will continue to apply to any business combination between a person who became an Interested Shareholder prior to the adoption of such an amendment as if the amendment had not been adopted. Neither the Articles of Incorporation of SHFC nor Seven Hills opt out of the protection afforded by Chapter 1704.

         CONTROL SHARE ACQUISITION. Section 1701.831 of the Ohio Revised Code (the "Control Share Acquisition Statute") requires that certain acquisitions of voting securities which would result in the acquiring shareholder owning 20%, 33-1/3%, or 50% of the outstanding voting securities of SHFC (a "Control Share Acquisition") must be approved in advance by the holders of at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting, excluding the voting shares owned by the acquiring shareholder. The Control Share Acquisition Statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

         TAKEOVER BID STATUTE. Ohio law also contains a statute regulating takeover bids for any Ohio corporation, including savings and loan associations. Such statute provides that no offeror may make a takeover bid unless (i) at least 20 days prior thereto the offeror announces publicly the terms of the proposed takeover bid and files with the Ohio Division of Securities (the "Securities Division") and provides the target company with certain information in respect of the offeror, his ownership of the company's shares and his plans for the company, and (ii) within ten days following such filing either (a) no hearing is required by the Securities Division, (b) a hearing is requested by the target company within such time but the Securities Division finds no cause for hearing exists, or (c) a hearing is ordered and upon such hearing the Securities Division adjudicates that the offeror proposes to make full, fair and effective disclosure to offerees of all information material to a decision to accept or reject the offer.

         The takeover bid statute also states that no offeror shall make a takeover bid if he owns 5% or more of the issued and outstanding equity securities of any class of the target company, any of which were purchased within one year before the proposed takeover bid, and the offeror, before making any such purchase, failed to announce his intention to gain control of the target company, or otherwise failed to make full and fair disclosure of such intention to the persons from whom he acquired such securities. The United States District Court for the Southern District of Ohio has determined that the Ohio takeover bid statute is preempted by federal regulation.

OHIO SAVINGS AND LOAN REGULATION

         The Ohio Superintendent is responsible for the regulation and supervision of Ohio savings and loan associations in accordance with the laws of the State of Ohio and imposes assessments on Ohio associations based on their asset size to cover the cost of supervision and examination. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally chartered savings association. See "Federal Deposit Insurance Corporation." The Ohio Superintendent also has approval authority over any mergers involving or acquisitions of control of Ohio savings and loan associations. The Ohio Superintendent may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Superintendent may place an Ohio association in conservatorship or receivership.

         In addition to being governed by the laws of Ohio specifically governing savings and loan associations, Seven Hills is also governed by Ohio corporate law, to the extent such law does not conflict with the laws specifically governing savings and loan associations.

OFFICE OF THRIFT SUPERVISION

         GENERAL. The OTS is an office in the Department of the Treasury and is subject to the general oversight of the Secretary of the Treasury. The Director of the OTS is responsible for the regulation and supervision of all federally chartered savings associations and all other savings associations, the deposits of which are insured by the FDIC through the SAIF. The OTS issues regulations governing the operation of savings associations, regularly examines such associations and imposes assessments on savings associations based on their asset size to cover the costs of general supervision and examination. The OTS also may initiate enforcement actions against savings associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings association.

         Savings associations are subject to regulatory oversight under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosures, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an association to open a new branch or engage in a merger. Community reinvestment regulations focus on how well and to what extent an institution meets the credit needs in its community, particularly in low- to moderate-income areas. Seven Hills has received a "satisfactory" rating under those regulations.

         REGULATORY CAPITAL REQUIREMENTS. Seven Hills is required by OTS regulations to meet certain minimum capital requirements. The following table sets forth the amount and percentage level of regulatory capital of Seven Hills at June 30, 1996, and the amount by which it exceeds the minimum requirements. Tangible and core capital are reflected as a percentage of adjusted total assets. Risk-based (or total) capital, which consists of core and supplementary capital, is reflected as a percentage of risk-weighted assets.

                                                               At June 30, 1996
                                                             --------------------
                                                             Amount       Percent
                                                             ------       -------
                                                         (In thousands)
Tangible capital                                             $8,323        18.5%
Requirement                                                     674         1.5
                                                             ------        ----
Excess                                                       $7,649        17.0%
                                                             ======        ====
Core capital                                                 $8,323        18.5%
Requirement                                                   1,348         3.0
                                                             ------        ----
Excess                                                       $6,975        15.5%
                                                             ======        ====
Risk-based capital                                           $8,373        38.5%
Risk-based requirement                                        1,740         8.0
                                                             ------        ----
Excess                                                       $6,633        30.5%
                                                             ======        ====

         Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for Seven Hills consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for Seven Hills consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk). The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and exceed an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. Seven Hills does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed.

         The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement, a savings association would have to measure the impact of an immediate 200 basis point change in interest rates on the value of its portfolio, as determined under the methodology established by the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the association will be required to deduct one-half of that excess exposure from its total capital when determining its level of risk-based capital. In general, an association with less than $300 million in assets and a risk-based capital ratio in excess of 12% will not be subject to this requirement. Seven Hills qualifies for this exemption. Pending implementation of the interest rate risk component, the OTS may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities.

         The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations. At each successively lower defined capital category, an association is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. In addition, the OTS generally can downgrade an association's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the association is deemed to be engaging in an unsafe or unsound practice because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition. All undercapitalized associations must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized. Such associations will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Furthermore, critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. Seven Hills' capital at June 30, 1996, met the standards for a well-capitalized institution.

         Federal law prohibits a savings association from making a capital distribution to anyone or paying management fees to any person having control of the association if, after such distribution or payment, the association would be undercapitalized. In addition, each company controlling an undercapitalized association must guarantee that the association will comply with its capital plan until the association has been adequately capitalized on an average during each of four preceding calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (a) an amount equal to 5% of the association's total assets at the time the institution became undercapitalized or (b) the amount that is necessary to bring the association into compliance with all capital standards applicable to such association at the time the association fails to comply with its capital restoration plan.

         LIQUIDITY. OTS regulations require that savings associations maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state or federal agency obligations) equal to a monthly average of not less than 5% of its net withdrawable savings deposits plus borrowings payable in one year or less. Federal regulations also require each association to maintain an average daily balance of short-term liquid assets at a specified percentage, currently 1%, of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed upon associations failing to meet liquidity requirements. The eligible liquidity of Seven Hills, as computed under current regulations, at June 30, 1996, was approximately $2.4 million, or 6.70%, and exceeded the then applicable 5.0% liquidity requirement by approximately $600,000, or 1.70%.

         QUALIFIED THRIFT LENDER TEST. Savings associations are required to maintain a specified level of investments in assets that are designated as qualifying thrift investments. Such investments are generally related to domestic residential real estate and manufactured housing and include stock issued by any FHLB, the FHLMC or the FNMA. The QTL Test, as amended by the Improvement Act, requires that 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) consist of qualified thrift investments on a monthly average basis in 9 out of every 12 months. The OTS may grant exceptions to the QTL Test under certain circumstances. If a savings association fails to meet the QTL Test, the association and its holding company will be subject to certain operating and regulatory restrictions. A savings association that fails to meet the QTL Test will not be eligible for new FHLB advances. See "Federal Home Loan Banks." At June 30, 1996, Seven Hills had QTL investments equal to approximately 92.6% of its total portfolio assets.

         LENDING LIMIT. OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of the association's Unimpaired Capital. A savings association may loan to one borrower an additional amount not to exceed 10% of the association's Unimpaired Capital, if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Certain types of loans are not subject to these limits. In applying these limits, the regulations require that loans to certain related borrowers be aggregated. Notwithstanding the specified limits, an association may lend to one borrower up to $500,000 "for any purpose." At June 30, 1996, Seven Hills was in compliance with this lending limit. See "Lending Activities - Loan Originations, Purchases and Sales."

         TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to executive officers, directors and principal shareholders and their related interests must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders and their related interests cannot exceed the association's Unimpaired Capital (or 200% of Unimpaired Capital for qualifying institutions with less than $100 million in assets). Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association with any "interested" director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public, and loans to executive officers are subject to additional limitations. Seven Hills was in compliance with such restrictions at June 30, 1996.

         All transactions between savings associations and their affiliates must comply with Sections 23A and 23B of the Federal Reserve Act (the "FRA"). An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings association. SHFC is an affiliate of Seven Hills. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which a savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. Seven Hills was in compliance with these requirements and restrictions at June 30, 1996.

         LIMITATIONS ON CAPITAL DISTRIBUTIONS. OTS imposes various restrictions or requirements on the ability of associations to make capital distributions, including dividend payments. An association is prohibited from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the net worth of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. OTS regulations also establish a system limiting capital distributions according to ratings of associations based on their capital level and supervisory condition.

         The first rating category is Tier 1, consisting of associations that, before and after the proposed distribution, meet their fully phased-in capital requirements. Associations in this category may make capital distributions during any calendar year equal to the greater of 100% of net income, current year-to-date, plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. A Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association. Seven Hills meets the requirements for a Tier 1 association and has not been notified of any need for more than normal supervision.

         The second category, Tier 2, consists of associations that before and after the proposed distribution meet their current minimum, but not fully phased-in, capital requirements. Associations in this category may make capital distributions of up to 75% of net income over the most recent four quarters. Tier 3 associations do not meet current minimum capital requirements and must obtain OTS approval of any capital distribution. Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must also obtain OTS approval. Tier 2 associations proposed to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution.

         As a subsidiary of SHFC, Seven Hills will also be required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns.

         In December 1994, the OTS issued a proposal to amend the capital distribution limits. Under that proposal, associations not owned by a holding company with a camel examination rating of 1 or 2 could make a capital distribution without notice to the OTS if they remain adequately capitalized, as described above, after the distribution is made. Any other association seeking to make a capital distribution that would not cause the association to fall below the capital levels to qualify as adequately capitalized or better would have to provide notice to the OTS. Except under limited circumstances and with OTS approval, no capital distributions would be permitted if it caused the association to become undercapitalized or worse.

         HOLDING COMPANY REGULATION. The HOLA generally prohibits a savings and loan holding company from controlling any other savings association or savings and loan holding company, without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof, which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by the holding company. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

         SHFC is a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company, and such companies are the only financial institution holding companies which may engage in any commercial, securities and insurance activities. Congress is considering, however, either limiting unitary savings and loan holding companies to the same activities as other financial institution holding companies or permitting certain bank holding companies to engage in commercial activities and expanded securities and insurance activities. The Company cannot predict if and in what form these proposals might become law. The broad latitude to engage in activities under current law can be restricted, however, if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, the OTS may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings association subsidiary of a holding company fails to meet the QTL Test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At June 30, 1996, Seven Hills met the QTL Test.

         If SHFC were to acquire control of another savings institution, other than through a merger or other business combination with Seven Hills, SHFC would become a multiple savings and loan holding company. Unless the acquisition is an emergency thrift acquisition and each subsidiary savings association meets the QTL Test, the activities of SHFC and any of its subsidiaries (other than Seven Hills or other subsidiary savings associations) would thereafter be subject to activity restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof that is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by federal regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the OTS prior to being engaged in by a multiple holding company.

         The OTS may approve acquisitions resulting in the formation of a multiple savings and loan holding company that controls savings associations in more than one state, only if the multiple savings and loan holding company involved controls a savings association that operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions. Bank holding companies have had more expansive authority to make interstate acquisitions than savings and loan holding companies since August 1995.

         No subsidiary savings association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the Director of the OTS 30 days' advance notice of such declaration and payment. Any dividend declared during such period or without the giving of such notice shall be invalid.

         FEDERAL REGULATION OF ACQUISITIONS OF CONTROL OF SHFC AND SEVEN HILLS. In addition to the Ohio law limitations on the merger and acquisition of Seven Hills and SHFC previously discussed, federal limitations generally require regulatory approval of acquisitions at specified levels. Under pertinent federal law and regulations, no person, directly or indirectly, or acting in concert with others, may acquire control of Seven Hills or SHFC without 60 days prior notice to the OTS. "Control" is generally defined as having more than 25% ownership or voting power; however, ownership or voting power of more than 10% may be deemed "control" if certain factors are in place. If the acquisition of control is by a company, the acquiror must obtain approval, rather than give notice, of the acquisition as a savings and loan holding company.

         In addition, any merger of Seven Hills must be approved by the OTS as well as the Superintendent. Further, any merger of SHFC in which SHFC is not the resulting company must also be approved by both the OTS and the Superintendent.

FEDERAL DEPOSIT INSURANCE CORPORATION

         DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the Bank Insurance Fund ("BIF") for commercial banks and state savings banks and the SAIF for savings associations and is required to maintain designated levels of reserves in each fund. Seven Hills is a member of the SAIF and its deposit accounts are insured by the FDIC, up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including Seven Hills, and has authority to initiate enforcement actions against federally insured savings associations, if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

         Depository institutions are generally prohibited from converting from one insurance fund to the other until the SAIF meets its designated reserve level, except with the prior approval of the FDIC in certain limited cases, provided applicable exit and entrance fees are paid. The insurance fund conversion provisions do not prohibit a SAIF member from converting to a bank charter or merging with a bank during the moratorium, as long as the resulting bank continues to pay the applicable insurance assessments to the SAIF during that period and certain other conditions are met. Seven Hills has no present intention to convert to the BIF or to a bank charter.

         ASSESSMENTS. The FDIC is authorized to establish separate annual assessment rates for deposit insurance each for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The reserves of the SAIF are below the level required by law because a significant portion of the assessments paid into the SAIF are used to pay the cost of prior thrift failures. The BIF has, however, met its required reserve level.

         The assessments paid by healthy savings associations exceeded those paid by healthy BIF members by approximately $.19 per $100 in deposits for 1995, and no BIF assessments will be required of healthy commercial banks in 1996 except a $2,000 minimum fee. The disparity in the premiums paid between savings associations and commercial banks could have a negative competitive impact on Seven Hills and other savings associations.


         Legislation to recapitalize the SAIF and eliminate the significant premium disparity became effective September 30, 1996. The recapitalization plan provides for a special assessment to be paid by November 29, 1996, estimated to be equal to approximately $.69 to $.71 per $100 of SAIF deposits held at March 31, 1995. This special assessment will increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits would pay a lower special assessment. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF, which will increase BIF assessments. After the payment of the special assessment, SAIF assessments for healthy savings associations should be set at a significantly lower level but could never be reduced below the level set for healthy BIF institutions.


         Seven Hills had $37.6 million in deposits at March 31, 1995. If a special assessment of $.69 to $.71 per $100 in deposits as of March 31, 1995, is imposed, Seven Hills will pay an additional assessment of approximately $259,000 to $267,000. Such assessment should be tax-deductible, but it will reduce earnings and capital for the quarter in which it is recorded.


         The recapitalization plan also provides for the merger of the SAIF and the BIF effective January 1, 1999, assuming all savings associations have become banks. As a result, it is expected that the thrift charter or separate thrift regulation under federal law will be eliminated prior to the merger of the deposit insurance funds. As a result, Seven Hills would be regulated as a bank under federal law and would be subject to the more restrictive activity limits imposed on national banks. In addition, SHFC would become a bank holding company, which would become subject to more restrictive activity limits and capital requirements similar to those imposed on Seven Hills. SHFC cannot predict the impact of conversion of Seven Hills to, or regulation of Seven Hills as, a bank until the legislation requiring such change is enacted.

         Legislation has also been enacted requiring, generally, that bad debt reserves taken after 1987 using the percentage of taxable income method must be included in future taxable income of the association over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test. Seven Hills will be required, therefore, to recapture approximately $91,000 of its bad debt reserve taken after 1987.

FRB REGULATIONS

         RESERVE REQUIREMENTS. FRB regulations require savings associations to maintain reserves against their transaction accounts (primarily NOW accounts) and non-personal time deposits. Such regulations currently require that reserves of 3% be maintained against net transaction accounts up to $52 million (subject to an exemption of up to $4.3 million), and that reserves of 10% be maintained against that portion of total net transaction accounts in excess of $52 million. At June 30, 1996, Seven Hills was in compliance with its reserve requirements.

FEDERAL HOME LOAN BANKS

         The FHLBs provide credit to their members in the form of advances. Seven Hills is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of that FHLB in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of Seven Hills' residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances from the FHLB. Seven Hills is in compliance with this requirement with an investment in stock of the FHLB of Cincinnati of $490,100 at June 30, 1996.

         Upon the origination or renewal of a loan or advance, the FHLB of Cincinnati is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the United States government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

         Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance.


                                TAXATION

FEDERAL TAXATION

         SHFC and Seven Hills file a consolidated federal income tax return on a fiscal year basis. SHFC is subject to the federal tax laws and regulations which apply to corporations generally. Seven Hills is also subject to the federal tax laws and regulations which apply to corporations generally. Certain thrift institutions, including Seven Hills, were, however, prior to the enactment of the Small Business Jobs Protection Act, which was signed into law on August 21, 1996, allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions could compute deductions for bad debts using either the specific charge off method of Section 166 of the Internal Revenue Code of 1986, as amended (the "Code"), or the reserve method of Section 593 of the Code.

               Under Section 593, a thrift institution annually could elect to deduct bad debts under either (i) the "percentage of taxable income" method applicable only to thrift institutions, or (ii) the "experience" method that also was available to small banks. Under the "percentage of taxable income" method, a thrift institution generally was allowed a deduction for an addition to its bad debt reserve equal to 8% of its taxable income (determined without regard to this deduction and with additional adjustments). Under the experience method, a thrift institution was generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year. A thrift institution could elect annually to compute its allowable addition to bad debt reserves for qualifying loans either under the experience method or the percentage of taxable income method. For tax years 1995, 1994 and 1993, Seven Hills used the percentage of taxable income method because such method provided a higher bad debt deduction than the experience method.

               Section 1616(a) of the Small Business Job Protection Act repealed the Section 593 reserve method of accounting for bad debts by thrift institutions, effective for taxable years beginning after 1995. Thrift institutions that would be treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method. The percentage of taxable income method of accounting for bad debts is no longer available for any financial institution.

               A thrift institution required to change its method of computing reserves for bad debt will treat such change as a change in the method of accounting, initiated by the taxpayer, and having been made with the consent of the Secretary of the Treasury. Any adjustment under Section 481(a) of the Code required to be recaptured with respect to such change generally will be determined solely with respect to the "applicable excess reserves" of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to the residential loan requirement described below. In the case of a thrift institution that becomes a large bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over (ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (i.e., the "pre-1988 reserves"). In the case of a thrift institution that becomes a small bank, like Seven Hills, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of (a) its pre-1988 reserves or (b) what the thrift's reserves would have been at the close of its last year beginning before January 1, 1996, had the thrift always used the experience method.

               For taxable years that begin after December 31, 1995, and before January 1, 1998, if a thrift meets the residential loan requirement for a tax year, the recapture of the applicable excess reserves otherwise required to be taken into account as a Code Section 481(a) adjustment for the year will be suspended. A thrift meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the thrift during the year is not less then its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the thrift during the six most recent tax years beginning before January 1, 1996.

               A residential loan is a loan as described in Section 7701(a)(19)(C)(v) (generally a loan secured by residential real and church property and certain mobile homes), but only to the extent that the loan is made to the owner of the property to acquire, construct, or improve the property.

               In addition to the regular income tax, SHFC and Seven Hills are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. In addition, for taxable years after 1986 and before 1996, SHFC and Seven Hills are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million.

               The balance of the pre-1988 reserves is subject to the provisions of Section 593(e) as modified by the Small Business Job Protection Act which requires recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (excess to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by Seven Hills to SHFC is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and Seven Hills' gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of June 30, 1996, Seven Hills' pre-1988 reserves for tax purposes totaled approximately $1.1 million. Seven Hills believes it had approximately $4.3 million of accumulated earnings and profits for tax purposes as of June 30, 1996, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. See "REGULATION - OTS Regulations -- Limitations on Capital Distributions." No representation can be made as to whether Seven Hills will have current or accumulated earnings and profits in subsequent years.

         The tax returns of Seven Hills have been audited or closed without audit through calendar year 1992. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of Seven Hills.

OHIO TAXATION

         SHFC is subject to the Ohio corporation franchise tax, which, as applied to SHFC, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or (ii) 0.582% times taxable net worth.

         In computing its tax under the net worth method, SHFC may exclude 100% of its investment in the capital stock of Seven Hills after the Conversion, as reflected on the balance sheet of SHFC, in computing its taxable net worth as long as it owns at least 25% of the issued and outstanding capital stock of Seven Hills. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, SHFC may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

         A special litter tax is also applicable to all corporations, including SHFC, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and
 .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.


         Seven Hills is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of Seven Hills' book net worth determined in accordance with generally accepted accounting principles ("GAAP"). As a "financial institution," Seven Hills is not subject to any tax based upon net income or net profits imposed by the State of Ohio.


              MARKET FOR THE SHARES AND RELATED SHAREHOLDER MATTERS

         On the Record Date, there were 536,472 common shares of SHFC outstanding and held of record by approximately 274 shareholders. Price information with respect to SHFC's common shares is quoted on Nasdaq. The following table sets forth the range of high and low bid information for the common shares of SHFC, as quoted by Nasdaq, together with the dividends declared per common share for each quarter since the completion of the Conversion.


          Quarter Ended               High       Low     Cash Dividends Declared
          -------------               ----       ---     -----------------------
          March 31, 1994             $12.00     $11.00             $.00
          June 30, 1994              $15.50     $11.50             $.05
          September 30, 1994         $17.50     $15.75             $.55
          December 31, 1994          $17.50     $15.00             $.07
          March 31, 1995             $16.25     $14.50             $.07
          June 30, 1995              $17.50     $15.00             $.07
          September 30, 1995         $16.00     $16.00             $.63
          December 31, 1995          $16.00     $14.50             $.08
          March 31, 1996             $14.75     $14.50             $.08
          June 30, 1996              $17.50     $14.50             $.09
          September 30, 1996         $17.50     $17.50             $.09


On June 13, 1996, the date preceding the public announcement of the execution of the Agreement, the bid and asked prices for SHFC's common shares were $14.50 and $16.50 per share, respectively.

              VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the only persons known to SHFC to own beneficially more than five percent of the outstanding common shares of SHFC as of August 31, 1996:

                            Amount and Nature of           Percent of
Name and Address (1)        Beneficial Ownership     Shares Outstanding (2)
----------------            --------------------     ------------------
Shirley A. Gluck                  34,018(3)                   6.26%
James R. Maurer                   35,203(4)                   6.48%
Arthur W. Wendel, Jr.             63,330(5)                  11.65%
Robert A. West                    44,049(6)                  8.10%

------------------------

(1) Each of the individuals named in the table may be contacted at 1440 Main Street, Cincinnati, Ohio 45210.

(2) "Beneficial ownership," as defined by the regulations of the Commission governing disclosures within this Proxy Statement, includes shares which are not included in the definition of "beneficial ownership" in the regulations of the OTS governing acquisitions of 10% or more of the common shares of a savings association or its holding company and which are not included with respect to the prohibition contained in the Articles of Incorporation of SHFC that no persons may, within five years after the consummation of the conversion of SHFC from a mutual savings association to a stock savings association, acquire the beneficial ownership of more than 10% of any equity security of SHFC. In addition, the definition of "beneficial ownership" governing disclosures within the Proxy Statement includes shares not included for purposes of certain aspects of the Seven Hills Financial Corporation 1993 Stock Option and Incentive Plan (the "Stock Option Plan").

(3) Consists of 6,177 shares held solely by Ms. Gluck; 14,372 shares held jointly with Ms. Gluck's husband; 2,797 shares held by Ms. Gluck's husband; 1,272 shares awarded to Ms. Gluck pursuant to the RRP, with respect to which Ms. Gluck had voting but no dispositive power; 2,342 shares allocated to Ms. Gluck's account pursuant to the ESOP; and 7,058 shares which may be acquired by Ms. Gluck upon the exercise of an option granted to Ms. Gluck pursuant to the Stock Option Plan.

(4) Consists of 5,166 shares held solely by Mr. Maurer; 17,524 shares held jointly with Mr. Maurer's wife; 1,220 shares held solely by Mr. Maurer's wife; 2,120 shares awarded to Mr. Maurer pursuant to the RRP; 2,115 shares held by the RRP trust and not yet awarded to participants, with respect to which Mr. Maurer shares voting and dispositive power as a member of the RRP Committee of the Board of Directors of SHFC; and 7,058 shares which may be acquired by Mr. Maurer upon the exercise of an option granted to Mr. Maurer pursuant to the Stock Option Plan.

(5) Consists of 13,668 shares held solely by Mr. Wendel; 7,100 shares held by Mr. Wendel's wife; 3,389 shares awarded to Mr. Wendel pursuant to the RRP and 4,366 allocated to Mr. Wendel's account under the ESOP, with respect to which Mr. Wendel has voting but not dispositive power; 27,749 shares held by the ESOP, of which Mr. Wendel is a co-trustee and pursuant to which Mr. Wendel shares voting power with respect to unallocated shares; and 7,058 shares which may be acquired by Mr. Wendel upon the exercise of an option granted to Mr. Wendel pursuant to the Stock Option Plan.

(6) Consists of 4,933 shares held solely by Mr. West; 1,346 shares held by Mr. West's wife; 2,115 shares held by the RRP and not yet awarded to participants, with respect to which Mr. West shares voting and dispositive power as a member of the RRP Committee; 848 shares awarded to Mr. West pursuant to the RRP, with respect to which Mr. West has sole voting but no dispositive power; 27,749 shares held by the ESOP, of which Mr. West is a co-trustee and pursuant to which Mr. West shares voting power with respect to unallocated shares; and 7,058 shares which may be acquired by Mr. West upon the exercise of an option granted to Mr. West pursuant to the Stock Option Plan. Does not include 15,635 shares held in a trust for the benefit of Mr. West's wife, with respect to which Mr. West disclaims beneficial ownership.

         The following table sets forth certain information with respect to the number of common shares of SHFC beneficially owned by each director of SHFC and by all directors and executive officers of SHFC as a group as of August 31, 1996:

                                              Amount and Nature            Percent of
         Name and Address (1)            of Beneficial Ownership (2)   Shares Outstanding
         --------------------            ---------------------------   ------------------
Henry C. Gessing                                  26,294(3)                   4.84%
James R. Maurer                                   35,203(4)                   6.48%
Roger L. Ruhl                                     21,694(5)                   3.99%
Arthur W. Wendel, Jr.                             63,330(6)                  11.65%
Robert A. West                                    44,049(7)                   8.10%
All directors and executive officers
   of SHFC as a group (8 persons)                210,286(8)                  35.89%

------------------------------

(1) Each of the persons listed in this may be contacted at the address of SHFC.

(2) The beneficial owner has sole voting and investment power unless otherwise indicated. Shares awarded under the RRP are earned over time and may be voted after being awarded but not disposed of until earned.

(3) Includes 2,544 shares awarded to Mr. Gessing pursuant to the RRP, with respect to which Mr. Gessing has voting but no dispositive power, and 7,058 shares which may be acquired by Mr. Gessing upon the exercise of an option granted to Mr. Gessing pursuant to the Stock Option Plan.

(4) See footnote 4 to the previous table for a description of the nature of Mr. Maurer's beneficial ownership.

(5) Consists of 11,673 shares held solely by Mr. Ruhl; 848 shares awarded to Mr. Ruhl pursuant to the RRP; 2,115 shares held by the RRP trust and not yet awarded to participants, with respect to which Mr. Ruhl shares voting and dispositive power as a member of the RRP Committee; and 7,058 shares which may be acquired by Mr. Ruhl upon the exercise of an option granted to Mr. Ruhl pursuant to the Stock Option Plan.

(6) See footnote 5 to the previous table for a description of the nature of Mr. Wendel's beneficial ownership.

(7) See footnote 6 to the previous table for a description of the nature of Mr. West's beneficial ownership.

(8) Includes 106,202 shares with respect to which directors and executive officers share voting and dispositive power and 49,406 shares which may be acquired in the aggregate upon the exercise of options granted to all directors and executive officers of SHFC pursuant to the Stock Option Plan. Because the same unallocated ESOP shares and unawarded RRP shares are included in more than one individual director's amount, the total of all shares beneficially owned by the directors and executive officers is less than the sum of their individual amounts.


         The directors and executive officers of SHFC have expressed their intention to vote all of the shares they beneficially own in favor of adoption of the Agreement.


                         IDENTITY AND BACKGROUND OF WOFC

         WOFC, a Delaware corporation, was organized in March 1994 for the purpose of becoming the savings and loan holding company for Springfield FSB in connection with the Springfield Conversion. In the Springfield Conversion, Springfield FSLA converted to a federal stock savings bank under the name "Springfield Federal Savings Bank". WOFC owns all of the outstanding stock of Springfield FSB issued on July 29, 1994. WOFC's common stock is traded on the Nasdaq National Market System under the symbol "WOFC."

         On March 29, 1996, WOFC acquired Mayflower, located in Cincinnati, Ohio, and its subsidiary, Mayflower Savings Bank. In connection with such acquisition, Mayflower Savings Bank converted to a federal savings bank charter under the name "Mayflower Federal Savings Bank" and is held as a subsidiary separate from Springfield FSB.

         WOFC, Springfield FSB and Mayflower FSB are subject to comprehensive regulation, examination and supervision by the OTS and the FDIC. Springfield FSB and Mayflower FSB are members of the FHLB System, and their deposits are backed by the full faith and credit of the United States Government and are separately insured up to applicable limits by the FDIC.

         Springfield FSB is headquartered in Springfield, Ohio. Springfield FSB's primary market area covers Clark County, Ohio, and parts of contiguous counties, and is serviced through its main office in Springfield, Ohio, and four branch offices in Enon, New Carlisle, Springfield and Yellow Springs. Mayflower FSB is headquartered in Cincinnati and primarily serves that area.

         At March 31, 1996, WOFC had assets of $320 million, Springfield FSB had assets of $253 million, and Mayflower FSB had assets of $54 million. At March 31, 1996, Springfield FSB had deposits of $141 million, and Mayflower FSB had deposits of $41 million.


                         DISSENTERS' RIGHTS OF APPRAISAL

         Holders of SHFC common shares who so desire are entitled to relief as dissenting shareholders under Ohio Revised Code Section 1701.85. A shareholder of SHFC wILL be entitled to such relief, however, only if he complies strictly with all of the procedural and other requirements of Section 1701.85. The following summary does not purport to be a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 attached hereto as Annex C.

         An SHFC shareholder who wishes to perfect his rights as a dissenting shareholder in the event the Agreement is adopted:

               (a) Must have been a record holder of the SHFC common shares as to which he seeks relief on the SHFC Record Date;

               (b) Must not have voted his SHFC common shares in favor of adoption of the Agreement; and

               (c) Must deliver to SHFC, not later than ten days after the Special Meeting, a written demand for payment of the fair cash value of the shares as to which he seeks relief. Such written demand must state the name of the shareholder, his address, the number of shares as to which he seeks relief and the amount claimed as the fair cash value thereof.

         A vote against the adoption of the Agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to: Arthur W. Wendel, Jr., President, Seven Hills Financial Corporation, 1440 Main Street, Cincinnati, Ohio 45210. As the written demand must be delivered to Seven Hills within the ten-day period following the Special Meeting, it is recommended, although not required, that a shareholder using the mails should use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.

         If SHFC sends the dissenting shareholder, at the address specified in his demand, a request for the certificate(s) representing his shares, such dissenting shareholder must deliver the certificate(s) to SHFC within 15 days of the sending of such request. SHFC may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder's rights as a dissenting shareholder. SHFC must notify the shareholder of its election to terminate his rights as a dissenting shareholder within 20 days after the lapse of the 15-day period.

         Unless the dissenting shareholder and SHFC agree on the fair cash value per share of the SHFC common shares, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Hamilton County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

         Fair cash value: (i) will be determined as of the day prior to the Special Meeting, (ii) will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy, (iii) will not exceed the amount specified in the shareholder's written demand, and
(iv) will exclude any appreciation or depreciation in market value resulting from the Merger. The court will make a finding as to the fair cash value of a share and render judgment against SHFC, for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

         The rights of any dissenting shareholder will terminate if (a) the dissenting shareholder has not complied with Section 1701.85, unless SHFC, by its Board of Directors, waives such failure, (b) SHFC abandons or is finally enjoined or prevented from carrying out, or the shareholders of SHFC rescind their adoption of, the Agreement, (c) the dissenting shareholder withdraws his written demand with the consent of SHFC, by its Board of Directors, or (d) SHFC and the dissenting shareholder have not agreed upon the fair cash value per share of the SHFC common shares and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares. For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "THE MERGER - Federal Income Tax Consequences."

         Because a proxy which does not contain voting instructions will be voted for adoption of the Amendment and the Agreement, a shareholder who wishes to exercise dissenters' rights must either (i) not sign and return his proxy or,
(ii) if he signs and returns his proxy, vote against or abstain from voting on the adoption of the Agreement.

         SHFC shareholders who are not in favor of the Merger but who do not wish to exercise dissenters' rights may, in the alternative, attempt to sell their shares in the open market at the then current market price. There is, however, no active trading market for SHFC common shares.


                       ADJOURNMENT OF THE SPECIAL MEETING

         The shareholders of SHFC will be asked to approve a proposal to permit the adjournment of the Special Meeting, if necessary, to solicit additional proxies with respect to the adoption of the Amendment and the adoption of the Agreement. The Amendment and the Agreement must be adopted by the affirmative vote of at least a majority of the outstanding shares of SHFC. If either of such matters does not receive the requisite vote of shareholders at the Special Meeting and does not receive a sufficient number of negative votes to assure the failure of the matter, the Board of Directors may decide to adjourn the Special Meeting to solicit additional proxies. If the Board of Directors decides to adjourn the Special Meeting with respect to the Amendment and the Agreement, the Chairman of the Special Meeting will request a motion that the Special Meeting be adjourned for up to 30 days.

         Each proxy given in connection with the Special Meeting will be voted on a motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy will be voted in favor of any motion to adjourn the Special Meeting. The holders of the majority of the shares of SHFC represented in person or by proxy at the Special Meeting will be required to approve a motion to adjourn the Special Meeting.


         If a motion to adjourn the Special Meeting is approved, no vote will be taken on the Amendment or the Agreement at the Special Meeting on November 1, 1996, but the Amendment and the Agreement will be voted upon at the adjourned meeting. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid and will be voted in accordance with the instructions contained therein at the adjourned meeting.


         Because the Board of Directors recommends that the shareholders vote FOR the adoption of the Amendment and the Agreement, the Board of Directors also recommends that the shareholders vote FOR the proposal to adjourn the Special Meeting, which will facilitate the adoption of the Amendment and the Agreement. Such an adjournment would be disadvantageous to shareholders who oppose the Amendment and the Agreement because the adjournment will give SHFC additional time to solicit votes in favor of the Amendment and the Agreement, thereby increasing the chances of passing the Amendment and Agreement proposals. SHFC has no reason to believe that an adjournment of the Special Meeting will be required.

         If a quorum is not present at the Special Meeting, none of the proposals will be acted upon, and the Board of Directors will adjourn the Special Meeting to a later date in order to solicit additional proxies to assure the presence of a quorum. The proposal to approve a motion to adjourn the Special Meeting does not apply to an adjournment relating to the absence of a quorum.


                                    AUDITORS

         A representative of Grant Thornton LLP, SHFC's auditors for the current year and for the fiscal year ended June 30, 1996, is expected to be present at the Special Meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

         In accordance with the Exchange Act, proposals by SHFC's shareholders for inclusion in SHFC's Proxy Statement for SHFC's 1996 Annual Meeting of Shareholders were required to be received by SHFC at its principal office not later than May 29, 1996. Because management of SHFC expects the Merger to close in November 1996, no preparations are currently being made for a 1996 Annual Meeting of Shareholders. If an Annual Meeting of Shareholders should become necessary and the meeting will be held later than January 27, 1997, shareholders will be notified and provided the new date by which proposals must be received. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal, the number of shares of SHFC owned and the date such shares were acquired by the holder. If the proponent is not a shareholder of record, proof of beneficial ownership also should be submitted. The proponent should also state his intention to personally appear at the Annual Meeting to present the proposal. The proxy rules of the Commission govern the content and form of shareholder proposals. All proposals must be a proper subject for action at the Annual Meeting.

                                    CONTENTS

                                                                          Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                         F-2

FINANCIAL STATEMENTS                                                       F-3

  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                           F-3

  CONSOLIDATED STATEMENTS OF EARNINGS                                      F-5

  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                          F-6

  CONSOLIDATED STATEMENTS OF CASH FLOWS                                    F-7

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               F-9

               Report of Independent Certified Public Accountants

Board of Directors
Seven Hills Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Seven Hills Financial Corporation and Subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years ended June 30, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seven Hills Financial Corporation and Subsidiary as of June 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years ended June 30, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

As more fully explained in Notes A-2 and B, the Corporation changed its method of accounting for certain investment and mortgage-backed securities as of July 1, 1994. Also, as discussed in Note A-9 (except for Note K as to which the date is August 20, 1996), the Corporation changed its method of accounting for compensation expense for shares acquired by the employee stock ownership plan for the year ended June 30, 1995.

Grant Thornton LLP
Cincinnati, Ohio
July 11, 1996

                        SEVEN HILLS FINANCIAL CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                    June 30,
                        (In thousands, except share data)


      ASSETS                                                    1996       1995

Cash and due from banks                                       $   347    $   629
Federal funds sold                                                 --        150
Interest-bearing deposits in other financial institutions         205      1,051
                                                              -------    -------
      Cash and cash equivalents                                   552      1,830

Certificates of deposit in other financial institutions            --        750
Investment securities designated as available for sale
  - at market                                                   1,265         55
Investment securities - at amortized cost, approximate
  market value of $99 and $3,797 as of June 30,
  1996 and 1995                                                    99      3,788
Mortgage-backed securities designated as available for
  sale - at market                                              5,395      1,427
Mortgage-backed securities - at cost, approximate
  market value of $1,265 and $4,816 as of June 30,
  1996 and 1995                                                 1,282      4,985
Loans receivable - net                                         34,988     32,477
Office premises and equipment - at depreciated cost               376        403
Federal Home Loan Bank stock - at cost                            490        457
Accrued interest receivable on loans                              152        130
Accrued interest receivable on mortgage-backed securities          55         44
Accrued interest receivable on investments and
  interest-bearing deposits                                        24         79
Prepaid expenses and other assets                                 227        145
Prepaid federal income taxes                                       39         10
                                                              -------    -------
      Total assets                                            $44,944    $46,580
                                                              =======    =======

      LIABILITIES AND SHAREHOLDERS' EQUITY                                      1996         1995

Deposits                                                                      $ 34,767     $ 36,115
Advances from Federal Home Loan Bank                                               200           --
Accrued interest payable                                                            49           36
Other liabilities                                                                   56           55
Deferred federal income taxes                                                      196          263
                                                                              --------     --------
      Total liabilities                                                         35,268       36,469

Commitments                                                                         --           --

Shareholders' equity
  Common stock- authorized 1,000,000 shares without par
    or stated value; 564,707 shares issued in 1996 and 1995                         --           --
  Additional paid-in capital                                                     5,438        5,362
  Retained earnings - restricted                                                 5,067        5,335
  Unrealized gains (losses) on securities designated as available for sale         (34)          32
  Less required contributions for shares acquired by employee
    benefit plans                                                                 (339)        (474)
  Less 28,235 and 9,000 shares of treasury stock - at cost                        (456)        (144)
                                                                              --------     --------
      Total shareholders' equity                                                 9,676       10,111
                                                                              --------     --------
      Total liabilities and shareholders' equity                              $ 44,944     $ 46,580
                                                                              ========     ========

The accompanying notes are an integral part of these statements.

                        SEVEN HILLS FINANCIAL CORPORATION

                       CONSOLIDATED STATEMENTS OF EARNINGS

                           For the year ended June 30,
                      (In thousands, except per share data)

                                                      1996       1995      1994
Interest income
  Loans                                             $ 2,631     $2,457    $2,626
  Mortgage-backed securities                            408        352       288
  Investment securities                                 131        234       110
  Interest-bearing deposits and other                   127        184       176
                                                    -------     ------    ------
            Total interest income                     3,297      3,227     3,200

Interest expense
  Deposits                                            1,779      1,667     1,704
  Borrowings                                              1          1        --
                                                    -------     ------    ------
                                                      1,780      1,668     1,704
                                                    -------     ------    ------
            Net interest income                       1,517      1,559     1,496

Provision for losses on loans                            --          2         6
                                                    -------     ------    ------
            Net interest income after
              provision for losses on loans           1,517      1,557     1,490

Other income
  Gain on sale of FHLMC stock                            --        504        --
  Service fees, charges and other operating              12         15        18
  Recovery of loss on Ohio Deposit Guarantee
    Fund Certificate of Deposit                          --          4        --
                                                    -------     ------    ------
            Total other income                           12        523        18

General, administrative and other expense
  Employee compensation and benefits                    714        737       599
  Occupancy and equipment                               185        192       176
  Federal deposit insurance premiums                     85         91        92
  Franchise taxes                                       121         98        75
  Other operating                                       190        177       169
                                                    -------     ------    ------
            Total general, administrative
              and other expense                       1,295      1,295     1,111
                                                    -------     ------    ------
            Earnings before income taxes                234        785       397

Federal income taxes
  Current                                                92        200        77
  Deferred                                              (33)        62        56
                                                    -------     ------    ------
            Total federal income taxes                   59        262       133
                                                    -------     ------    ------
            NET EARNINGS                            $   175     $  523    $  264
                                                    =======     ======    ======
            EARNINGS PER COMMON SHARE               $  0.33     $ 0.96    $ 0.23
                                                    =======     ======    ======


The accompanying notes are an integral part of these statements.

                        SEVEN HILLS FINANCIAL CORPORATION

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                For the years ended June 30, 1996, 1995 and 1994
                      (In thousands, except per share data)

                                                                                                  UNREALIZED
                                                                                                 GAINS (LOSSES)
                                                                                                 ON SECURITIES
                                                                       ADDITIONAL                 DESIGNATED    SHARES ACQUIRED
                                                             COMMON     PAID-IN      RETAINED    AS AVAILABLE     BY EMPLOYEE
                                                             STOCK      CAPITAL      EARNINGS      FOR SALE      BENEFIT PLANS

Balance at July 1, 1993                                       $--       $   --       $ 4,974        $  --           $  --

Proceeds from issuance of common stock, no stated value        --        5,314            --           --            (678)
Net earnings for the year ended June 30, 1994                  --           --           264           --              --
Amortization of expense related to employee benefit plans      --           --            --           --              66
Cash dividends of $.05 per common share                        --           --           (28)          --              --
                                                              ---       ------       -------        -----           -----
Balance at June 30, 1994                                       --        5,314         5,210           --            (612)

Designation of securities as available for sale upon
  adoption of SFAS No. 115                                     --           --            --          284              --
Purchase of treasury stock                                     --           --            --           --              --
Net earnings for the year ended June 30, 1995                  --           --           523           --              --
Amortization of expense related to employee benefit plans      --           48            --           --             138
Cash dividends of $0.76 per common share                       --           --          (398)          --              --
Realized gain on sale of securities designated as
  available for sale, net of related tax effects               --           --            --         (333)             --
Unrealized gain on securities designated as available
  for sale, net of related tax effects                         --           --            --           81              --
                                                              ---       ------       -------        -----           -----
Balance at June 30, 1995                                       --        5,362         5,335           32            (474)

Purchase of treasury stock                                     --           --            --           --              --
Net earnings for the year ended June 30, 1996                  --           --           175           --              --
Amortization of expense related to employee benefit plans      --           76            --           --             135
Cash dividends of $0.88 per common share                       --           --          (443)          --              --
Unrealized loss on securities designated as available
  for sale, net of related tax effects                         --           --            --          (66)             --
                                                              ---       ------       -------        -----           -----
Balance at June 30, 1996                                      $--       $5,438       $ 5,067        $ (34)          $(339)
                                                              ===       ======       =======        =====           =====

                                                             TREASURY
                                                               STOCK       TOTAL

Balance at July 1, 1993                                        $  --     $  4,974

Proceeds from issuance of common stock, no stated value           --        4,636
Net earnings for the year ended June 30, 1994                     --          264
Amortization of expense related to employee benefit plans         --           66
Cash dividends of $.05 per common share                           --          (28)
                                                               -----     --------
Balance at June 30, 1994                                          --        9,912

Designation of securities as available for sale upon
  adoption of SFAS No. 115                                        --          284
Purchase of treasury stock                                      (144)        (144)
Net earnings for the year ended June 30, 1995                     --          523
Amortization of expense related to employee benefit plans         --          186
Cash dividends of $0.76 per common share                          --         (398)
Realized gain on sale of securities designated as
  available for sale, net of related tax effects                  --         (333)
Unrealized gain on securities designated as available
  for sale, net of related tax effects                            --           81
                                                               -----     --------
Balance at June 30, 1995                                        (144)      10,111

Purchase of treasury stock                                      (312)        (312)
Net earnings for the year ended June 30, 1996                     --          175
Amortization of expense related to employee benefit plans         --          211
Cash dividends of $0.88 per common share                          --         (443)
Unrealized loss on securities designated as available
  for sale, net of related tax effects                            --          (66)
                                                               -----     --------
Balance at June 30, 1996                                       $(456)    $  9,676
                                                               =====     ========

The accompanying notes are an integral part of these statements.

                        SEVEN HILLS FINANCIAL CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                           For the year ended June 30,
                                 (In thousands)

                                                                                 1996        1995         1994
Cash flows from operating activities:
  Net earnings for the year                                                    $   175     $   523     $    264
  Adjustments to reconcile net earnings to net cash
    provided by (used in) operating activities:
    Amortization of deferred loan origination fees                                  --          (3)         (34)
    Depreciation and amortization                                                   32          34           27
    Amortization of premiums and discounts on mortgage-backed securities            22          17           31
    Accretion of discounts on investment securities                                 (6)         (8)         (17)
    Provision for losses on loans                                                   --           2            6
    Gain on sale of FHLMC stock                                                     --        (504)          --
    Amortization of expense attendant to employee benefit plans                    211         186           66
    Federal Home Loan Bank stock dividends                                         (33)        (28)         (20)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable on loans                                         (22)         (1)          12
      Accrued interest receivable on mortgage-backed securities                    (11)         (2)         (10)
      Accrued interest receivable on investments and
        interest-bearing deposits                                                   55          (2)         (60)
      Prepaid expenses and other assets                                            (82)        (55)         (19)
      Accrued interest payable                                                      13           6          (12)
      Other liabilities                                                              6          (1)          (5)
      Federal income taxes
        Current                                                                    (29)         14          (23)
        Deferred                                                                   (33)         62           56
                                                                               -------     -------     --------
          Net cash provided by operating activities                                298         240          262

Cash flows provided by (used in) investing activities:
  Purchase of investment securities                                                 --        (400)      (3,672)
  Proceeds from maturity of investment securities                                2,501         600          810
  Purchase of mortgage-backed securities                                        (1,475)         --       (4,264)
  Principal repayments on mortgage-backed securities                             1,073         827        1,191
  Principal repayments on loans                                                  5,091       3,640       11,750
  Loan disbursements                                                            (7,603)     (4,092)      (9,177)
  Proceeds from sale of FHLMC stock                                                 --         539           --
  Purchase of office premises and equipment                                         (5)         (7)         (63)
  (Increase) decrease in certificates of deposit in other financial
     institutions - net                                                            750       1,050       (1,000)
                                                                               -------     -------     --------
          Net cash provided by (used in) investing activities                      332       2,157       (4,425)
                                                                               -------     -------     --------
          Net cash provided by (used in) operating and investing activities
          (balance carried forward)                                                630       2,397       (4,163)
                                                                               -------     -------     --------

                        SEVEN HILLS FINANCIAL CORPORATION

                           For the year ended June 30,
                                 (In thousands)


                                                                             1996        1995        1994
      Net cash provided by (used in) operating and investing activities
      (balance brought forward)                                            $   630     $ 2,397     $(4,163)

Cash flows provided by (used in) financing activities:
  Net decrease in deposits                                                  (1,348)     (1,725)     (2,592)
  Net proceeds from issuance of common stock                                    --          --       4,636
  Dividends paid on common stock                                              (443)       (398)        (28)
  Purchase of treasury stock                                                  (312)       (144)         --
  Proceeds from Federal Home Loan Bank advances                                400          --          --
  Repayment of Federal Home Loan Bank advances                                (200)         --          --
  Advances by borrowers for taxes and insurance                                 (5)          1          (1)
                                                                           -------     -------     -------
      Net cash provided by (used in) financing activities                   (1,908)     (2,266)      2,015
                                                                           -------     -------     -------
Net increase (decrease) in cash and cash equivalents                        (1,278)        131      (2,148)

Cash and cash equivalents at beginning of year                               1,830       1,699       3,847
                                                                           -------     -------     -------
Cash and cash equivalents at end of year                                   $   552     $ 1,830     $ 1,699
                                                                           =======     =======     =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes                                                   $    83     $   185     $   112
                                                                           =======     =======     =======
    Interest on deposits and borrowings                                    $ 1,766     $ 1,662     $ 1,716
                                                                           =======     =======     =======
Supplemental disclosure of noncash investing activities:
  Unrealized (loss) gain on investment securities designated as
    available for sale, net of applicable tax effects                      $   (66)    $    32     $    --
                                                                           =======     =======     =======
  Transfer of investments and mortgage-backed securities
    to an available for sale classification                                $ 4,379     $ 2,021     $    --
                                                                           =======     =======     =======


The accompanying notes are an integral part of these statements.

                        SEVEN HILLS FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Seven Hills Financial Corporation (the "Corporation") is a savings and loan holding company whose activities are primarily limited to holding the stock of Seven Hills Savings Association (the "Association"). The Association conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Association's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Association can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

   The financial information presented herein has been prepared in accordance with generally accepted accounting principles ("GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

   The following is a summary of significant accounting policies which, with the exception of the policies described in Notes A-2 and A-9, have been consistently applied in the preparation of the accompanying consolidated financial statements.

   1.  Principles of Consolidation

   The consolidated financial statements include the accounts of the Corporation and the Association. All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

   2.  Investment Securities and Mortgage-Backed Securities

   Prior to July 1, 1994, investment securities and mortgage-backed securities were stated at the unpaid principal balance (cost), adjusted for unamortized premiums and discounts. Premiums and discounts are amortized and accreted to operations using the interest method over the estimated life of the underlying loans collateralizing the securities. Investment securities and mortgage-backed securities held for portfolio investments were carried at cost, rather than the lower of cost or market, as it was management's intent, and the Corporation had the ability to hold the securities until maturity. Investment securities and mortgage-backed securities which would be held for indefinite periods of time, or used as part of the Corporation's asset/liability management strategy, or that may be sold in response to changes in interest rates, prepayment risk or the perceived need to increase regulatory capital were classified as held for sale and were carried at the lower of aggregate cost or market.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   2.  Investment Securities and Mortgage-Backed Securities (continued)

   In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. The Corporation adopted SFAS No. 115 for the fiscal year beginning July 1, 1994. The effect of initial adoption was to increase shareholders' equity by approximately $284,000 on July 1, 1994, representing the unrealized market value appreciation on investment and mortgage-backed securities designated as available for sale, net of applicable deferred federal income taxes. During fiscal 1995, the Corporation sold the preponderance of its FHLMC stock, which resulted in an approximate realized gain of $504,000.

   During September 1995, the FASB granted financial institutions the opportunity to reclassify their investment portfolios without calling into question the Corporation's prior intent under SFAS No. 115. The Corporation took advantage of this opportunity by reclassifying approximately $3.9 million of mortgage-backed securities from held to maturity to the available for sale classification, $770,000 of mortgage-backed securities from the available for sale classification to held to maturity, and $1.2 million of investment securities from held to maturity classification to available for sale. All reclassifications were made on a single day in conformity with the requirement. Management believes that such changes will allow more flexibility in managing interest rate risk within the investment and mortgage-backed securities portfolios. At June 30, 1996, the Corporation's net unrealized loss on securities designated as available for sale totaled $34,000.

   Realized gains and losses on the sale of investment and mortgage-backed securities are recognized using the specific identification method.

   3.  Loans Receivable

   Loans held in portfolio are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of principal is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   4.  Loan Origination Fees

   The Corporation accounts for loan origination fees in accordance with the provisions of SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Corporation's experience with similar commitments, are deferred and amortized over the life of the related loan using the level-yield method. Fees for other loan commitments will be deferred and amortized over the loan commitment period on a straight-line basis.

   5.  Allowance for Loan Losses

   It is the Corporation's policy to provide valuation allowances for estimated losses on loans based on past loss experience, current trends in the level of delinquent and problem loans, loan concentrations to single borrowers, changes in the composition of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in its primary lending areas. When the collection of a loan becomes doubtful, or otherwise troubled, the Corporation records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

   In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. SFAS No. 114 was effective for years beginning after December 15, 1994 (July 1, 1995 as to the Corporation). The Corporation adopted SFAS No. 114 effective July 1, 1995, without material effect on consolidated financial condition or results of operations.

   A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Association considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Association's investment in impaired multi-family and nonresidential loans, such loans are collateral dependent, and as a result, are carried as a practical expedient at the lower of cost or fair value.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   5.  Allowance for Loan Losses (continued)

   It is the Association's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

   At June 30, 1996, the Association had no loans that would be defined as impaired under SFAS No. 114.

   6.  Office Premises and Equipment

   Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided primarily using the straight-line method over the useful lives of the assets, estimated to be twenty-five to forty-five years for buildings, ten to twenty-five years for building improvements, seven to fifteen years for leasehold improvements, and three to ten years for furniture and equipment. An accelerated depreciation method is used for tax reporting purposes.

   7.  Real Estate Acquired through Foreclosure

   Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. The loan loss allowance is charged for any write down in the loan's carrying value to fair value at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

   8.  Federal Income Taxes

   The Corporation accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Corporation's activities within the current and previous years. It requires an asset and liability approach for financial accounting and reporting for income taxes. Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   8.  Federal Income Taxes (continued)

   period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

   Deferral of federal income taxes results primarily from the practice of preparing the federal income tax return on the cash basis of accounting, while the consolidated financial statements are prepared on the accrual basis of accounting and from different methods of accounting for deferred loan origination fees, Federal Home Loan Bank stock dividends and certain components of retirement expense. Additionally, a temporary difference is recognized for depreciation utilizing accelerated methods for federal income tax purposes.

   9.  Employee Benefit Plans and Stock Option Plans

   The Association provides retirement benefits to the surviving spouses or other designated beneficiaries of all present and past directors of the Association. Upon the death of a director, a retirement benefit is paid equal to the number of years of service as a director times $500, with a maximum benefit of $5,000. The accrual for such retirement benefits at June 30, 1996 totaled approximately $27,000. Expense incurred by the Association for director retirement benefits amounted to $2,800, $4,000 and $8,000 for the years ended June 30, 1996, 1995 and 1994, respectively.

   In conjunction with the conversion to the stock form of ownership, the Corporation implemented an Employee Stock Ownership Plan ("ESOP"). The ESOP provides retirement benefits for substantially all employees who have completed one year of service. During fiscal 1995, the Corporation adopted Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans". SOP 93-6 changes the measure of compensation expense recorded by employers from the cost of allocated ESOP shares to the fair value of ESOP shares allocated to participants during a fiscal year. Adoption of SOP 93-6 resulted in an increase in compensation expense from the amount which would have been computed under the prior accounting method totaling $76,000 and $48,000 for the fiscal years ended June 30, 1996 and 1995, respectively. The Corporation recognized approximately $166,000 and $140,000 of expense related to the ESOP for the years ended June 30, 1996 and 1995, respectively.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   9.  Employee Benefit Plans and Stock Option Plans (continued)

   Additionally, the Association adopted a Recognition and Retention Plan ("RRP") as a means of providing directors and certain key employees of the Association with an ownership interest in a manner designed to compensate such directors and key employees for services to the Association. In connection with implementation of the Plan, the RRP purchased 22,588 common shares of common stock during fiscal 1994. Such common shares granted under the RRP vest ratably over a five-year period, commencing in December, 1994. The Association recorded a provision of $74,000 and $48,000 to expense under this plan for the years ended June 30, 1996 and 1995, respectively.

   The Corporation has a stock option plan that provides for the issuance of 56,470 shares of common stock. At June 30, 1996, 49,406 options had been granted at an exercise price of $10.00 per share, none of which had been exercised.

   In October 1994, the FASB issued SFAS No. 123 entitled "Accounting for Stock-Based Compensation". SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation paid to employees. The Statement recognizes the fair value of an award of stock or stock options on the grant date and is required to be adopted by fiscal 1997, although earlier adoption is permitted. Management does not believe that adoption of SFAS No. 123 will have a material adverse effect on the Corporation's consolidated financial condition or results of operations.

   10.  Earnings Per Share

   Primary and fully diluted earnings per share is based upon the weighted-average shares outstanding during the period plus those stock options that are dilutive, less shares in the ESOP that are unallocated and not committed to be released. Primary and fully-diluted weighted-average common shares deemed outstanding totaled 530,755 and 544,131 for the years ended June 30, 1996 and 1995, respectively. Earnings per share for the fiscal year ended June 30, 1994 is based on the Corporation's net earnings for the six months that it was operational as a stock corporation divided by 564,707 weighted-average shares outstanding.

   11.  Cash and Cash Equivalents

   For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original maturities of less than 90 days.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   12.  Repurchase of Common Stock

   During the fiscal year ended June 30, 1995, the Corporation repurchased 9,000 of its common shares in the marketplace at $16.00 per share. During the fiscal year ended June 30, 1996, the Corporation repurchased an additional 19,235 common shares at prices ranging from $16.125 to $16.25 per share. The treasury stock is carried at cost in the Corporation's consolidated statement of financial condition as a reduction of shareholders' equity.

   13.  Fair Value of Financial Instruments

   SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value of financial instruments, both assets and liabilities, whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

   The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

   The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 1996:

            Cash and cash equivalents: The carrying amounts presented in the consolidated statement of financial condition for cash and cash equivalents are deemed to approximate fair value.

            Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

            Loans receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

            Federal Home Loan Bank stock: The carrying amount presented in the consolidated statement of financial condition is deemed to approximate fair value.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   13.  Fair Value of Financial Instruments (continued)

            Deposits: The fair value of NOW accounts, passbook and club accounts, and money market deposits is deemed to approximate the amount payable on demand at June 30, 1996. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

            Federal Home Loan Bank advances: The fair value of Federal Home Loan Bank advances have been estimated using discounted cash flow analysis, based on the interest rates currently offered for advances of similar remaining maturities.

            Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 1996, was not material.

   Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at June 30, 1996 are as follows:

                                                        CARRYING          FAIR
                                                          VALUE           VALUE
                                                             (In thousands)
   Financial assets
     Cash and cash equivalents                           $   552         $   552
     Investment securities                                 1,364           1,364
     Mortgage-backed securities                            6,677           6,660
     Loans receivable                                     34,988          34,449
     Federal Home Loan Bank stock                            490             490
                                                         -------         -------
                                                         $44,071         $43,515
                                                         =======         =======
   Financial liabilities
     Deposits                                            $34,767         $34,792
     Advances from Federal Home Loan Bank                    200             200
                                                         -------         -------
                                                         $34,967         $34,992
                                                         =======         =======

   14.  Reclassifications

   Certain prior year amounts have been reclassified to conform to the 1996 consolidated financial statement presentation.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

   Amortized cost and approximate market values of investment securities are summarized as follows at June 30:

                                          1996                       1995
                                 AMORTIZED      MARKET      AMORTIZED     MARKET
                                    COST        VALUE          COST       VALUE
                                                  (In thousands)
   HELD TO MATURITY:

   U. S. Government and
     agency obligations            $   99       $   99       $3,788       $3,797
                                   ======       ======       ======       ======
   AVAILABLE FOR SALE:

   U. S. Government and
     agency obligations            $1,194       $1,196       $   --       $   --
   FHLMC stock                          3           69            3           55
                                   ------       ------       ------       ------
                                   $1,197       $1,265       $    3       $   55
                                   ======       ======       ======       ======

   At June 30, 1996, the market value of U.S. Government and agency obligations exceeded the Corporation's amortized cost by $2,000, comprised of $1,000 of unrealized losses and $3,000 of unrealized gains. The market value of the Corporation's FHLMC stock exceeded the amortized cost at June 30, 1996 by $66,000.

   At June 30, 1995, the market value of U.S. Government and agency obligations exceeded the Corporation's amortized cost by $9,000 comprised of $7,000 of unrealized losses and $16,000 of unrealized gains. The market value of the Corporation's FHLMC stock exceeded the amortized cost at June 30, 1995 by $52,000. During the fiscal year, the Corporation sold the preponderance of its FHLMC stock recognizing a $504,000 gain.

   The amortized cost and market value of U. S. Government and agency obligations at June 30, 1996, by term to maturity are shown below.

                                                     AMORTIZED            MARKET
                                                        COST              VALUE
                                                             (In thousands)
   Due within three years                              $  893             $  894
   Due in thirteen years                                  400                401
                                                       ------             ------
                                                       $1,293             $1,295
                                                       ======             ======


                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

   The amortized cost, gross unrealized gains, gross unrealized losses and market values of mortgage-backed securities, including those designated as available for sale, at June 30, 1996 and 1995 are shown below.

                                                                        1996
                                                                 GROSS         GROSS
                                                   AMORTIZED  UNREALIZED     UNREALIZED      MARKET
                                                     COST        GAINS         LOSSES        VALUE
                                                                   (In thousands)
   HELD TO MATURITY:
     FNMA                                           $  133       $  --        $    (3)       $  130
     FHLMC                                             605           2            (10)          597
     GNMA                                              544           3             (9)          538
                                                    ------       -----        -------        ------
      Total mortgage-backed securities
        held to maturity                             1,282           5            (22)        1,265

   AVAILABLE FOR SALE:
     FNMA                                            1,313          --            (47)        1,266
     FHLMC                                           3,019           9            (72)        2,956
     GNMA                                            1,181          --             (8)        1,173
                                                    ------       -----        -------        ------
      Total mortgage-backed securities
        designated as available for sale             5,513           9           (127)        5,395
                                                    ------       -----        -------        ------
      Total mortgage-backed securities              $6,795       $  14        $  (149)       $6,660
                                                    ======       =====        =======        ======

                                                                1995
                                                          GROSS      GROSS
                                             AMORTIZED  UNREALIZED  UNREALIZED     MARKET
                                                COST      GAINS      LOSSES       VALUE
                                                            (IN THOUSANDS)
   HELD TO MATURITY:
     FNMA                                      $1,198       $-       $ (51)       $1,147
     FHLMC                                      2,346        -        (101)        2,245
     GNMA                                       1,441        3         (20)        1,424
                                               ------       --       -----        ------
      Total mortgage-backed securities
        held to maturity                        4,985        3        (172)        4,816

   AVAILABLE FOR SALE:
     FHLMC                                        865        2          --           867
     GNMA                                         564        3          (7)          560
                                               ------       --       -----        ------
      Total mortgage-backed securities
        designated as available for sale        1,429        5          (7)        1,427
                                               ------       --       -----        ------

      Total mortgage-backed securities         $6,414       $8       $(179)       $6,243
                                               ======       ==       =====        ======

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

   The amortized cost of mortgage-backed securities at June 30, 1996, including those designated as available for sale, by contractual terms to maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations with or without prepayment penalties.

                                                                    AMORTIZED
                                                                       COST
                                                                  (In thousands)
   Due in one to three years                                           $  415
   Due in five to ten years                                                54
   Due in ten to twenty years                                             736
   Due after twenty years                                               5,590
                                                                       ------
      Total mortgage-backed securities                                 $6,795
                                                                       ======

NOTE C - LOANS RECEIVABLE

   The composition of the loan portfolio at June 30 is summarized as follows:

                                                        1996          1995
                                                          (In thousands)
   Residential real estate
     One-to-four family                               $ 27,280      $ 26,411
     Multi-family                                        3,435         2,679
     Construction                                          862           322
   Nonresidential real estate and land                   3,688         3,171
   Home equity                                             194            54
   Consumer and other                                       37            32
                                                      --------      --------
                                                        35,496        32,669
   Less:
     Undisbursed portion of loans in process              (479)         (136)
     Deferred loan origination (fees) costs                 21            (6)
     Allowance for loan losses                             (50)          (50)
                                                      --------      --------
                                                      $ 34,988      $ 32,477
                                                      ========      ========

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE C - LOANS RECEIVABLE (continued)

   As depicted above, the Association's lending efforts have historically focused on one-to-four family residential and multi-family residential real estate loans, which comprise approximately $31.1 million, or 89%, of the total loan portfolio at June 30, 1996, and $29.2 million, or 90%, of the total loan portfolio at June 30, 1995. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Association with adequate collateral coverage in the event of default. Nevertheless, the Association, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Association's primary lending area are presently stable.

   The Association has sold whole loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $257,000, $438,000 and $445,000 at June 30, 1996, 1995 and
   1994, respectively.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE D - ALLOWANCE FOR LOAN LOSSES

   The activity in the allowance for loan losses is as follows for the years ended June 30:

                                                   1996       1995       1994
                                                          (In thousands)
   Beginning balance                                $50        $48        $42
   Provision for loan losses                         --          2          6
                                                    ---        ---        ---
   Ending balance                                   $50        $50        $48
                                                    ===        ===        ===

   At June 30, 1996, the Association's allowance for loan losses was comprised solely of a general loan loss allowance, which is includible as a component of regulatory risk-based capital.

   At June 30, 1996, the Association had no loans which had been placed on nonaccrual status due to concerns as to borrowers' ability to pay. At June 30, 1995, the Association had loans of $6,000, which had been placed on nonaccrual status due to concerns as to borrowers' ability to pay. Interest income that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $300 for the year ended June 30, 1995.

NOTE E - OFFICE PREMISES AND EQUIPMENT

   Office premises and equipment consist of the following at June 30:

                                                                1996     1995
                                                               (In thousands)
   Land and improvements                                        $106     $106
   Office buildings and improvements                             452      451
   Leasehold improvements                                         24       52
   Furniture, fixtures and equipment                             149      219
                                                                ----     ----
                                                                 731      828
     Less accumulated depreciation and amortization              355      425
                                                                ----     ----
                                                                $376     $403
                                                                ====     ====

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE F - DEPOSITS

   Deposits consist of the following major classifications at June 30:

                                                         1996       1995
                                                         (In thousands)
 Deposit type and weighted-average
 interest rate
   Passbook accounts
     1996 - 3.00%                                      $  3,905
     1995 - 3.00%                                                  $  4,457
   Money market demand deposit
     1996 - 3.15%                                         2,214
     1995 - 3.15%                                                     2,959
   NOW accounts
     1996 - 2.25%                                           577
     1995 - 2.25%                                                       902
   Super NOW accounts
     1996 - 2.00%                                         1,704
     1995 - 2.00%                                                     1,983
                                                       --------    --------
   Total demand, transaction
     and passbook accounts                                8,400      10,301

   Certificates of deposit
     Original maturities of:
       Less than 12 months
         1996 - 5.21%                                     4,801
         1995 - 6.15%                                                 4,134
       12 to 24 months
         1996 - 5.76%                                     9,067
         1995 - 5.90%                                                 8,317
       24 to 36 months
         1996 - 5.92%                                     6,564
         1995 - 5.57%                                                 7,329
       More than 36 months
         1996 - 5.64%                                     1,610
         1995 - 5.90%                                                 1,977
     Individual Retirement Accounts
       1996 - 5.32%                                       2,314
       1995 - 6.59%                                                   2,374
     Jumbo
       1996 - 5.63%                                       2,011
       1995 - 6.03%                                                   1,683
                                                       --------    --------
   Total certificates of deposit                         26,367      25,814
                                                       --------    --------
   Total deposits                                      $ 34,767    $ 36,115
                                                       ========    ========

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE F - DEPOSITS (continued)

   Interest expense on deposits is summarized as follows:

                                                              JUNE 30,
                                                       1996     1995     1994
                                                           (In thousands)
   Passbook accounts                                 $  123   $  156   $  192
   Money market passbook accounts                        76      105      133
   NOW accounts                                          15       30       38
   Super NOW accounts                                    42       54       57
   Certificates of deposit                            1,523    1,322    1,284
                                                     ------   ------   ------
                                                     $1,779   $1,667   $1,704
                                                     ======   ======   ======

   Maturities of outstanding certificates of deposit are summarized as follows:

                                                              JUNE 30,
                                                         1996         1995
                                                          (In thousands)
   Less than six months                                $12,799      $ 8,097
   Six months to one year                                7,820        9,083
   One to three years                                    5,229        8,061
   Three to five years                                     519          573
                                                       -------      -------
                                                       $26,367      $25,814
                                                       =======      =======

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

   The Association has a $2.1 million line of credit facility with the Federal Home Loan Bank of Cincinnati. As of June 30, 1996, the Association had one 90 day advance outstanding in the amount of $200,000. The interest rate on the advance is 5.80%.

NOTE H - COMMITMENTS

   The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Association's involvement in such financial instruments.

   The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE H - COMMITMENTS (continued)

   At June 30, 1996, the Association had outstanding commitments of approximately $378,000 to originate residential one-to-four family real estate fixed-rate loans on the basis of an 80% loan-to-value ratio. The Association also had unused lines of credit under home equity loans of $387,000. Additionally, the Association had previously committed a total of $150,000 of loan funds to the Cincinnati Development Fund, a nonprofit organization created to provide financing and financial consulting to developers of affordable housing in the Cincinnati area. In April 1996, the Association committed an additional $500,000 of loan funds. The fund was established to target below market rate housing for the poor. As of June 30, 1996 and 1995, approximately $551,000 and $93,000 of such funds are undisbursed, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 1996, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

   The Association leases one of its branch offices under an operating lease agreement. The following is a schedule by years of minimum payments required under such operating lease.

   YEAR ENDING JUNE 30,                                      (In thousands)
          1997                                                     $22
          1998                                                      11
                                                                    ==
          Total minimum payments required                          $33
                                                                   ===

   The lease on the Association's Westwood office expired September 30, 1995. Management decided not to renew the lease and the office closed with the deposits transferred to other branch locations.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994


NOTE I - FEDERAL INCOME TAXES

   The provision for federal income taxes on earnings differs from that computed at the statutory corporate tax rate at June 30 as follows:


                                                       1996      1995      1994
                                                            (In thousands)
   Federal income taxes computed at statutory rate     $ 80     $ 267     $ 135
   Decrease resulting from:
     Other (primarily surtax exemptions in 1996)        (21)       (5)       (2)
                                                       ----     -----     -----
   Federal income tax provision per consolidated
     financial statements                              $ 59     $ 262     $ 133
                                                       ====     =====     =====

The composition of the Corporation's net deferred tax liability at June 30 is as follows:

   TAXES (PAYABLE) REFUNDABLE ON TEMPORARY                             1996      1995
   DIFFERENCES AT STATUTORY RATE:                                     (In thousands)
   Deferred tax liabilities:
     Deferred loan origination costs                                  $  (6)    $  --
     Difference between cash and accrual basis of accounting           (112)     (117)
     Federal Home Loan Bank stock dividends                             (87)      (84)
     Difference between book and tax depreciation                       (16)      (41)
     Percentage of earnings bad debt deduction                          (35)      (48)
     Unrealized gain on securities available for sale                    --       (18)
     Other                                                               (2)       (2)
                                                                      -----     -----
        Total deferred tax liabilities                                 (258)     (310)

   Deferred tax assets:
     Deferred loan origination fees                                      --         2
     Deferred compensation and MRP expense                               29        28
     General loan loss allowance                                         17        17
     Unrealized losses on securities designated
       as available for sale                                             16        --
                                                                      -----     -----
        Total deferred tax assets                                        62        47
                                                                      -----     -----
        Net deferred tax liability                                    $(196)    $(263)
                                                                      =====     =====

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE I - FEDERAL INCOME TAXES (continued)

   The Association is allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income, or the amount of qualifying and nonqualifying loans outstanding and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This percentage of earnings bad debt deduction had accumulated to approximately $1.3 million as of June 30, 1996. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to Federal income taxes at the then current corporate income tax rate. The approximate amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction is $381,000 at June 30, 1996. See Note K for additional information regarding subsequent period developments related to the percentage of earnings deduction.

NOTE J - OHIO DEPOSIT GUARANTEE FUND CERTIFICATE OF DEPOSIT

   The Association was a member of the Ohio Deposit Guarantee Fund (the Fund). As a condition of membership, the Association was required to deposit in cash a specified percentage of deposit liabilities with the Fund, receiving in exchange a promissory note obligation in the form of a promise to repay the amount of the Association's deposit upon withdrawal or liquidation.

   Additionally, the Association was entitled to a pro rata share in the Fund's cumulative earnings up to the date of withdrawal or liquidation, or conversely, share ratably in the Fund's losses. In March 1985, the Fund's largest member was placed in receivership. In May of 1985, emergency legislation was enacted facilitating the sale of such member, wherein the Fund transferred substantially all of its assets to the receiver.

   As a result of the foregoing, the Association had provided for a loss equal to the entire amount of the Fund certificate of deposit in 1985.

   The Fund subsequently settled various actions against third-party claimants and, as a result, liquidating cash distributions were made to the former Fund members during the year ended June 30, 1995.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE K - SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL

   The Association is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision ("OTS"). Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3.0% of adjusted total assets. An OTS proposal, if adopted in present form, would increase the core capital requirement to a range of 4.0% - 5.0% of adjusted total assets for substantially all savings associations. Management anticipates no material change to the Association's present excess regulatory capital position as a result of this change in the regulatory capital requirement. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Association multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

   As of June 30, 1996, the Association's regulatory capital exceeded all minimum capital requirements as shown in the following table:

                                                                  REGULATORY CAPITAL
                                         TANGIBLE                  CORE                  RISK-BASED
                                          CAPITAL     PERCENT     CAPITAL     PERCENT      CAPITAL    PERCENT
                                                                         (In thousands)
   Capital under generally
     accepted accounting
     principles                            $8,289                  $8,289                  $8,289
   Additional capital items
     Unrealized losses on certain
       securities available for sale           34                      34                      34
     General valuation allowances              --                      --                      50
                                           ------                  ------                  ------
   Regulatory capital                       8,323       18.5        8,323       18.5        8,373       38.5
   Minimum capital requirement                675        1.5        1,349        3.0        1,740        8.0
                                           ------       ----       ------       ----       ------       ----
   Regulatory capital - excess             $7,648       17.0       $6,974       15.5       $6,633       30.5
                                           ======       ====       ======       ====       ======       ====

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE K - SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL (continued)

   As a condition to regulatory approval of the reorganization to the holding company form of ownership, the Association has agreed to limit the amount of dividends payable to the Corporation. Regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations, a savings association that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (i) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year or (ii) 75% of its net income for the most recent four quarters. Pursuant to such OTS dividend regulations, Seven Hills Savings Association had the ability to pay dividends of approximately $3.3 million to Seven Hills Financial Corporation at June 30, 1996.

   The deposit accounts of the Association and of other savings associations are insured by the FDIC in the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF are below the level required by law, because a significant portion of the assessments paid into the fund are used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC in the Bank Insurance Fund ("BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in 1995. In 1996, no BIF assessments will be required for healthy commercial banks except for a $2,000 minimum fee. A continuation of this premium disparity could have a negative competitive impact on the Association and other institutions with SAIF deposits.

   Congress is considering legislation to recapitalize the SAIF and eliminate the significant premium disparity. Currently, that recapitalization plan provides for a special assessment of approximately $.69 to $.71 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF. This would likely increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments would initially be set at the same level as BIF assessments and could never be reduced below the level for BIF assessments. These projected assessment levels may change if commercial banks holding SAIF deposits are provided some relief from the special assessment or are allowed to transfer SAIF deposits to the BIF.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994


NOTE K - SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL (continued)

   A component of the recapitalization plan provides for the merger of the SAIF and BIF on January 1, 1998. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. As a result, the Association would be regulated as a bank under Federal laws which would subject it to the more restrictive activity limits imposed on national banks. Under separate legislation recently enacted into law on August 20, 1996, the Association is required to recapture, as taxable income, approximately $112,000 of its percentage of earnings bad debt reserve, representing the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute taxable income in the future. The Association will be permitted by such legislation to amortize the recapture of its bad debt reserve into taxable income over six years. The Association has previously provided deferred taxes on the amount of the bad debt reserve subject to recapture.

   The Association had $39.9 million in deposits at March 31, 1995. If the special assessment is finalized at $.71 per $100 in deposits on March 31, 1995, the Association will pay an additional assessment of $284,000. This assessment should be tax deductible, but it will reduce earnings and capital for the quarter in which it is recorded.

   No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. In addition, the Corporation can give no assurances that the disparity between BIF and SAIF assessments will be eliminated and cannot predict the impact of being regulated as a bank until the legislation requiring such change is enacted.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE L - CONDENSED FINANCIAL STATEMENTS OF SEVEN HILLS FINANCIAL CORPORATION

   The following condensed financial statements summarize the financial position of Seven Hills Financial Corporation as of June 30, 1996 and 1995, and the results of its operations for the periods then ended.

                        SEVEN HILLS FINANCIAL CORPORATION
                        STATEMENT OF FINANCIAL CONDITION
                                    June 30,
                                 (In thousands)

   ASSETS                                                            1996         1995

   Interest-bearing deposits in Seven Hills Savings Association    $ 1,070     $  1,792
   Loan receivable from ESOP                                           282          378
   Investment in Seven Hills Savings Association                     8,289        7,942
   Prepaid expenses and other                                           45           10
                                                                   -------     --------
       Total assets                                                $ 9,686     $ 10,122
                                                                   =======     ========
   LIABILITIES AND SHAREHOLDERS' EQUITY

   Other liabilities                                               $    10     $     11
   Shareholders' equity
     Common stock and additional paid-in capital                     5,438        5,362
     Retained earnings                                               5,067        5,335
     Less required contributions for shares acquired
       by employee benefit plans                                      (339)        (474)
     Unrealized gains (losses) on securities designated
       as available for sale                                           (34)          32
     Less treasury stock                                              (456)        (144)
                                                                   -------     --------
       Total shareholders' equity                                    9,676       10,111
                                                                   -------     --------

       Total liabilities and shareholders' equity                  $ 9,686     $ 10,122
                                                                   =======     ========

                        SEVEN HILLS FINANCIAL CORPORATION
                              STATEMENT OF EARNINGS
                              Period ended June 30,
                                 (In thousands)

                                                              1996    1995    1994
   Revenue
     Interest income                                          $ 65    $ 92    $ 38
     Equity in earnings of Seven Hills Savings Association     171     489     113
                                                              ----    ----    ----
       Total revenue                                           236     581     151

   General and administrative expenses                          59      41      13
                                                              ----    ----    ----
   Earnings before income taxes                                177     540     138

   Federal income taxes                                          2      17       8
                                                              ----    ----    ----
       NET EARNINGS                                           $175    $523    $130
                                                              ====    ====    ====

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE L - CONDENSED FINANCIAL STATEMENTS OF SEVEN HILLS FINANCIAL CORPORATION (continued)

                        SEVEN HILLS FINANCIAL CORPORATION
                             STATEMENT OF CASH FLOWS
                               Year ended June 30,
                                 (In thousands)

                                                                 1996        1995
   Cash provided by (used in) operating activities:
     Net earnings                                             $   175     $   523
     Adjustments to reconcile net earnings to net
     cash provided by (used in) operating activities
       ESOP and RRP amortization expense                          211         186
       Undistributed earnings of consolidated subsidiary         (413)       (304)
       Decrease in cash due to changes in:
         Prepaid expenses and other assets                        (35)         (3)
         Other liabilities                                         (1)         (1)
                                                              -------     -------
       Net cash provided by (used in) operating activities        (63)        401

   Cash flows provided by investing activities:
     Proceeds from repayment of loan                               96          88

   Cash flows used in financing activities:
     Purchase of treasury stock                                  (312)       (144)
     Payment of dividends on common stock                        (443)       (398)
                                                              -------     -------
       Net cash used in financing activities                     (755)       (542)
                                                              -------     -------
   Net decrease in cash and cash equivalents                     (722)        (53)

   Cash and cash equivalents at beginning of year               1,792       1,845
                                                              -------     -------
   Cash and cash equivalents at end of year                   $ 1,070     $ 1,792
                                                              =======     =======

   The 1994 earnings of $130,000 do not agree with the earnings of $264,000 on the consolidated statement of earnings. Seven Hills Financial Corporation became a savings and loan holding company on December 30, 1993 and thus only had equity in earnings of Seven Hills Savings Association for the six months ended June 30, 1994.

                        SEVEN HILLS FINANCIAL CORPORATION

                          June 30, 1996, 1995 and 1994

NOTE M - PENDING BUSINESS COMBINATION

   On June 14, 1996, the Corporation's Board of Directors entered into an Agreement and Plan of Merger and Reorganization (the Agreement) by and among Western Ohio Financial (Western Ohio), the Corporation and the Association. Pursuant to the terms of the Agreement, Western Ohio will purchase all of the Corporation's outstanding shares for aggregate cash consideration of approximately $11.5 million. The acquisition will be accounted for using the purchase method of accounting and is subject to the receipt of regulatory and shareholder approval. Management anticipates that the business combination will be consummated in the second quarter of fiscal 1997.

                                     ANNEX A

                        ---------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                        SEVEN HILLS FINANCIAL CORPORATION

                         SEVEN HILLS SAVINGS ASSOCIATION

                                       and

                       WESTERN OHIO FINANCIAL CORPORATION

                        ---------------------------------

                              ---------------------

                                  June 14, 1996

                              --------------------

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
ARTICLE ONE - TERMS OF THE MERGER AND CLOSING

      Section 1.01 Formation of Acquisition Subsidiary ...................     2
      Section 1.02 Merger; Surviving Corporation .........................     2
      Section 1.03 Effective Time of the Merger ..........................     2
      Section 1.04 Company Merger ........................................     3
      Section 1.05 Closing ...............................................     7
      Section 1.06 Actions At Closing ....................................     7

ARTICLE TWO - REPRESENTATIONS AND WARRANTIES OF SHFC AND THE ASSOCIATION

      Section 2.01 Organization and Capital Stock ........................     9
      Section 2.02 Authorization; No Defaults ............................    10
      Section 2.03 No Subsidiaries; Equity Interests .....................    11
      Section 2.04 Financial Information .................................    12
      Section 2.05 Absence of Changes ....................................    12
      Section 2.06 Regulatory Enforcement Matters ........................    13
      Section 2.07 Tax Matters ...........................................    13
      Section 2.08 Litigation ............................................    14
      Section 2.09.Employment and Severance Agreements ...................    14
      Section 2.10 Reports ...............................................    14
      Section 2.11 Investment Portfolio ..................................    15
      Section 2.12 Loan Portfolio ........................................    15
      Section 2.13 Employee Matters and ERISA ............................    15
      Section 2.14 Title to Properties; Insurance; Personal Property .....    16
      Section 2.15 Environmental Matters .................................    18
      Section 2.16 Compliance with Laws ..................................    19
      Section 2.17 Brokerage .............................................    19
      Section 2.18 Undisclosed Liabilities ...............................    19
      Section 2.19 Statements True and Correct ...........................    20
      Section 2.20 Material Contracts ....................................    20
      Section 2.21 No Sensitive Transactions .............................    21
      Section 2.22 Certain Payments ......................................    21

ARTICLE THREE - REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      Section 3.01 Organization and Capital Stock ........................    22
      Section 3.02 Authorization .........................................    22
      Section 3.03 Subsidiaries ..........................................    24
      Section 3.04 Financial Information .................................    24
      Section 3.05 Absence of Changes ....................................    24
      Section 3.06 Litigation ............................................    24
      Section 3.07 Reports ...............................................    24
      Section 3.08 Compliance With Laws ..................................    25
      Section 3.09 Statements True and Correct ...........................    25
      Section 3.10 Undisclosed Liabilities ...............................    25
      Section 3.11 Regulatory Enforcement Matters ........................    25
      Section 3.12 Tax Matters ...........................................    26
      Section 3.13 Investment Portfolio ..................................    26
      Section 3.14 Stock Ownership .......................................    26
      Section 3.15 Availability of Funds .................................    26

ARTICLE FOUR - AGREEMENTS OF SHFC AND THE ASSOCIATION

      Section 4.01 Business in Ordinary Course ...........................    27
      Section 4.02 Breaches ..............................................    30
      Section 4.03 Submission to Shareholders ............................    31
      Section 4.04 Consents to Contracts and Leases ......................    31
      Section 4.05 Conforming Accounting and Reserve Policies;
                   Restructuring Expenses ................................    31
      Section 4.06 Consummation of Agreement .............................    32
      Section 4.07 Access to Information .................................    32
      Section 4.08 Subsequent Disclosure Schedule ........................    32
      Section 4.09 Unallocated Recognition and Retention Plan Shares .....    33
      Section 4.10 Delivery of Reports ...................................    33
      Section 4.11 Report of Funds Received from ODGF ....................    33
      Section 4.12 Amendment of Association Articles of Incorporation ....    33

ARTICLE FIVE - AGREEMENTS OF ACQUIROR

      Section 5.01 Regulatory Approvals and Proxy Statement ..............    33
      Section 5.02 Breach ................................................    33
      Section 5.03 Consummation of Agreement .............................    34
      Section 5.04 Directors and Officers' Liability Insurance and
                   Indemnification .......................................    34
      Section 5.05 Employee Benefit and Related Matters ..................    34
      Section 5.06 The Association's Employee Stock Ownership Plan .......    35
      Section 5.07 Board of Directors of the Association .................    35
      Section 5.08 Managing Officer of the Association ...................    36
      Section 5.09 Shareholder Approval for Conversion of SHFC Stock
                   Options ...............................................    36
      Section 5.10 Delivery of Reports ...................................    36
      Section 5.11 Distribution of RRP Proceeds ..........................    36

ARTICLE SIX - CONDITIONS PRECEDENT TO THE MERGER

      Section 6.01 Conditions to Acquiror's Obligations ..................    36
      Section 6.02 Conditions to SHFC's Obligations ......................    38

ARTICLE SEVEN - TERMINATION OR ABANDONMENT

      Section 7.01 Mutual Agreement ......................................    38
      Section 7.02 Breach of Agreement ...................................    38
      Section 7.03 Failure of Conditions .................................    39
      Section 7.04 Denial of Regulatory Approval .........................    29
      Section 7.05 Failure of Stockholders to Adopt ......................    39
      Section 7.06 Regulatory Enforcement Matters ........................    39
      Section 7.07 Automatic Termination .................................    40
      Section 7.08 Termination Fee .......................................    40

ARTICLE EIGHT - GENERAL

      Section 8.01 Confidential Information ..............................    40
      Section 8.02 Publicity .............................................    41
      Section 8.03 Return of Documents ...................................    41
      Section 8.04 Notice ................................................    41
      Section 8.05 Liabilities ...........................................    42
      Section 8.06 Expenses ..............................................    42
      Section 8.07 Nonsurvival of Representations and Warranties .........    42
      Section 8.08 Entire Agreement ......................................    42
      Section 8.09 Headings and Captions .................................    42

      Section 8.10 Waiver, Amendment or Modification .....................    42
      Section 8.11 Rules of Construction .................................    43
      Section 8.12 Counterparts ..........................................    43
      Section 8.13 Successors and Assigns ................................    43
      Section 8.14 Governing Law; Assignment .............................    43
      Section 8.15 Specific Performance and Injunctive Relief ............    43

SIGNATURES

EXHIBIT A   Shareholder Agreement

EXHIBIT B   Optionholder Agreement

EXHIBIT C   Plan of Merger

EXHIBIT D   Plan of Subsidiary Merger

EXHIBIT E   SHFC and Target Association's Legal Opinion

EXHIBIT F   Acquiror's Legal Opinion

EXHIBIT G   Directors of Target Association

EXHIBIT H   Director Emeritus of Target Association

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


      THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated June 14, 1996, is by and among Western Ohio Financial Corporation, a Delaware corporation ("Acquiror"); Seven Hills Financial Corporation, an Ohio corporation ("SHFC"); and Seven Hills Savings Association, an Ohio savings and loan association and a wholly owned subsidiary of SHFC (the "Association").

      A. Acquiror, SHFC and the Association wish to provide for the terms and conditions of the following described business transaction in which an inactive transitory subsidiary to be formed by Acquiror and incorporated under the laws of the State of Ohio ("Acquisition Subsidiary") will be merged with and into SHFC and the separate existence of Acquisition Subsidiary shall cease ("Company Merger"), SHFC will be merged with and into Acquiror and the separate existence of SHFC shall cease ("Subsidiary Merger") and, as a result of the Company Merger and the Subsidiary Merger, the Association will become a wholly owned subsidiary of Acquiror. The Company Merger and the Subsidiary Merger are collectively referred to as the "Merger."

      B. For federal income tax purposes, it is intended that the Company Merger be deemed a stock purchase of all of the outstanding capital stock of SHFC by Acquiror and the Subsidiary Merger shall qualify as a tax-free liquidation under
Section 332 and Section 337 of the Internal Revenue Code of 1986, as amended (the "Code").

      C. For accounting purposes, it is intended that the Merger shall be accounted for as a purchase.

      D. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      E. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Acquiror's willingness to enter INTO this Agreement, each of the directors of SHFC has entered into a shareholder agreement (each a "Shareholder Agreement") in the form attached hereto as Exhibit A.

      F. Concurrently with the execution and delivery of the Agreement, and as a condition and material inducement to Acquiror's willingness to enter into this Agreement, each holder of an SHFC option (as defined in Section 1.04(d)(i) hereof) has executed an agreement not to exercise his or her SHFC Options prior to the Effective Time (as hereinafter defined) and during the time period described in Section I .04(d)(iv) hereof (each, an "Optionholder Agreement") in the form attached hereto as Exhibit B.

      Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE ONE

                         TERMS OF THE MERGER AND CLOSING

      Section 1.01. Formation of Acquisition Subsidiary. Acquiror shall organize Acquisition Subsidiary, an Ohio corporation, as a wholly-owned subsidiary of Acquiror and shall cause Acquisition Subsidiary to fulfill the obligations of Acquisition Subsidiary under this Agreement.

      Section 1.02. Merger; Surviving Corporation. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the Ohio General Corporation Law ("OGCL"), the Delaware General Corporation Law ("DGCL"), the Home Owners' Loan Act ("HOLA") and the rules and regulations promulgated thereunder (the "Thrift Regulations"), and Chapter 1151 of Title II of the Ohio Revised Code, the following shall occur:

            (a) At the Effective Time, Acquisition Subsidiary shall be merged with and into SHFC pursuant to the terms and conditions set forth herein and pursuant to a Plan of Merger attached hereto as Exhibit C ("Plan of Merger") which shall be executed by Acquiror, SHFC and Acquisition Subsidiary at least two (2) days prior to the Effective Time. Upon consummation of the Company Merger, the separate existence of Acquisition Subsidiary shall cease and SHFC shall continue as the surviving corporation. The name of SHFC, as the surviving corporation, shall by virtue of the Company Merger remain "Seven Hills Financial Corporation." From and after the consummation of the Company Merger, SHFC, as the surviving corporation, shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, 9f SHFC and Acquisition Subsidiary, and all obligations belonging or due to each of them.

            (b) Upon consummation of the Company Merger as set forth in (a), above, SHFC will be merged with and into Acquiror in accordance with applicable state law pursuant to a Plan of Merger, attached hereto as Exhibit D ("Plan of Subsidiary Merger"), which shall be executed by the parties thereto immediately after the completion of the Company Merger. Upon completion of the Subsidiary Merger, the separate existence of SHFC shall cease and Acquiror shall continue as the surviving corporation. The name of Acquiror, as the surviving corporation, shall by virtue of the Subsidiary Merger remain "Western Ohio Financial Corporation." From and after the Subsidiary Merger, Acquiror, as the surviving corporation, shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of SHFC and Acquiror, and all obligations belonging or due to each of them.

      Section 1.03. Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Article Six hereof have been satisfied or waived, SHFC and Acquisition Subsidiary will file or cause to be filed a certificate of merger with the Secretary of State of the State of Ohio for the Company Merger, and Acquiror and SHFC will file or cause to be filed certificates of merger with the Secretaries of State of the States of Delaware and Ohio for the Subsidiary Merger, which certificates of merger shall in each case be in the form required by and executed in accordance with the applicable provisions of the OGCL and the DGCL. The Company Merger and the Subsidiary Merger shall each become effective at the time specified in the respective certificate of merger for such merger as filed with the Secretaries of State of the appropriate states (the "Effective Time"). The parties shall cause the Company Merger to become effective prior to the Subsidiary Merger.

      Section 1.04.  Company Merger.

      (a) (i) Each common share of SHFC, no par value (the "SHFC Common"), issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares, as defined in Section 1.04(b) below) shall, by virtue of the Company Merger and without any action on the part of the holder thereof be converted to a right to receive in cash from Acquiror the sum of the following subparagraphs (A) and (B) (hereinafter referred to as the "Per Share Merger Consideration"):

            (A)...Nineteen Dollars and Sixty-Five cents ($19.65); plus

            (B)   The quotient of

                  (I) The difference between (x) the amount(s) actually received from the liquidation and winding up of the Ohio Deposit Guarantee Fund ("ODGF") between the date of the Agreement and the Effective Time, less (y) the out-of-pocket expenses and estimated federal and state income tax liabilities attributable to such amount(s), as set forth in the statement referred to in Section 4.11; divided by

                  (II) Five hundred eighty-three thousand seven hundred sixty-three (583,763).

                  The holders of certificates representing shares of SHFC Common shall cease to have any rights as shareholders of SHFC, except such rights, if any, as they may have pursuant to the OGCL. Except as provided below with respect to Dissenting Shares, until certificates representing shares of SHFC Common are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration for the number of shares represented by such certificate.

            (ii) Each share of Acquisition Subsidiary capital stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be and constitute the issued and outstanding shares of SHFC Common at the Effective Time.

      (b) Dissenting Shares. Any shares of SHFC Common held by a holder who dissents from the Company Merger and who pursues and perfects the rights of a dissenter in accordance with Section 1701.85 of the OGCL shall be herein called "Dissenting Shares." Notwithstanding ally other provision of this Agreement, any Dissenting Shared shall not, after the Effective Time of the Company Merger, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the OGCL. If, after the Effective Time, such holder's rights shall terminate in accordance with Section 1701.85(D) of the OGCL, such shares of SHFC Common shall be treated as if they had been converted as of the Effective Time into a right to receive the Per Share Merger Consideration.

      (c) Exchange of SHFC Common

            (i) As soon as practicable after the Effective Time of the Company Merger, holders of record of certificates formerly representing shares of SHFC Common (the "Certificates") shall be instructed by Acquiror to tender such Certificates to Acquiror, or, at the election of Acquiror, to an exchange agent designated by Acquiror (the "Exchange Agent"), pursuant to a letter of transmittal that Acquiror shall deliver or cause to be delivered to such holders. Such letters of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates as specified in the letter of transmittal.

            (ii) After the Effective Time of the Company Merger, each holder of a Certificate that surrenders such Certificate to Acquiror or, at the election of Acquiror, to the Exchange Agent, will, upon acceptance thereof by Acquiror or the Exchange Agent, be entitled to the Per Share Merger Consideration for the number of shares represented by such Certificate, which shall be paid promptly (but in no event later than five business days) after acceptance of such Certificate.

            (iii) Acquiror or, at the election of Acquiror, the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Acquiror or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Acquiror or the Exchange Agent may require.

            (iv) Each outstanding Certificate shall, until duly surrendered to Acquiror or the Exchange Agent, be deemed to evidence the right to receive the Per Share Merger Consideration for the number of shares represented by such Certificate.

            (v) After the Effective Time of the Company Merger, holders of Certificates shall cease to have rights with respect to the SHFC Common previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for, and to receive, the Per Share Merger Consideration for the number of shares represented by such Certificate. After the Effective Time of the Company Merger, there shall be no further transfer on the records of SHFC of Certificates, and if any Certificates are presented to SHFC for transfer, they shall be canceled in exchange for the Per Share Merger Consideration for the number of shares represented by such Certificates. Acquiror shall not be obligated to deliver the Per Share Merger Consideration to any former holder of SHFC Common until such holder surrenders the Certificates as provided herein. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of SHFC Common represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. SHFC and the Exchange Agent shall be entitled to rely upon the stock transfer books of SHFC to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Acquiror and the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

            (vi) If the Per Share Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Acquiror or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of Acquiror or the Exchange Agent that such tax has been paid or is not applicable.

            (vii) In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Acquiror or the Exchange Agent an affidavit stating such fact, in form satisfactory to Acquiror, and, at Acquiror's discretion, a bond in such reasonable sum as Acquiror or the Exchange Agent may direct as indemnity against any claim that may be made against Acquiror or the Association or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed. Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

      (d)   Stock Options.

            Acquiror shall assume the obligations of SHFC under the SHFC Stock Option Plan in the following manner:

            (i) At the Effective Time of the Company Merger by virtue of the Company Merger and without any action on the part of any holder of any option, each option granted by SHFC to purchase shares of SHFC Common Stock which is outstanding prior to the date of this Agreement and unexercised immediately prior to the Effective Time of the Company Merger (each an "SHFC Option") shall continue outstanding as an option (a "Substitute Option") to purchase shares of Acquiror Common (as defined in
      Section 3.01(c) hereof) in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the SHFC Stock Option Plan under which they were issued and the agreements evidencing grants thereunder:

                  (A) The number of shares of Acquiror Common to be subject to a
            Substitute Option shall be equal to the product of the number of shares of SHFC Common Stock subject to the original option and the Exchange Ratio (as defined below), provided that any fractional shares of Acquiror Common resulting from such multiplication shall be rounded down to the nearest whole share; and

                  (B) The exercise price per share of Acquiror Common under the
            Substitute Option shall be equal to the exercise price per share of SHFC Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest whole cent.

            (ii) The term "Exchange Ratio" shall mean the Per Share Merger Consideration divided by the Average Price (as defined below) for Acquiror Common.

            (iii) The term "Average Price" shall mean the average closing prices for a share of Acquiror Common on the NASDAQ National Market System reported for the five (5) consecutive trading days ending on the first trading day immediately prior to the date of this Agreement.

            (iv) No exercise of options for Acquiror Common will be permitted until the shareholders of Acquiror approve the assumption of the obligations of SHFC under the SHFC Stock Option Plan as contemplated by Section

      5.09 hereof. Acquiror shall seek approval of its shareholders at its April 1997 annual meeting of shareholders ("Annual Meeting") to reserve for issuance sufficient shares of Acquiror Common, from authorized and unissued shares or treasury shares of Acquiror, to effect the substitution of Acquiror Common for SHFC Common Stock under the SHFC Stock Option Plan. At all times after receipt of such shareholder approval, Acquiror shall reserve for issuance such number of shares of Acquiror Common s is necessary to permit the exercise of options granted under the SHFC Stock Option Plan in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Notwithstanding the foregoing, in the event that Acquiror does not receive the shareholder approval contemplated by Section 5.09 hereof, then the outstanding options under the SHFC Stock Option Plan shall be converted to a right to receive the Per Share Merger Consideration, less the exercise price per share for each share of SHFC Common Stock subject to an option. As a condition to receipt of the cash payment pursuant to the preceding sentence, each holder of an outstanding option to acquire SHFC Common Stock shall be required to execute a stock option cancellation agreement in form and substance reasonably satisfactory to Acquiror. No interest shall be paid or payable with respect to the cash amount to be paid for the cancellation of SHFC stock options.

            (e) Articles of Incorporation and Code of Regulations of SHFC as the Surviving Corporation. The Articles of Incorporation and Code of Regulations of SHFC, as in effect immediately prior to the Effective Time of the Company Merger, shall be the Articles of Incorporation and Code of Regulations of the surviving corporation of the Company Merger, until either is thereafter amended in accordance with applicable law.

            (f) Directors and Officers of SHFC as the Surviving Corporation. The directors and officers of Acquisition Subsidiary immediately prior to the Effective Time of the Company Merger shall be and become the directors and officers of SHFC immediately following the Effective Time of the Company Merger.

      Section 1.05. Closing. Subject to the provisions of this Agreement, the closing of the Company Merger (the "Closing") shall take place as soon as practicable after satisfaction or waiver of all of the conditions to Closing. Subject to the preceding sentence, the date, time and location of the Closing shall be as designated in writing by Acquiror to SHFC but shall be no sooner than the first business day after receipt of all necessary regulatory and shareholder approvals and the expiration of any applicable waiting periods. The date on which the Closing actually occurs is herein referred to as the "Closing Date." Time is of the essence for Closing.

      Section 1.06.  Actions At Closing.

      (a)   At the Closing, SHFC shall deliver to Acquiror:

            (i) a certificate signed by an appropriate officer of SHFC stating that all of the conditions set forth in Sections 6.01(a), (b), (c), (d), (f),
(g) and (h) of this Agreement (but, as to Section 6.01(d), relating only to approvals which SHFC is required by law to obtain) have been satisfied or waived as provided therein;

            (ii) a certified copy of the resolutions of SHFC's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the Plan of Merger (which certification shall be signed by the Secretary or Assistant Secretary of SHFC, shall specify that such resolutions remain in effect a- of the Effective Time of the Company Merger and have not been modified or rescinded, and which shall be in a form reasonable; acceptable to counsel to Acquiror); the Plan of Merger, executed by SHFC; and a Certificate of Merger for the Company Merger, executed by SHFC and in proper form for filing with the Ohio Secretary of State;

            (iii) certificates of the Ohio Secretary of State, each dated a recent date, as to the good standing of SHFC and of the Association, and a certificate of the Federal Deposit Insurance Corporation ("FDIC"), dated a recent date, as to the existence of deposit insurance of the Association;

            (iv) a legal opinion from counsel for SHFC and the Association, in the form attached here to as Exhibit E hereto;

            (v) the Subsequent Disclosure Schedule required by Section 4.08 hereof; if the Subsequent Disclosure Schedule was previously delivered, a statement signed by an appropriate officer of SHFC to that effect; or, if no Subsequent Disclosure Schedule is necessary, a statement signed by an appropriate officer of SHFC and dated as of the Closing Date to such effect; and


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            (vi) resignations of the Board of Directors of the Association, effective as of the Effective Time of the Company Merger, pursuant to Section
5.07 of this Agreement.

      (b)   At the Closing, Acquiror shall deliver to SHFC:

            (i) a certificate signed by an appropriate officer of Acquiror stating that all of the conditions set forth in Sections 6.02(a), (b), (c) and
(d) of this Agreement (but, as to Section 6.02(d), excluding the approval of SHFC's Board of Directors and shareholders) have been satisfied;

            (ii) a certified copy of the resolutions of Acquiror's Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

            (iii) a certified copy of the resolutions of Acquisition Subsidiary's Board of Directors and sole shareholder, authorizing the execution of the Plan of Merger and the consummation of the transactions contemplated hereby and thereby; the Plan of Merger, executed by Acquisition Subsidiary; and a Certificate of Merger for the Company Merger, executed by Acquisition Subsidiary and in proper form for filing with the Ohio Secretary of State; and

            (iv) a legal opinion from counsel for Acquiror, in the form attached hereto as Exhibit F hereto.

                                   ARTICLE TWO

           REPRESENTATIONS AND WARRANTEES OF SHFC AND THE ASSOCIATION

SHFC and the Association hereby make the following representations and warranties:

      Section 2.01.  Organization and Capital Stock.

      (a) SHFC is a corporation organized under the OGCL and the Association is a stock-form savings and loan association, organized under Chapter 1151 of the Ohio Revised Code, and each is duly organized, validly existing and in good standing under the laws of the State of Ohio with full corporate power and all necessary governmental authorizations to own all of its properties and assets, to incur all of its liabilities and to carry on its business as presently conducted. The minute books of each contain complete and accurate records of all meetings and other corporate actions of their respective Boards of Directors and shareholders, as well as actions by committees of their respective Boards of Directors, either in committee minutes or in the minutes of the meetings of the Boards of Directors, except for minutes of meetings within the preceding month for which draft minutes have not been reviewed and approved by the Board. Attached as Section 2.01(a) of that certain confidential writing delivered by SHFC to Acquiror concurrently with the delivery and execution of this Agreement (the "Disclosure Schedule") are copies of the Articles of Incorporation of SHFC and the Association certified by the Secretary of State of the State of Ohio, a copy of the Code of Regulations of SHFC certified by the Secretary of SHFC and copies of the Constitution and Bylaws of the Association certified by the Ohio Division of Financial Institutions (the "Division"), including all amendments.

      (b) The authorized capital stock of SHFC consists of one million (1,000,000) common shares of SHFC, no par value, of which, as of the date hereof, five hundred thirty-six thousand four hundred seventy-two (536,472) shares are issued and outstanding, of which two thousand one hundred fifteen (2,115) shares are unallocated shares in the Seven Hills Savings Association Recognition and Retention Plan). All of the issued and outstanding shares of SHFC Common are duly and validly issued and outstanding and are fully paid and non-assessable, except for the shares of SHFC Common which are held by the Association ESOP (as defined in Section 5.06) and which are not allocated to the accounts of the participants, but as to which the Association ESOP has all of the rights of a shareholder. None of the outstanding shares of SHFC Common has been issued in violation of any preemptive rights of the current or past shareholders of SHFC. Each Certificate representing shares of SHFC Common issued by SHFC in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed, if any, was issued by SHFC only upon receipt of an affidavit of lost stock certificate and a bond sufficient to indemnify SHFC against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement Certificate.


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
      The authorized capital stock of the Association consists of five million (5,000,000) shares of the Association Common, par value One Dollar ($ 1.00) per share, of which five hundred sixty-four thousand seven hundred seven (564,707) shares are issued and outstanding and held by SHFC. Such shares are held by SHFC free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. The deposits of the Association are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Association is a member of the Federal Home Loan Bank of Cincinnati ("FHLB Cincinnati"). The Association is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code and a "qualified thrift lender" as defined in 12 U.S.C. Section 1467a(m) and the Thrift Regulations.

      (c) Except as set forth in Section 2.01(b) of this Agreement, and except for the forty-nine thousand four hundred six (49,406) shares of SHFC Common subject to options granted under the SHFC Stock Option Plan, there are no shares of capital stock or other equity securities of SHFC or the Association outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible in or exchangeable for, shares of the capital stock of SHFC or the Association, or contracts, commitments, understandings or arrangements by which SHFC or the Association is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

      Section 2.02.  Authorization; No Defaults.

      (a) The Board of Directors of SHFC and the Board of Directors of the Association each has, by all appropriate action, approved this Agreement and authorized the execution and delivery hereof on its behalf by its duly authorized officers and the performance by SHFC and the Association of its respective obligations here under.

      (b) This Agreement has been duly and validly executed and delivered by SHFC and the Association and, subject to (i) the approval of the SHFC shareholders of an amendment to Article EIGHTH of the SHFC Articles of Incorporation and approval of SHFC of an amendment to Article NINTH of the Association's Articles of Incorporation to permit Acquiror to offer to acquire and to acquire all of the outstanding shares of SHFC (the "Amendment"), (ii) the approval of the OTS of the offer to acquire SHFC, as evidenced by this Agreement, and (iii) the approval of the Division of such amendment to Article NINTH of the Association's Articles of Association, constitutes a legal, valid and binding obligation of SHFC and the Association, enforceable against each in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws affecting creditors' rights generally or the rights of creditors of savings institutions the accounts of which are insured by the FDIC or laws relating to the safety and soundness of insured financial institutions and by judicial discretion in applying principles of equity. Neither SHFC nor the Association is in default under or in violation of any provision of their respective articles of incorporation, constitution, code of regulations or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement of SHFC or the Association, except for defaults and violations which will not have a material adverse effect on the operations, business or financial condition of SHFC and the Association, taken as a whole, and except to the extent that this Agreement may be deemed by a court to be a default under or violation of Article EIGHTH of the SHFC Articles of Incorporation or Article NINTH of the Association's Articles of Incorporation. No other corporate proceeding of SHFC or the Association is required for approval of this Agreement and the Company Merger or the performance of SHFC's or the Association's obligations under this Agreement other than adoption of the Amendment, this Agreement and the Plan of Merger by the holders of at least the minimum portion of the outstanding shares of SHFC Common required under the OGCL for approval of the Merger (the "Minimum Portion"). Except for the requisite approvals of the Division and the OTS ("Regulatory Approvals"), and filings with the OTS, the Division and the Secretaries of State of Ohio and Delaware, no notice to, filing with', authorization by, or consent or approval of, any federal or state regulatory authority or other third party is necessary for the execution and delivery of this Agreement or consummation of the Merger by SHFC or the Association.

      (c) Neither the execution and delivery of this Agreement nor the consummation of the Company Merger, nor compliance by SHFC and the Association with the provisions of this Agreement will (i) conflict with or result in a breach of the articles of incorporation or constitution, or bylaws or code of regulations, of SHFC or the Association, except to the extent that this Agreement may be deemed by a court to be a default under or violation of Article EIGHTH of the SHFC Articles of Incorporation or Article NINTH of the Association's Articles of Incorporation; (ii) result in a breach or termination of or accelerate the performance required by, any note, bond, mortgage, lease, agreement or other instrument to which SHFC or the Association is a party or may be bound; or (iii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to SHFC or the Association.


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
      Section 2.03. No Subsidiaries Equity Interests. The term "subsidiary" means an organization or entity which is consolidated with a party to this Agreement for financial reporting purposes. Except for the Association, SHFC has no subsidiaries. The Association has no subsidiaries. Except as set forth in
Section 2.03 of the Disclosure Schedule, and except for shares of the Association Common owned by SHFC and shares of stock of the FHLB Cincinnati owned by the Association, neither SHFC nor the Association owns, beneficially or otherwise, any shares of Equity Securities (as defined below) or similar interests of any corporation, bank, business trust, association or similar organization. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. Neither SHFC nor the Association is a party to any partnership or joint venture.

      Section 2.04. Financial Information. The consolidated balance sheets of SHFC and its subsidiary as of June 30, 1995 and 1994, and the consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the three (3) fiscal years ended as of June 30, 1995, 1994 and 1993, together with the notes thereto, and the unaudited consolidated balance sheet of SHFC as of March 31, 1996, and the related unaudited consolidated income statement and statement of changes in shareholders' equity and cash flows for the nine (9) months then ended, all of which are included in Section 2.04 of the Disclosure Schedule (together, the "SHFC Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), except as disclosed therein, and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of SHFC as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are material, and the absence of footnotes). The books and records of SHFC and the Association have been and are being maintained in accordance with applicable legal and accounting requirements. Neither SHFC nor the Association is aware of any event or circumstances, or series of events or circumstances, which is reasonably likely to result in a Material Adverse Change (as defined in Section
2.05 of this Agreement) to SHFC or the Association.

      Section 2.05.  Absence of Changes.

      (a) The term "Material Adverse Change" shall mean a material adverse change in the consolidated financial condition, results of operations, assets, deposit liabilities (except for decreases in deposit liabilities due to the withdrawal of funds owned by SHFC held on deposit with the Association for purposes of paying permitted dividends and expenses) or business (including its future prospects) of an entity, other than changes resulting from or attributable to expenses incurred in connection with the transactions contemplated by this Agreement and the Merger; provided that the term "Material Adverse Change" shall exclude any reduction in the net income or shareholders' equity of SHFC attributable to (i) any special assessment levied against the Association as part of an assessment against financial institutions which are insured by the SAIF, (ii) any recapture of bad debt reserves of the Association attributable to any federal legislation eliminating or altering the exclusion from taxable federal income of bad debt reserves of thrift institutions or (iii) any accounting adjustment required pursuant to Section 4.05 hereof. Since March 31, 1996, to the date hereof, SHFC on a consolidated basis has not experienced or suffered a Material Adverse Change.

      (b) Since March 31, 1996, neither SHFC nor the Association has, except as set forth in Section 2.05 of the Disclosure Schedule, (i) issued or sold any corporate debt securities; (ii) declared or set aside or paid any dividend or other distribution in respect of its capital stock (or other ownership interests) other than its regular quarterly dividend of $.09 per share; (iii) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business; (iv) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and landlord liens) any of its assets or properties except pledges to secure government deposits, FHLB advances and in connection with repurchase or reverse repurchase agreements; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in SHFC's balance sheet as of March 31, 1996, and current liabilities incurred since the date thereof in the ordinary course of business; (vi) sold, exchanged or otherwise disposed of any of its assets other than in the ordinary course of business; (vii) made or modified any general wage or salary increase other than in the ordinary course of business consistent with past practices, entered into or modified any employment contract with any officer or salaried employee or instituted, modified or changed the contribution level to, any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate, considering its business taken as a whole; (ix) entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or (x) entered into any transaction outside the ordinary course of business, or sold or otherwise disposed of any of its securities.

      Section 2.06. Regulatory Enforcement Matters. Except as disclosed in
Section 2.06 of the Disclosure Schedule, neither SHFC nor the Association is subject to, or has received any notice or advice that it is not in substantial compliance with any statute or regulation, or that it is or may become subject to any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of savings banks or savings associations or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to SHFC or the Association, and SHFC and the Association have received no notice from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization.

      Section 2.07.  Tax Matters.

      (a) SHFC and the Association have filed all federal, state and local tax returns and reports due with respect to any of their employees, depositors, borrowers, operations, businesses or properties in a timely fashion and have paid or made provision for all amounts due or claimed to be due. All such returns and reports fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the SHFC Financial Statements were made in accordance with GAAP and provide for anticipated tax liabilities including interest and penalties. Except as disclosed in Section 2.07(a) of the Disclosure Schedule, there are no federal, state or local tax returns or reports not filed which would be due but for an extension of time for filing having been granted.

      (b) Neither SHFC nor the Association has executed or filed with the Internal Revenue Service ("IRS") or any state or local tax authority any agreement extending the period for assessment and collection of any tax, nor is SHFC or the Association a party to any action or proceeding by any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of the Association. There is no outstanding assessment or claim for collection of taxes against SHFC or the Association. Neither SHFC nor the Association has, except as disclosed in Section 2.07(b) of the Disclosure Schedule, received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state or local taxes. No tax return of SHFC or the Association is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax returns of SHFC or the Association and SHFC and the Association have no reason to believe that any deficiency would be asserted relating thereto. Neither SHFC nor the Association is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor to the best knowledge of SHFC and the Association has the IRS proposed any such adjustment or change of accounting method). Neither SHFC nor the Association have filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply. Except as disclosed in Section 2.07(b) of the Disclosure Schedule, (i) neither SHFC nor the Association has ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, other than the affiliated group of which SHFC is the parent; and (ii) neither SHFC nor the Association is a party to any tax-sharing agreement.

      Section 2.08. Litigation. Except as disclosed in Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of SHFC or the Association, threatened, against SHFC or the Association, or any of their respective directors or officers, or to which the property of SHFC or the Association is or would be subject. Each of SHFC and the Association has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time of the Company Merger that are known to either. Each matter as to which SHFC or the Association has given notice to the insurer under a directors and officers liability policy is described in Section 2.08 of the Disclosure Schedule.

      Section 2.09. Employment and Severance Agreements. Except as disclosed in
Section 2.09 of the Disclosure Schedule, neither SHFC nor the Association is a party to or bound by any agreement or policy for the employment, retention or engagement of any officer, employee, agent, consultant or other person or entity, any employment or severance agreement or policy, or agreement, policy or arrangement to provide post-retirement, post-termination or change-of-control benefits, by acceleration or otherwise, to any current or former officer, employee or director. A true, accurate and complete copy of each such agreement, policy and arrangement is included in Section 2.09 of the Disclosure Schedule.


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
      Section 2.10. Reports. SHFC and the Association each has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the OTS, (ii) the FDIC, (iii) any applicable state securities or banking or savings and loan authorities, and (iv) any other governmental authority with jurisdiction over SHFC or the Association, except as may be disclosed in Section 2.10 of the Disclosure schedule or, to the extent that any report or statement has not been filed, such failure will not have a material adverse effect on SHFC's or the Association's regulatory compliance status. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 2.11. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states and political subdivisions of the United States and other investment securities held by SHFC or the Association are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts, except as otherwise required by FAS No. 115 and which adjustments are disclosed in Section 2.11 of the Disclosure Schedule.

      Section 2.12. Loan Portfolio. Except as may be disclosed in Section 2.12 of the Disclosure Schedule, (i) all loans shown on the SHFC Financial Statements at March 31, 1996, or which were entered into after March 31, 1996, but before the Effective Time of the Company Merger, were and will be made for good, valuable and adequate consideration in the ordinary course of the business of the Association and its subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, set-offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) to the knowledge of SHFC and the Association, the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be what they purport to be and enforceable in all material respects in accordance with their terms, subject to bankruptcy, insolvency fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and
(iii) SHFC and the Association have complied with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan.

      Section 2.13.  Employee Matters and ERISA.

      (a) Neither SHFC nor the Association has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of SHFC or the Association and, to the knowledge of SHFC and the Association, there is no present effort nor existing proposal to attempt to unionize any group of employees of SHFC or the Association.

      (b) Except as may be disclosed in Section 2.13(b) of the Disclosure Schedule, (i) SHFC and the Association are and have been in material compliance with all applicable laws respecting employment and employment practices, teams and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither SHFC nor the Association is engaged in any unfair labor practice; (ii) there are no unfair labor practice charges or other complaints by any employee or former employee of either SHFC or the Association pending before any governmental agency and there are no administrative charges or court complaints against SHFC or the Association concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of SHFC and the Association, threatened against or directly affecting SHFC or the Association; and (iv) neither SHFC nor the Association has experienced any work stoppage or other labor difficulty.

      (c) Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, neither SHFC nor the Association maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current directors or employees of SHFC or the Association (the "Employee Plans"). No present or former director, employee or fiduciary of SHFC or the Association has been charged with breaching or, to the knowledge of SHFC, has breached a fiduciary duty under any of the Employee Plans. Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, neither the Association nor any of its subsidiaries participates in, nor has it participated in, nor has it any present or future obligation or liability under, any multi-employer plan (as defined at Section 3(37) of ERISA). Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, neither the Association nor any of its subsidiaries maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of SHFC or the Association except as provided in Section 4980B of the Code.

      (d) Except as set forth in Section 2.13(d) of the Disclosure Schedule, neither SHFC nor the Association maintains, or has maintained during the past ten (10) years, any Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and SHFC and the Association have not received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which the Association or any of its subsidiaries would be liable after June 30, 1995, except as set forth in Section 2.13(d) of the Disclosure Schedule. SHFC and the Association do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have been operated, administered and maintained in all material respects in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code to the extent applicable.

      Section 2.14.  Title to Properties; Insurance; Personal Property.

      (a) Except as disclosed in Section 2.14(a) of the Disclosure Schedule, SHFC and the Association have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable, liens, charges or encumbrances explicitly reflected in the SHFC Financial Statements and easements, rights-of way, and other restrictions which do not materially and adversely affect the current use, value or marketability of the property and further excepting in the case of Real Estate Owned as such real estate is internally classified on the books of the Association, rights of redemption under applicable law) to all real properties reflected on the SHFC Financial Statements or acquired subsequent to the date thereof. All leasehold interests held by SHFC or the Association in real estate are held pursuant to lease agreements which are valid add enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All such owned real properties comply in all material respects with all applicable private agreements and, to the knowledge of SHFC, all zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of either SHFC or the Association, threatened with respect to such properties. SHFC and the Association each have valid title or other rights under licenses to all material intangible personal or intellectual property used in their respective businesses, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property.

      (b) All material insurable properties owned or held by SHFC or the Association are insured in amounts deemed adequate by the senior management of the Association and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with thrift institutions of similar size. SHFC and the Association have delivered to Acquiror as part of Section 2.14(b) of the Disclosure Schedule true, accurate and complete copies of all insurance policies and fidelity bonds of SHFC and the Association. Except as disclosed in Section 2.14(b) of the Disclosure Schedule, there are no outstanding claims alone or in the aggregate in excess of Ten Thousand Dollars ($ 10,000) with respect to SHFC or the Association under such bonds and insurance policies, and neither SHFC nor the Association is aware of any acts of dishonesty or losses which would form the basis of a material claim under such bonds or insurance coverage. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. Neither SHFC nor the Association have been notified that its fidelity or insurance coverage will not be renewed by the carrier on substantially the same terms as the existing coverage.

      (c) Except as set forth in Section 2.14(c) of the Disclosure Schedule, all of the personal property reflected in the SHFC Financial Statements as being owned by SHFC or the Association is owned free and clear of any lien, encumbrance, right of first refusal, options or other restrictions, and all such personal property other than items with nominal book value, is in good condition and repair (ordinary wear and tear excepted) and is sufficient to carry on the business of SHFC or the Association as it is presently conducted.


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
      Section 2.15.  Environmental Matters.

      (a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations as in effect from time to time in all jurisdictions in which SHFC and the Association have done business or owned or leased property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

      For purposes of this Agreement, "Hazardous Substances" means (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder; (ii) any "solid waste," "hazardous waste" or "infectious waste," as such terms are defined in any Environmental Law; (iii) asbestos, urea formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any additional substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law.

      (b) Except as disclosed in Section 2.15(b) of the Disclosure Schedule, to the knowledge of SHFC and the Association neither the conduct nor operation of SHFC or the Association nor any condition of any property ever owned (including, without limitation, REO), leased or operated by either of them ("Real Property") materially violates or materially violated any Environmental Laws and no condition or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) SHFC or the Association to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Except as disclosed in Section 2.15(b) of the Disclosure Schedule, neither SHFC nor the Association has received any notice from any person or entity that SHFC or the Association or the operation of any facilities or any property ever owned (including, without limitation, REO), leased or operated by either of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

      (c) Except as disclosed in Section 2.15(c) of the Disclosure Schedule, neither SHFC nor the Association has received notice or has knowledge that any property in which SHFC or the Association has a security interest, lien or other encumbrance violates or violated Environmental Laws in any material respect.

      (d) To the knowledge of SHFC and the Association, neither SHFC nor the Association has caused any Hazardous Substances to be integrated into the Real Properties or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose an unlawful threat to human health or materially and adversely affect the value of any such Real Properties. To the knowledge of SHFC and the Association, none of the Real Properties has been used by SHFC or the Association for the storage or disposal of Hazardous Substances, except as disclosed in Section 2.15(d) of the Disclosure Schedule or as permitted under Environmental Laws. To the knowledge of SHFC and the Association, neither SHFC nor the Association has any interest, direct or indirect, in property owned by a third party which is or has been contaminated by Hazardous Substances, except as permitted under Environmental Laws. To the knowledge of SHFC and the Association, no property which is subject to such a security interest is or has been so contaminated except for the properties listed in Section 2.15(d) of the Disclosure Schedule, except as permitted under Environmental Laws. To the knowledge of SHFC and the Association, no Real Property contains or formerly contained underground storage tanks, except as disclosed in Section 2.15(d) of the Disclosure Schedule.

      (e) With respect to each of the nonresidential Real Properties in which SHFC or the Association has held or currently holds indicia of ownership to protect a security interest in the facility (as such terms are defined in 42 U.S.C. Section 9601 et seq.), SHFC and the Association have not, to their knowledge, "participated in the management of the facility" or otherwise acted in a manner such that SHFC or the Association would lose its statutory exemption from liability under Section 101 (20)(A) of CERCLA and as further defined in the currently vacated Environmental Protection Agency's Final Rule on Lender Liability, 40 C.F.R. Part 300 Subpart L, Section 300.1100, 57 FR 18343, April 29, 1992.

      Section 2.16. Compliance with Laws. Except as disclosed in Section 2.16 of the Disclosure Schedule, SHFC and the Association each have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and such businesses have been and are being conducted in compliance in all material respects with all applicable laws and regulations.


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
      Section 2.17. Brokerage. Except for the amounts payable to Charles Webb & Co., as disclosed in Section 2.17 of the Disclosure Schedule, there are no claims or agreements for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement payable by SHFC or the Association.

      Section 2.18. Undisclosed Liabilities. Except for (i) liabilities and obligations fully reflected, disclosed or provided for in the SHFC Financial Statements as of June 30, 1995, (including related notes), (ii) liabilities and obligations incurred since June 30, 1995 in the ordinary course of business or related to the transaction contemplated by this Agreement, and (iii) liabilities and obligations fully disclosed in Section 2.18 of the Disclosure Schedule, neither SHFC nor the Association has any material liabilities or obligations, whether absolute, known or unknown, accrued or unaccrued, contingent or otherwise, (and there is no asserted or unasserted claim against SHFC or the Association giving rise to any such liabilities or obligations). For purposes of this Section 2.18, the term "liabilities" includes without limitation liabilities as a guarantor and liabilities for taxes in each case material to the condition of either SHFC or the Association.

      Section 2.19. Statements True and Correct. None of the information supplied or to be supplied by SHFC or the Association for inclusion in (i) the Proxy Statement (as defined in Section 4.03 hereof) and (ii) any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of SHFC, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting (as defined in Section 4.03 hereof), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that SHFC or the Association is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

      Section 2.20. Material Contracts.

      (a) Section 2.20 of the Disclosure Schedule contains a complete and correct list of all written or oral agreements, leases, and other obligations and commitments of the following types, to which either SHFC or the Association is a party, or by which any of their respective property is bound, or which has been authorized by SHFC or the Association:

            (i) Promissory note, guaranty, mortgage, security agreement or other evidence of indebtedness owed by SHFC or the Association in an amount in excess of Twenty Five Thousand Dollars ($25,000);

            (ii) Partnership or joint venture agreements;

            (iii) Employee Plans;

            (iv) Insurance contracts or policies;

            (v) Agreement or commitment for sale or purchase of any asset or assets for more than Twenty Five Thousand Dollars ($25,000);

            (vi) Agreements or commitments for any single capital expenditure in excess of Five Thousand Dollars ($5,000) or capital expenditures in excess of Ten Thousand Dollars ($ 10,000) in the aggregate;

            (vii) Agreement or other document creating a monetary lien or security interest in excess of Twenty Five Thousand Dollars ($25,000) or other encumbrance relating to any real or personal property owned, rented or leased by SHFC or the Association;

            (viii) Lease of, commitment to lease and any other agreements relating to the lease or rental of, real or personal property by SHFC or the Association involving an annual payment in excess of Ten Thousand Dollars ($10,000);

            (ix) Any direct or indirect loan or guaranty of a loan to any director, officer, or 5% shareholder of SHFC or the Association or any director or officer of any of its subsidiaries or a spouse or child of such person, or any


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
partnership, corporation, or other entity in which any such director, officer or shareholder or a spouse or child of such person holds (directly or indirectly) an interest of ten percent (10%) or more;

            (x) Any contract or agreement (A) that has a remaining term as of the date of this Agreement in excess of six (6) months, (B) is not terminable by SHFC or the Association on thirty (30) or fewer days' notice without penalty or premium and (C) involves a monetary obligation on the part of SHFC or the Association in excess of Ten Thousand Dollars ($ 10,000); and

            (xi) All other material contracts and commitments not made in the ordinary course of business.

      (b) Concurrently with its delivery of the Disclosure Schedule, SHFC and the Association will deliver complete and correct copies of all written agreements, leases, policies and commitments listed in the Disclosure Schedule, together with all amendments thereto, and a complete and correct written description of all oral agreements listed in Section 2.20 of the Disclosure Schedule.

      Section 2.21. No Sensitive Transactions. Neither SHFC nor the Association nor, to the knowledge of SHFC or the Association, any employee or agent of either, nor any shareholder (beneficial or otherwise) of SHFC or the Association has used funds or other assets of SHFC or the Association directly or indirectly for (a) illegal contributions, gifts, entertainment or other expenses related to political activities, (b) payments to or for the benefit of any governmental official or employee, other than payments required or permitted by law, (c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any officer, employee , agent or representative thereof or (d) the establishment or maintenance of a secret or unrecorded fund. In addition, to the knowledge of SHFC and the Association, no employee or agent of SHFC or the Association has taken any act or omitted to take any act that would cause a violation of federal currency reporting laws.

      Section 2.22. Certain Payments.

      Neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any material payment (including, without limitation, severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of SHFC or the Association from any of such entities, (ii) materially increase any benefit otherwise payable under any of the SHFC employee benefit plans or (iii), except for the acceleration of certain benefits under the RRP (as defined in Section 4.09) and the termination of the Association ESOP pursuant to Section 5.06, result in the acceleration of the time of payment of any such benefit. In addition, the transactions contemplated by this Agreement would constitute a change in control for purposes of Section 4(a) of each of the employment agreements referred to in Section 2.09 of the Disclosure Schedule, as a result of which, a termination other than for cause during the earlier of the one-year period following such change in control or the expiration of the term of such agreements would give rise to severance benefits. No holder of an option to acquire stock of SHFC has or will have at any time through the Effective Time the right to receive any cash or other payment (other than as contemplated by Section I.04(d)(iv) hereof) in exchange for or with respect to all or any portion of such option. No amounts paid or payable by SHFC, the Association or Acquiror to or with respect to any employee or former employee of SHFC or the Association will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code or otherwise.

                                  ARTICLE THREE

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      Acquiror hereby makes the following representations and warranties:

      Section 3.01. Organization and Capital Stock.

      (a) Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as it is now being conducted.

      (b) Acquiror is duly licensed, as a foreign corporation, to transact business in the State of Ohio.


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
      (c) The authorized capital stock of Acquiror consists of (i) 7,250,000 shares of common stock, par value One Cent ($.01) per share ("Acquiror Common"), of which, as of the date of this Agreement, 2,367,310 shares were issued and outstanding, and (ii) 250,000 shares of preferred stock, par value One Cent ($0.01) per share, none of which have been issued or are outstanding. All of the issued and outstanding shares of Acquiror Common are duly and validly issued and outstanding and are fully paid and non-assessable.

      (d) At the Effective Time of the Company Merger, Acquisition Subsidiary shall be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio with full corporate power and authority to carry on its business and perform its obligations under this Agreement and the Plan of Merger.

      Section 3.02. Authorization. (a) The Board of Directors of Acquiror has, by all appropriate action, approved this Agreement and the Merger and authorized the execution and delivery hereof on its behalf by its duly authorized officers and the performance of its obligations hereunder. Except for approval of the Merger and the Plan of Merger by the Board of Directors and the sole shareholder of Acquisition Subsidiary (which shall be obtained upon the formation of Acquisition Subsidiary as provided herein), no other corporate proceeding is required for the approval by Acquiror of this Agreement or the Merger or the performance by Acquiror or Acquisition Subsidiary of their obligations under this Agreement or the Plan of Merger.

      (b) This Agreement has been duly and validly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws affecting creditors' rights generally or the rights of creditors of savings institutions, the accounts of which savings institutions are insured by the SAIF or laws relating to the safety and soundness of insured financial institutions and by judicial discretion in applying principles of equity. Acquiror and each of its significant subsidiaries (as defined in Section 3.03 of this Agreement) are not in default under or in violation of any provision of its respective certificate or articles of incorporation, charter, bylaws or any promissory note, indenture or any evidence of indebtedness or security there for, lease, contract, purchase or other commitment or any other agreement of any of them which is material to Acquiror, except for defaults and violations which will not have a material adverse effect on the ability of Acquiror to consummate the transaction contemplated by this Agreement. Except for the Regulatory Approvals and related filings, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement by Acquiror or consummation of the Merger by Acquiror or Acquisition Subsidiary.

      (c) Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the Merger, nor compliance by Acquiror with the provisions of this Agreement and the Plan of Merger, will (i) conflict with or result in a breach of Acquiror's certificate of incorporation or bylaws; or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror.

      (d) Prior to the Effective Time of the Company Merger, (i) the Board of Directors of Acquisition Subsidiary shall have, by all appropriate action, approved the Plan of Merger and the Company Merger and authorized the execution and delivery thereof on its behalf by its duly authorized officers and the performance of its obligations thereunder; (ii) Acquiror, as the sole shareholder of Acquisition Subsidiary, shall have adopted the Plan of Merger; and (iii) the Plan of Merger shall have been duly and validly executed and delivered by Acquisition Subsidiary and shall constitute a legal, valid and binding obligation of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws affecting creditors' rights generally.

      (e) Neither the execution and delivery of the Plan of Merger nor the consummation of the Merger, nor compliance by Acquisition Subsidiary with the provisions of this Agreement and the Plan of Merger, will (i) conflict with or result in a breach of Acquisition Subsidiary's articles of incorporation, code of regulations or bylaws; or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition Subsidiary.

      Section 3.03. Subsidiaries. Each of Acquiror's significant subsidiaries (as such term is defined under regulations promulgated by the Securities and Exchange Commission ("SEC")) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its business as now being conducted. All of the outstanding shares of capital stock of each significant subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any


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
material liens, encumbrances or security interests of third parties. All of the issued and outstanding shares of each significant subsidiary are duly and validly issued and outstanding and are fully paid and nonassessable.

      Section 3.04. Financial Information. The consolidated balance sheets of Acquiror and its subsidiaries as of December 31, 1995 and 1994 and the consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the three (3) fiscal years ended June 30, 1995, 1994 and 1993, together with the notes thereto and the unaudited consolidated balance sheet of Acquiror as of March 31, 1996, and the related unaudited consolidated income statement and statement of changes in shareholders' equity and cash flows for the three (3) months then ended included in Acquiror's Quarterly Report on Form 10-Q for the quarter then ended, as currently on file with the SEC (together, the "Acquiror Financial Statements"), have been prepared in accordance with GAAP except as disclosed therein and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Acquiror and its consolidated subsidiaries as of the dates and for the periods indicated therein (subject to normal, recurring yearend adjustments, none of which are material, and the absence of footnotes).

      Section 3.05. Absence of Changes. Since December 31, 1995 to the date hereof, Acquiror, on a consolidated basis, has not experienced or suffered a Material Adverse Change or entered into any contract, agreement or understanding which would adversely affect its ability to perform its obligations under this Agreement.

      Section 3.06. Litigation. There is no litigation, claim or other proceeding pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its significant subsidiaries, or to which the property of Acquiror or any of its significant subsidiaries is or would be subject which, if adversely determined, would have a material adverse effect on the business of Acquiror and its subsidiaries taken as a whole.

      Section 3.07. Reports. Since, January 1, 1993, Acquiror has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the OTS, (ii) the FDIC,
(iii) any applicable state or federal securities or banking or savings and loan authorities and (iv) any other governmental authority with jurisdiction over Acquiror. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 3.08. Compliance With Laws. Acquiror and its significant subsidiaries have all licenses, franchises, permits and other government authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

      Section 3.09. Statements True and Correct. None of the information supplied or to be supplied by Acquiror for inclusion in (i) the Proxy Statement and (ii) any document to be filed with any regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of SHFC, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Acquiror is responsible for filing with the OTS or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.

      Section 3.10. Undisclosed Liabilities. Acquiror has no liabilities or obligations, whether absolute, known or unknown, accrued or unaccrued, contingent or otherwise (and there is no asserted or unasserted claim against Acquiror giving rise to any such liabilities or obligations) that could adversely affect its ability to consummate the transactions contemplated by this Agreement. For purposes of this Section 3.10, the term "liabilities" includes without limitation liabilities as guarantor and liabilities for taxes in each case material to the condition of Acquiror.

      Section 3.11. Regulatory Enforcement Matters. Acquiror is not subject to, nor has it received any notice or advice that it is not in substantial compliance with any statute or regulation, or that it is or may become subject to any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of savings banks, savings associations or holding companies of savings banks or savings associations or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to Acquiror, and Acquiror has received no notice from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization.

      Section 3.12.  Tax Matters.

      (a) Acquiror has filed all federal, state and local tax returns and reports due with respect to any of its employees, depositors, borrowers, operations, businesses or properties in a timely fashion and has paid or made provision for all amounts due or claimed to be due. All such returns and reports fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in Acquiror's Financial Statements were made in accordance with GAAP and do not fail to provide for anticipated tax liabilities including interest and penalties. There are no federal, state or local tax returns or reports not filed which would be due but for an extension of time for filing having been granted.

      (b) Acquiror has neither executed nor filed with the IRS or any state or local tax authority any agreement extending the period for assessment and collection of any tax, nor is Acquiror a party to any action or proceeding by any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of Acquiror. There is no outstanding assessment or claim for collection of taxes against Acquiror. Acquiror has received no notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state or local taxes. No tax return of Acquiror is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax return of Acquiror and Acquiror has no reason to believe that any deficiency would be asserted relating thereto.

      Section 3.13. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations OF States and political subdivisions of the United States and other investment securities held by Acquiror are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts, except as otherwise required by FAS No. 115.

      Section 3.14. Stock Ownership. Neither Acquiror nor any of its "affiliates" or "associates," as such terms are defined in Section 1704.01(C)(1) of the Ohio Revised Code, are "beneficial owners," as such term is defined in
Section 1704.0I(C)(4) of the Ohio Revised Code, of any of the outstanding shares of any class of stock of SHFC.

      Section 3.15. Availability of Funds. Acquiror has on the date hereof, and will have at the Effective Time, the financial capacity to consummate the transactions contemplated hereby.

                                  ARTICLE FOUR

                     AGREEMENTS OF SHFC AND THE ASSOCIATION

      Section 4.01.  Business in Ordinary Course.

      (a) SHFC and the Association shall not declare or pay any dividend or make any other distribution with respect to their capital stock or ownership interests whether in cash, stock or other property, after the date of this Agreement except (i) payment by SHFC of its regular quarterly cash dividend for the quarter ended June 30, 1996 in the amount of $.09 (or less) per share of SHFC Common and (ii) if Closing does not occur by the respective following quarter ends, then, for the quarters ended September 30, 1996 and December 31, 1996, SHFC may declare and pay an additional regular quarterly dividend in the amount of $.09 per share of SHFC Common for each such quarter. Notwithstanding the previous sentence, no dividend will be permitted if it would exceed the net income of SHFC (excluding any net income arising from any liquidating distribution received from the ODGF) in the calendar quarter for which such dividend is declared.

      (b) SHFC and the Association shall continue to carry on, after the date hereof, their respective businesses and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, SHFC and the Association will not, without the prior written consent of Acquiror acting through its Chief Executive Officer or such other officer as Acquiror may specify in a


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
written notice to the Association, provided in the case of subsections (vi),
(vii), (viii), (ix), (xi), (xiii) and (xviii) below such consent shall not be unreasonably withheld or delayed:

            (i) issue any SHFC Common or the Association Common or other capital stock or any options, warrants or other rights to subscribe for or purchase SHFC Common or the Association Common or any other capital stock or any securities convertible into or exchangeable for any capital stock;

            (ii) directly or indirectly redeem, purchase or otherwise acquire any SHFC Common or the Association Common or any other capital stock or ownership interests of SHFC or the Association;

            (iii) effect a reclassification, recapitalization split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

            (iv) change its Articles of Incorporation or Constitution or Bylaws or Code of Regulations except in respect of the Amendment;

            (v) enter into, modify or renew any employment agreement or severance agreement or plan; or grant any increase in the compensation payable or to become payable to any director, officer or employee, except for increases in salaries consistent with SHFC's and the Association's past practices; grant any stock options; or, except as required by law, pay or agree to pay any bonus, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, payment or arrangement made to, for or with any director, officer or employees, except for payments of and changes in salaries and bonuses consistent with SHFC's and the Association's past practices, or promote any persons employed as of the date hereof or hire any new employees;

            (vi) except for FHLB of Cincinnati advances having a maturity of one year or less (or a longer period if such advances may be prepaid without penalty or premium) the aggregate amount of which at any time shall not exceed One Million Dollars ($1,000,000) and deposit-taking in the ordinary course of its business, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

            (vii) except pursuant to the Association's outstanding commitment to the Cincinnati Development Fund, make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in a principal amount in excess of One Hundred Thousand Dollars ($100,000) or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than One Hundred Thousand Dollars ($100,000) (excluding for this purpose any accrued interest or overdrafts); provided, however, that the Association may make one-to-four family residential mortgage loans that conform to the Association's mortgage lending policies as of the date hereof in principal amounts of up to Two Hundred Seven Thousand Dollars ($207,000);

            (viii) establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

            (ix) enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account other than U.S. Treasury obligations and deposits in an overnight account at the FHLB of Cincinnati or securities issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;

            (x) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in the Association's market;

            (xi) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months and involving an expenditure in excess of Five Thousand Dollars ($5,000) other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business;

            (xii) except in the ordinary' course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;


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
            (xiii) cancel or accelerate any material indebtedness owing to SHFC or the Association or any claims which SHFC or the Association may possess or waive any rights of material value;

            (xiv) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than, (a) properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness owed to the Association, (b) student loans, or (c) fixed rate loans which are held for sale upon origination and sold within sixty (60) days thereafter;

            (xv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase One environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that the Association shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such pollutants, contamination, or waste materials;

            (xvi) voluntarily commit any act or omission which will cause a breach of any material agreement, contract or commitment;

            (xvii) violate any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on- SHFC's or the Association's business, financial condition, or earnings, taken as a whole; or

            (xviii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of Five Thousand Dollars ($5,000).

      (c) SHFC and the Association shall promptly notify Acquiror in writing of the occurrence of any matter or event known to and directly involving SHFC or the Association (except matters or events that affect the thrift industry generally) that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of SHFC or the Association.

      (d) Unless and until this Agreement shall have been properly terminated by a party pursuant to Article Seven hereof and except as provided below in this
Section 4.01(d) hereof, each of SHFC and the Association shall (i) not, directly or indirectly, through any of their respective officers, directors, agents, shareholders, or affiliates, solicit, encourage or initiate any negotiations or discussions with respect to inquiries, offers, or proposals relating to the possible sale or other disposition of shares of its capital stock by its shareholders or the possible sale or other disposition (except in the ordinary course of business) of a substantial portion of its assets to, or merger or consolidation with, any other person, (ii) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books, or records or otherwise assist or encourage any person in connection with any of the foregoing, and (iii) give Acquiror prompt notice of any such inquiries, offers, or proposals. The foregoing shall not apply, however, to the consideration and facilitation of an inquiry, offer, or proposal not solicited by SHFC or the Association or any of their respective officers, directors, shareholders, agents or affiliates which relates to the possible sale or other disposition of SHFC Common or the Association Common by shareholders or the possible sale or other disposition of all or substantially all of SHFC's or the Association's assets TO, or merger or consolidation with, another corporation or association (an "Unsolicited Acquisition Proposal") if and to the extent that the Board of Directors of SHFC reasonably determines in good faith after consultation with its financial advisor and counsel to SHFC that failure to consider such Unsolicited Acquisition Proposal could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of SHFC; provided, however, that SHFC shall give Acquiror prompt notice of such Unsolicited Acquisition Proposal and keep Acquiror promptly informed regarding the substance thereof and the response of the Board of Directors of SHFC thereto.

      (e) SHFC and the Association shall permit representatives of Acquiror to attend each meeting of its respective board of directors and executive committee, and shall give reasonable prior notice of all such meetings to Acquiror; provided, however, that the representatives of Acquiror may be excluded from portions of such meetings where sensitive matters (including but not limited to an Unsolicited Acquisition Proposal and discussions with legal counsel with respect to the transactions contemplated by this Agreement) are being discussed or voted upon.


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
      (f) SHFC shall provide to Acquiror such reports on litigation involving SHFC or the Association as Acquiror shall reasonably request, provided that SHFC shall not be required to divulge information to the extent that, in the good faith opinion of its counsel, by doing so, it would waive the attorney-client privilege.

      (g) the Association will use reasonable efforts to prevent the decline in its level of deposits (except for declines due to withdrawals of deposits of SHFC held by the Association for payment of permitted dividends and expenses) and in its mortgage loan portfolio in a manner consistent with the safe and sound operations of the Association and the terms of this Agreement.

      Section 4.02. Breaches. In the event that SHFC or the Association has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach by either (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any representations or agreements contained or referred to herein, it shall give prompt written notice thereof to Acquiror and use its reasonable efforts to prevent or promptly remedy the same.

      Section 4.03. Submission to Shareholders. SHFC shall cause to be duly called and held, on a timely basis, a special meeting of its shareholders for submission of the Amendment, this Agreement and the Plan of Merger for adoption by such shareholders as required by applicable law (the "Shareholders' Meeting"). Subject to receipt by SHFC of all information concerning Acquiror and its significant subsidiaries as SHFC may reasonably request, SHFC shall prepare a Proxy Statement (the "Proxy Statement"), and, after providing Acquiror and Acquirors counsel reasonable opportunity to comment on the Proxy Statement, SHFC shall, within forty-five (45) days of the date of this Agreement, provided that Acquiror shall not have caused any unreasonable delay, file a draft Proxy Statement with the SEC. As soon as practicable thereafter, SHFC shall deliver the Proxy Statement to its shareholders. The Board of Directors of SHFC shall recommend to its shareholders the adoption of the Amendment, this Agreement and the Plan of Merger and, subject to the terms of this Agreement, use its best efforts to obtain such shareholder approval; provided, however, that if the Board of Directors of SHFC, based (i) solely on an Unsolicited Acquisition Proposal or (ii) on a refusal by Charles Webb & Company to deliver the Fairness Opinion required by Section 6.02(f) on or about the dissemination date of the Proxy Statement, based in whole or in part on an Unsolicited Acquisition Proposal, shall have reasonably determined in good faith (after consultation with its counsel) that such recommendation is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of SHFC, then the Board of Directors of SHFC shall not be obligated to recommend to its shareholders adoption of the Amendment, this Agreement and the Plan of Merger, or to present the Amendment, this Agreement and the Plan of Merger to the shareholders of SHFC for their adoption at the Shareholders' Meeting or to hold the Shareholders' Meeting for such purpose, but SHFC shall be subject to Section 7.08 below.

      Section 4.04. Consents to Contracts and Leases. SHFC and the Association shall, subject to the consent of Acquiror, use reasonable efforts to obtain all necessary consents with respect to all interests of SHFC and the Association in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger.

      Section 4.05. Conforming Accounting and Reserve Policies; Restructuring Expenses. After the receipt of all approvals set forth in Section 6.01(d) of this Agreement, and provided that at such time all of the conditions to closing set forth in Sections 6.01(a), (b), (c), (f), (g) and (h) of this Agreement have been satisfied, to the extent they are capable of being satisfied as of such time, and further provided that no basis for termination of this Agreement by either party pursuant to Article Seven of this Agreement is then extant, at the request of Acquiror, the Association shall, on or before or effective as of the date specified by Acquiror, establish and take such reserves and accruals as Acquiror reasonably shall request to conform the Association's loan, accrual, reserve and other accounting policies to Acquiror's policies. Notwithstanding the foregoing, the Association shall not be required to take any action under this Section 4.05 which it believes, based upon a written opinion of independent counsel, that will constitute a breach of its fiduciary duties, or, based upon a written opinion of its independent public accountants, will constitute violation of GAAP.

      Section 4.06. Consummation of Agreement. SHFC and the Association shall use their best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement by it and each of its subsidiaries and to effect the Merger in accordance with the terms and provisions hereof. The Association shall furnish to Acquiror in a timely manner all information, data and documents in the possession of SHFC or the Association requested by Acquiror as may be required to obtain the Regulatory Approvals or other necessary approvals of the Merger and-shall otherwise cooperate fully with Acquiror to carry out the purpose and intent of this Agreement.


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
      Section 4.07. Access to Information. SHFC and the Association shall permit Acquiror reasonable access to their properties in a manner which will avoid undue disruption or interference with normal operations and shall disclose and make available to Acquiror all books, documents, papers and records relating to assets, stock, ownership, properties, operations, obligations and liabilities, including but not limited to all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which Acquiror may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Acquiror will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

      Section 4.08. Subsequent Disclosure Schedule. If subsequent to the date of this Agreement and prior to the Effective Time, an event occurs which renders untrue any representation or warranty of SHFC or the Association made at the date of this Agreement (a "Trigger Event"), SHFC or the Association shall deliver to Acquiror in accordance with the following sentence a supplement to the Disclosure Schedule (a "Subsequent Disclosure Schedule"), which shall contain a detailed description of any and all such matters. A Subsequent Disclosure Schedule (if any) shall be delivered by SHFC or the Association to Acquiror within two (2) business days after SHFC or the Association learns of the Trigger Event, but in no event later than two (2) business days before the Closing. If there is no subsequent Disclosure Schedule, SHFC shall deliver a statement to such effect to Acquiror no later than two (2) business days before the Closing. The delivery of a Subsequent Disclosure Schedule and the matters therein contained shall not constitute a default or breach by SHFC or the Association of any of its representations and warranties under this Agreement with respect to events occurring subsequent to the date of this Agreement; provided, however, that all matters therein disclosed, together with all other events, circumstances and occurrences, may be taken into account by Acquiror in determining whether SHFC or the Association has experienced a Material Adverse Change; provided, further, however, that this Section 4.08 is not intended to permit SHFC or the Association to alter or amend its representations and warranties as made herein (including the Disclosure Schedule) as of the date of this Agreement, and any Subsequent Disclosure Schedule shall not cure the inaccuracy thereof as of the date of this Agreement for any purpose under this Agreement.

      Section 4.09. Unallocated Recognition and Retention Plan Shares. SHFC shall cause the unallocated shares in its Recognition and Retention Plan ("RRP") as of the date of the Agreement to be cancel led, retired or returned to treasury prior to the Effective Time without payment of any consideration therefor. No such unallocated shares of SHFC Common shall be allocated or awarded to any person.

      Section 4.10 Delivery of Reports. SHFC shall deliver to Acquiror, upon request, a copy of each report, statement or other filing or document filed with SEC since the date hereof not previously delivered to Acquiror.

      Section 4.11 Report of Funds Received from ODGF. In the event that the Association receives any payment from the ODGF, the Association shall promptly, but in no event later than the business day prior to the Closing Date, give to Acquiror a statement setting forth the date and amount of the payment, the estimated federal, state and local tax liability of the Association or SHFC attributable thereto and any out-of-pocket expenses incurred after the date of this Agreement, including any accounting fees, attributable thereto.

      Section 4.12 Amendment of Association Articles of Incorporation. Within sixty (60) days after the date of this Agreement, SHFC shall seek approval of the Division for an amendment of Article NINTH of the Articles of Incorporation of the Association to permit Acquiror to offer to acquire and to acquire all of the outstanding shares of the Association, and immediately upon receipt of such approval, SHFC, as the sole shareholder of the Association, shall cause Article NINTH of the Articles of Incorporation of the Association to be so amended.

                                  ARTICLE FIVE

                             AGREEMENTS OF ACQUIROR

      Section 5.01. Regulatory Approvals and Proxy Statement. Acquiror shall use its best efforts to file within sixty (60) days after the date hereof all applications for the Regulatory Approvals required in order to consummate the Merger. Acquiror shall keep SHFC reasonably informed as to the status of such applications and make available to SHFC copies of such applications as filed and any supplementally filed materials. Acquiror shall timely provide all information reasonably


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
requested by SHFC for inclusion in the Proxy Statement and shall fully cooperate with SHFC in the preparation of the Proxy Statement.

      Section 5.02. Breach. In the event that Acquiror has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, it shall give prompt written notice thereof to SHFC and use its best efforts to prevent or promptly remedy the same.

      Section 5.03. Consummation of Agreement. Acquiror shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

      Section 5.04. Directors and Officers' Liability Insurance and Indemnification.

      (a) From the Effective Time of the Company Merger and continuing for a period of three years thereafter, the current officers and directors of SHFC shall be indemnified by Acquiror from their acts and omissions occurring prior to the Effective Time of the Company Merger to the maximum extent permitted by the Certificate of Incorporation and Bylaws of Acquiror but subject to any applicable limitations of Delaware law. From the Effective Time of the Company Merger and continuing for a period of three years thereafter, the current officers and directors of the Association shall be indemnified by the Association for their acts and omissions occurring prior to the Effective Time to the extent permitted by the Thrift Regulations.

      (b) Subject to SHFC and the Association providing all requested information and representations to Acquiror's directors' and officers' liability insurance carrier, Acquiror shall use its best efforts to add a rider, at standard rates, to its existing directors' and officers' liability insurance policy covering the acts and omissions of the officers and directors of SHFC and the Association occurring prior to the Effective Time and to continue such rider for a period of three years.

      Section 5.05. Employee Benefit and Related Matters. All employees of the Association immediately prior to the Effective Time of the Company Merger shall remain employees of the Association at the Effective Time of the Company Merger and, with respect to employees who are not currently covered by a written employment agreement with the Association, shall be employed by the Association as at-will employees at the same salary they are receiving from the Association. Any employee who is currently covered by a written employment agreement will continue his or her employment in accordance with the terms of such written agreement. Acquiror does not intend to impose job eliminations at the Association as a result of the Merger. All employees of the Association shall become participants in a medical plan, a life insurance plan, a short term disability insurance plan and a long term disability insurance plan, each to be maintained by the Association and each of which shall be the same plans, or substantially equivalent to the plans, maintained by Acquiror or its subsidiary for the benefit of the employees of Acquiror's subsidiary, Mayflower Federal Savings Bank ("Mayflower Federal"). Employees of the Association shall be given credit for years of service to the Association for the calculation of vacation and sick time. Upon termination of the Association's employee stock ownership trust (the "Association ESOP Trust"), the employees of the Association shall become eligible to participate in the Acquiror's 401(k) plan on the next entry date and they shall be given credit for their past service with the Association for purposes of vesting under such plan. Except as specifically provided herein, no employee of the Association shall be entitled to be eligible for or participate in any other qualified or non-qualified employee benefit program or plan maintained by Acquiror or Mayflower Federal.

      Section 5.06. The Association's Employee Stock Ownership Plan. Prior to the Effective Time and without any requirement to make application to the Key District Office of the IRS in Cincinnati (the "Key District Office"), the Association may amend the Association's employee stock ownership plan (the "Association ESOP") to provide for (i) full vesting of benefits by participants and (ii) elimination of any requirement for a participant to be employed as of the last day of the year to receive an employer contribution, other annual additions or allocations, in each case effective as of the Effective Time. From and after the date of this Agreement, the Association shall make no further contributions to the Association ESOP, except in an amount to pay any required installment payment on the Association ESOP loan. From and after the date of this Agreement and prior to the Effective Time, Acquiror and its representatives, with the full cooperation of the Association, shall use their best efforts to (i) submit to the Key District Office an Application for Determination upon Termination relating to the Association ESOP which discloses the proposed allocation of the cash remaining in the suspense account (after the repayment of the Association ESOP Loan) without regard to Section 415 of the Code; and (ii) maintain the status of the Association ESOP as a plan qualified under Section 401(a) and 4975 of the Code. At the Effective Time or as soon thereafter as is practicable and permissible under the Code, the Association and Acquiror shall cause the Association ESOP loan to be repaid with cash proceeds from the sale of SHFC Common received by the Association ESOP with respect to unallocated shares of SHFC Common. If the Key District Office issues a favorable determination letter with respect to the repayment of the Association ESOP loan and proposed allocation of the remaining suspense account to participants, Acquiror and SHFC shall, as soon thereafter as practicable, (a) cause the Association ESOP to repay the Association ESOP loan and make the proposed allocation to participants in accordance with such favorable determination letter, (b) terminate the Association ESOP and (c) distribute the Association ESOP benefits to the Association ESOP participants pursuant to the terms of the Association ESOP. If the Key District Office determines that it will not issue a favorable determination letter with respect to the proposed allocation, then the Association ESOP loan shall nevertheless be repaid and such remaining cash received by the Association ESOP attributable to unallocated shares of SHFC Common shall remain in the suspense account and, to the extent that such cash can be allocated to the accounts of participants without violating the limitations of Section 415 of the Code, the cash shall be allocated in the current Plan Year in which the Effective Time occurs and during the next ensuing Plan Year to those participants in the Association ESOP as of the Effective Time to the maximum extent permitted by Section 415 of the Code and provided that the continued maintenance of the Association ESOP shall not adversely affect the tax-qualified status of the Association ESOP. At the expiration of said subsequent Plan Year, the Association ESOP Trust shall be terminated with any amounts then remaining in the suspense account, if any, being transferred to another qualified plan of Acquiror.

      Section 5.07. Board of Directors of the Association.

      (a) At the Closing, the members of the Board of Directors of the Association shall submit letters of resignation, effective as of the Effective Time, to the Acquiror. The Acquiror shall elect the persons listed on Exhibit G hereto to be Directors of the Association for the terms set forth therein and shall appoint the person listed on Exhibit H hereto as Director Emeritus.

      (b) The Director Emeritus Plan of the Association shall be terminated as of the Effective Time as to all directors of the Association and shall thereafter be replaced with a director emeritus plan having identical terms and conditions to the director emeritus plan of Acquiror.

      (c) The director's Death Benefit Plan of the Association shall cease to accrue any additional benefits on or after the Effective Time, but any previously accrued benefits shall be payable as and when they would otherwise have been payable under such plan.

      Section 5.08. Managing Officer of the Association. It is the intention of Acquiror that Diana Bowman D'Amico, the Vice President of the Association, shall be appointed as President and Managing Officer of the Association on or before the Closing Date.

      Section 5.09 Shareholder Approval for Conversion of SHFC Stock Options; Registration. At the Annual Meeting, Acquiror shall seek approval from its shareholders, with the favorable recommendation of its Board of Directors, of the assumption of the obligations of SHFC under the SHFC Stock Option Plan consistent with the provisions of Section 1.04(d) hereof. Within ten (10) business days after the Annual Meeting, unless the shareholders of Acquiror fail to approve the assumption by Acquiror of the SHFC Stock Option Plan, Acquiror shall file with the SEC and any required state agency an appropriate registration statement with respect to the shares of Acquiror common to be subject to the SHFC Stock Option Plan and shall use reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as such options remain outstanding.

      Section 5.10 Delivery of Reports. Acquiror shall deliver to SHFC, upon request, a copy of each report, statement or other filing or document filed with the SEC since the date hereof not previously provided to SHFC.

      Section 5.11 Distribution of RRP Proceeds. All amounts held in the RRP representing Per Share Merger Consideration for, dividends paid on and earnings on dividends paid on, allocated SHFC Common shall be distributed to the participants therein immediately after the Closing.

                                   ARTICLE SIX

                       CONDITIONS PRECEDENT TO THE MERGER

      Section 6.01. Conditions to Acquiror's Obligations. Acquiror's obligations under this Agreement are conditioned upon Acquiror's receiving, concurrently with the execution and delivery of this Agreement by SHFC and the Association,
(i) a Shareholder Agreement in the form attached as Exhibit A executed by each of the directors of SHFC who is a shareholder of SHFC and (ii) an Optionholder Agreement in the form attached hereto as Exhibit B executed by each holder of SHFC Options. Each such agreement and each such consent shall be dated as of the date of this Agreement and delivered at the time of execution hereof. Acquiror's obligations to effect the Company Merger shall be subject to the satisfaction (or waiver by Acquiror) prior to or on the Closing Date of the following conditions:

      (a) The representations and warranties made by SHFC and the Association in this Agreement shall be true in all material respects on and as of the Closing Date but as updated by any Subsequent Disclosure Schedule with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and for purposes of satisfying this closing condition relative to the truth as of the date of this Agreement of any representations of SHFC or the Association that contains a knowledge qualification, such knowledge qualification may be disregarded by Acquiror;

      (b) SHFC and the Association shall have performed and complied in all material respects with all obligations and agreements required to be performed by them prior to the Closing Date under this Agreement;

      (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall there be pending any proceeding by any governmental agency or other person seeking any of the foregoing; and there shall not be any action taken, or any statute, rule, regulation or order enacted, promulgated, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

      (d) All Regulatory Approvals and other necessary consents, authorizations and other approvals required by law for consummation of the Merger shall have been obtained without the imposition of any conditions that Acquiror determines to be unduly burdensome, and all waiting periods required by law shall have expired;

      (e) Acquiror shall have received all documents reasonably required to be received from SHFC and the Association on or prior to the Closing Date, all in form and substance reasonably satisfactory to Acquiror;

      (f) SHFC and the Association shall not have experienced a Material Adverse Change, including but not limited to items contained in any Subsequent Disclosure Schedule;

      (g) Immediately prior to the Effective Time of the Company Merger, the holders of no more than ten percent (10%) of the outstanding SHFC Common shall qualify as Dissenting Shareholders;

      (h) Immediately prior to the Effective Time of the Company Merger, the amount of the total equity capital of the Association shall not be less than the total equity capital of the Association as reported in its Thrift Financial Report as of March 31, 1996 and the shareholders' equity of SHFC shall not be less than its shareholders' equity as of March 31, 1996; provided, however, that for purposes of such calculations, any special exclusions contemplated by the definition of Material Adverse Change and conforming reserves and accruals contemplated by Section 4.05 shall not be taken into account; and

      (i) Immediately prior to the Effective Time the number of issued and outstanding shares of SHFC shall be no greater than Five Hundred Thirty-Four Thousand Three Hundred Fifty-Seven (534,357).

      Section 6.02. Conditions to SHFC's Obligations. SHFC's obligations under this Agreement are conditioned upon its receipt, concurrently with the execution and delivery of this Agreement by SHFC and the Association, of a written opinion from Charles Webb & Company that the Per Share Merger Consideration to be received by the holders of SHFC Common in the Company Merger is fair to such holders from a financial point of view (the "Fairness Opinion"). SHFC's obligation to effect the Company Merger shall be subject to the satisfaction (or waiver by SHFC) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by Acquiror in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

         (b) Acquiror shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

         (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall there be pending any proceeding by any thrift regulatory authority or other governmental agency seeking to prevent or delay the merger; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

         (d) All Regulatory Approvals and other necessary consents, authorizations and other approvals, including the requisite approval of the Amendment, this Agreement and the Plan of Merger by the shareholders of SHFC, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

         (e) SHFC shall have received all documents required to be received from Acquiror on or prior to the Closing Date, all in form and substance reasonably satisfactory to SHFC.

         (f) Charles Webb and Company shall not have refused to deliver to SHFC a Fairness Opinion dated on or about the date of dissemination of the Proxy Statement (or a reiteration of the previous Fairness Opinion or a letter that the previous Fairness Opinion has not been withdrawn), provided that no such refusal shall be deemed to have been made for purposes of this Section 6.02(f) unless it is in writing and gives all of the specific reasons therefor.


                                  ARTICLE SEVEN

                           TERMINATION OR ABANDONMENT

         Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Plan of Merger by the shareholders of SHFC shall have been previously obtained.

         Section 7.02. Breach of Agreement. In the event that there is a material breach of any of the representations and warranties or agreements of Acquiror on the one hand, or SHFC or the Association on the other hand, and such breach is not cured within ten (10) days after notice to cure such breach is given by the non-breaching party or, if such breach is not capable of being cured within ten (10) days, steps are not initiated within ten (10) days to effect a cure, then the nonbreaching party, regardless of whether shareholder approval of this Agreement and the Plan of Merger shall have been previously obtained by SHFC, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

         Section 7.03. Failure of Conditions. In the event any of the conditions to the obligations of (i) Acquiror set forth in Sections 6.01 or (ii) SHFC set forth in Section 6.02 are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 has lapsed, then Acquiror (in the case of conditions to its obligations) or SHFC (in the case of conditions to its obligations) may, regardless of whether approval of the Amendment, this Agreement and the Plan of Merger by the shareholders of SHFC shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

         Section 7.04. Denial of Regulatory Approval. If any regulatory application filed pursuant to Section 5.01 should be finally denied or disapproved by the respective regulatory authority, then this Agreement may be terminated by any party to this Agreement. It is understood, however, that a reasonable request for additional information from or undertaking by Acquiror, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Acquiror diligently provides the requested information or undertaking. Notwithstanding the foregoing, Acquiror agrees to promptly and diligently pursue any appeals available with respect to any such denial if SHFC shall request the pursuit of such appeals based on advice of counsel to SHFC that such appeal has a reasonable chance of success.

         Section 7.05. Failure of Shareholders to Adopt.

         (a) If SHFC's Board of Directors is excused, pursuant to Section 4.03 of this Agreement, from its obligation to recommend that SHFC's shareholders vote in favor of the adoption of the Amendment and this Agreement and the Plan of Merger, to present this Agreement and the Plan of Merger to them for adoption or to hold the Shareholders' Meeting for such purpose, Acquiror or SHFC may terminate this Agreement.

         (b) In the event that (i) at the Shareholders' Meeting, the holders of at least the Minimum Portion of the outstanding shares of SHFC Common do not adopt the Amendment, this Agreement and the Plan of Merger and SHFC's Board of Directors has recommended that SHFC's shareholders vote in favor of the adoption of the Amendment and this Agreement and the Plan of Merger or (ii) no Unsolicited Acquisition Proposal has been received by SHFC and Charles Webb & Company has refused to issue the Fairness Opinion as required by Section 6.02(f) on or about the date of dissemination of the Proxy Materials, Acquiror or SHFC may terminate this Agreement.

         Section 7.06. Regulatory Enforcement Matters. In the event that the Association shall become a party or subject to any written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of savings banks or savings associations after the date of this Agreement, which is reasonably determined by Acquiror to be significant to the Association's business, operations or financial condition, then Acquiror may terminate this Agreement.

         Section 7.07. Automatic Termination. If the Closing Date does not occur on or prior to March 31, 1997, then this Agreement may be terminated by either party by giving written notice to the other; provided, however, that a party who is then in breach of any of its representations, warranties, covenants or agreements under this Agreement in any material respect may not exercise such right of termination if it has received notice from the non-breaching party that the non-breaching party is seeking specific performance of the breaching party's obligations under this Agreement; provided, further, however, that no such termination shall relieve the breaching party from liability for a breach which occurs prior to such termination.

         Section 7.08. Termination Fee. In the event of termination of this Agreement pursuant to Section 7.05(a), in consideration of Acquiror's costs and expenses in connection with this Agreement and the transactions contemplated hereby, its agreements hereunder, its expenditure of significant management time and staff resources, its forbearance from consideration and pursuit of other business alternatives, its loss of a unique and valuable business opportunity, and the added value to any person acquiring assets or securities of SHFC or combining with SHFC or the Association resulting from SHFC's dealings with Acquiror and Acquiror's agreement to proceed with the Company Merger on the terms and conditions set forth herein, SHFC and the Association shall be jointly and severably liable to pay Five Hundred Thirty-Five Thousand Dollars ($535,000) to Acquiror as an agreed-upon termination fee, in immediately available funds within two (2) business days after the occurrence of such event. If SHFC timely satisfies its obligations under this Section 7.08, it shall have no liability under Section 8.06 of this Agreement, nor shall it be liable for specific performance or injunctive relief under Section 8.15 of this Agreement.


                                  ARTICLE EIGHT

                                     GENERAL

         Section 8.01. Confidential Information. The parties acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder ("Information") and agree to hold and keel the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

         Section 8.02. Publicity. Acquiror and SHFC shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without prior review by the other, unless such may be required by law or upon the written advice of counsel.

         Section 8.03. Return of Documents. Upon termination of this Agreement prior to the Effective Time of the Company Merger, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.

         Section 8.04. Notice. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

(a)      if to Acquiror:


                           C. William Clark, President and
                           Chief Executive Officer
                           Western Ohio Financial Corporation
                           28 E. Main St.
                           Springfield, Ohio 45502-1205

with a copy to:

                           Jeffrey M. Werthan, P.C.
                           Silver, Freedman & Taff, L.L.P.
                           1100 New York Ave., N.W.
                           Washington, D.C. 20005

         and

(b)      if to SHFC or the Association:

                           Arthur W. Wendel, Jr., President and
                           Diana Bowman D'Amico, Vice President
                           Seven Hills Financial Corporation
                           1440 Main Street
                           Cincinnati, Ohio 45210

with a copy to:

                           Cynthia Shafer, Esq.
                           Vorys, Sater, Seymour and Pease
                           221 E. Fourth Street
                           Cincinnati, Ohio 45201-0236

or to such other address as any party may from time to time designate by notice to the others.

         Section 8.05. Liabilities. In the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise, except (i) as provided in Section 7.08 in the event Section 7.08 is applicable to such termination and (ii) liability of a breaching party to the non-breaching party for damages arising from a breach of a party's representations, warranties, covenants or agreements herein. The termination fee provided for in Section 7.08 shall be the exclusive fee and remedy for a proper termination of this Agreement pursuant to Section 7.05(a). SHFC shall have no obligation to Acquiror under this Section 8.05 with respect to a proper termination pursuant to Section 7.05(a). Except as provided in the preceding sentence, nothing contained in this Section 8.05 is intended to diminish or restrict a party's right to specific performance under Section 8.15.

         Section 8.06. Expenses. Each of the parties shall bear its own costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         Section 8.07. Nonsurvival of Representations and Warranties. Except as provided in this Section 8.07, no representation, warranty, covenant or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement. The agreements set forth in Sections 1.04(c), (d), (e) and (f) and 5.04, 5.05, 5.06, 5.07 and 5.09 shall survive the
Effective Time of the Company Merger and the agreements set forth in Sections 7.08, 8.01, 8.03, 8.05, 8.06 and 8.15 hereof shall survive the earlier termination of this Agreement.

         Section 8.08. Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreement between the parties relating to the subject matter hereof.

         Section 8.09. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         Section 8.10. Waiver Amendment or Modification. The conditions of this Agreement which may be waived may be waived only by written notice by the party waiving such condition to the other party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by a written document duly approved by the boards of directors of the parties, whether before or after approval of this Agreement by the shareholders of SHFC, provided that any amendment or modification after such shareholder approval shall not decrease the Per Share Merger Consideration without the approval thereof of the shareholders of SHFC by at least the Minimum Portion.

         Section 8.11. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

         Section 8.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

         Section 8.13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Sections 5.04, 5.05 and 5.07, there shall be no-third party beneficiaries hereof.

         Section 8.14. Governing Law; Assignment. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

         Section 8.15. Specific Performance and Injunctive Relief. Each party to this Agreement recognizes that, if it fails to perform, observe or discharge any of its obligations under this Agreement, remedies at law may not provide adequate relief to the other party or parties. Therefore, each party is hereby authorized to demand specific performance of this Agreement, and is entitled to temporary and permanent injunctive relief, in a court of competent jurisdiction at any time when any other party fails to comply with any of the provisions of this Agreement applicable to it, in addition to any other remedy which may be available in law or equity. To the extent permitted by applicable law, each party hereby irrevocably waives any defense that it might have based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance or injunctive relief. For purposes of this Section 8. 15, SHFC and the Association shall constitute a single party and either may bind both as a party.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                           WESTERN OHIO FINANCIAL CORPORATION

Attest:



Susan M. Inskeep, Secretary                By:  David L. Dillahunt, Chairman




Susan M. Inskeep, Secretary                By:  C. William Clark
                                           President and Chief Executive Officer

                                           SEVEN HILLS FINANCIAL CORPORATION




Henry C. Gessing, Secretary                By:  Arthur W. Wendel, Jr., President




                                           SEVEN HILLS SAVINGS ASSOCIATION




Henry C. Gessing, Secretary                By:  Arthur W. Wendel, Jr., President

                       EXHIBITS A AND B HAVE BEEN OMITTED

                                                                       EXHIBIT C




                         AGREEMENT AND PLAN OF MERGER OF
                     WESTERN OHIO ACQUISITION II CORPORATION
                 WITH AND INTO SEVEN HILLS FINANCIAL CORPORATION



         This AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of 1996, sets forth the terms of a merger by and between Western Ohio Acquisition II Corporation ("Acquisition Subsidiary"), an Ohio corporation having its principal office at 28 East Main Street, Springfield, Ohio 45502, and Seven Hills Financial Corporation ("Seven Hills"), an Ohio corporation having its principal office at 1440 Main Street, Cincinnati, Ohio 45210.


                               W I T N E S S E T H


         WHEREAS, Acquisition Subsidiary is a corporation organized under the laws of the State of Ohio, the authorized capital stock of which consists of ______ shares of common stock, par value _____- per share ("Acquisition Subsidiary Common Stock") all of which, as of the date hereof, are issued and outstanding and owned by Western Ohio Financial Corporation, a Delaware corporation ("Acquiring"); and


         WHEREAS, Seven Hills is an Ohio corporation, the authorized capital stock of which consists of 1,000,000 shares of common stock, no par value ("Seven Hills Common"), ______ shares of which are issued and outstanding as of the date hereof; and


         WHEREAS, the respective Boards of Directors of Acquisition Subsidiary and Seven Hills deem the merger of Acquisition Subsidiary with and into Seven Hills, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and have adopted resolutions approving this Plan of Merger; and


         WHEREAS, Acquiring, Seven Hills and Seven Hills Savings Association have entered into an Agreement and Plan of Merger and Reorganization dated June 14, 1996 ("Reorganization Agreement") relating to the transaction contemplated by this Plan of the Merger; and


         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree that the Plan of Merger shall be as follows:


                                    ARTICLE I
                    MERGER AND NAME OF SURVIVING CORPORATION

         Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), Acquisition Subsidiary shall be merged with and into Seven Hills pursuant to the provisions of, and with the effect provided under, Ohio law (the "Merger"). At the Effective Time, the separate existence of Acquisition Subsidiary shall cease and Seven Hills, as the surviving entity, shall continue unaffected and unimpaired by the Merger. Seven Hills as existing on and after the Effective Time is hereinafter sometimes referred to as the "Surviving Corporation." The name of the Surviving Corporation shall remain "Seven Hills Financial Corporation."

                                   ARTICLE II
                ARTICLES OF INCORPORATION AND CODE OF REGULATIONS

         The Articles of Incorporation and the Code of Regulations of Acquisition Subsidiary in effect immediately prior to the Effective Date shall be the Articles of Incorporation and the Code of Regulations of the Surviving Corporation, in each case until amended in accordance with applicable law.


                                   ARTICLE III
                         BOARD OF DIRECTORS AND OFFICERS

         At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Acquisition Subsidiary immediately prior to the Effective Time and the officers of the Surviving Corporation shall be those persons serving as officers of Acquisition Subsidiary immediately prior to the Effective Time, in each case subject to the provisions of the Surviving Corporation's Code of Regulations.


                                   ARTICLE IV
                           CONVERSION AND EXCHANGE OF
                       ACQUISITION SUBSIDIARY COMMON STOCK

         Each share of Acquisition Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into one share of the common stock of the Surviving Corporation.

                                    ARTICLE V
             CONVERSION, EXCHANGE AND PAYMENT OF SEVEN HILLS COMMON

         1. At the Effective Time, except as provided in paragraphs 2 and 4 of this Article V, each outstanding share of Seven Hills Common shall, without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration.

         2. At the Effective Time, all shares of Seven Hills Common owned beneficially by Seven Hills or any Seven Hills Subsidiary (other than in a fiduciary capacity or in connection with a debt previously contracted) and all shares of Seven Hills Common owned by Acquiring or owned beneficially by any subsidiary of Acquiring (other than in a fiduciary capacity or in connection with a debt previously contracted) shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

         3. At the Effective Time, the stock transfer books of Seven Hills shall be closed and no transfer of Seven Hills Common by any such holder shall thereafter be made or recognized.

         4. Promptly after the Effective Time, shares of Seven Hills Common held by holders who did not vote in favor of the Company Merger and who otherwise are entitled to and do perfect their dissenters' rights under the OGCL, shall not be converted into the right to receive the Per Share Merger Consideration in accordance with Section 1 of this Article V, but such shares of Seven Hills Common shall represent only the right to receive the "fair cash value" of such shares as provided in the OGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such shares of Seven Hills Common shall thereupon be deemed to have been converted into the right to receive the Per Share Merger Consideration in accordance with Section l of this Article V as of the Effective Time without any interest thereon.

         5. Promptly after the Effective Time, Acquiring shall cause to be mailed to each registered holder of record of outstanding Seven Hills Common a letter of transmittal and instructions for use in surrendering their share certificates ("Certificate(s)") and receiving payment pursuant hereto. Promptly following surrender to Acquiring or its agent of such Certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Acquiring or its agent shall cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled under Article V, Section 1 hereof, after giving effect to required tax withholdings, if any. No interest shall accrue or be payable with respect to the consideration to be paid herein. Until so presented and surrendered in exchange for the Per Share Merger Consideration for the shares represented thereby, each Certificate shall be deemed for all purposes to evidence ownership of the right to receive the Per Share Merger Consideration for the shares represented thereby. Acquiring shall make available all funds necessary to satisfy the obligations, if any, owed to dissenters. If payment is to be made to a person other than the registered holder of the Certificates surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of Acquiring that such tax has been paid or is not applicable.

         6. Any other provision of this Plan of Merger notwithstanding, no party hereto or agent thereof shall be liable to a holder of Seven Hills Common for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


                                   ARTICLE VI
                      EFFECTIVE TIME OF THE COMPANY MERGER

         A Certificate of Merger evidencing the transactions contemplated herein shall be delivered for filing to the Secretary of State of Ohio. Such filing shall be made by the parties prior to, on or promptly after the Closing described in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such Certificate of Merger (the "Effective Time").


                                   ARTICLE VII
                               FURTHER ASSURANCES

         If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Acquisition Subsidiary or Seven Hills, or otherwise carry out the provisions hereof, the proper officers and directors of Acquisition Subsidiary or Seven Hills, as of the Effective Time, and thereafter the officers of the Surviving Corporation, acting on behalf of the Surviving Corporation, shall execute and deliver any and all property or assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         The obligations of Acquisition Subsidiary and Seven Hills to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.


                                   ARTICLE IX
                           ABANDONMENT AND TERMINATION

         Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Seven Hills or Acquisition Subsidiary, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                    ARTICLE X
                                  MISCELLANEOUS

         1. This Plan of Merger may be amended or supplemented at any time by Acquisition Subsidiary and Seven Hills. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and shall be subject to the proviso in Section 8.10 of the Reorganization Agreement.

         2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

         3, The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

         4. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and entirely to be performed in such jurisdiction.

         5. The provisions of Article V and VII hereof shall survive the Effective Time.

         6. Capitalized terms used but not defined herein shall have the same meanings as in the Reorganization Agreement.


Attest                                         WESTERN OHIO ACQUISITION II
                                               CORPORATION




-----------------------------------------      ---------------------------------
                        , Secretary            C. William Clark, President





Attest                                         SEVEN HILLS FINANCIAL CORPORATION





-----------------------------------------      ---------------------------------
                        , Secretary                                  ,President

         For purposes of Article V, Section 5 hereof this Plan is joined in and agreed to by Western Ohio Financial Corporation.


Attest                                        WESTERN OHIO FINANCIAL CORPORATION





 -------------------------------------        -------------------------------
                     , Secretary              C. William Clark, President and
                                              Chief Executive Officer

                   EXHIBITS D, E, F, G AND H HAVE BEEN OMITTED

                             Charles Webb & Company
                    Investment Bankers and Financial Advisors



October 7, 1996



Board of Directors
Seven Hills Financial Corporation
1440 Main Street
Cincinnati, Ohio 45210


Dear Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the shareholders of Seven Hills Financial Corporation. ("SHFC"), of the consideration to be received by such shareholders in the merger (the "Merger") between SHFC and Western Ohio Financial Corporation, a Delaware corporation ("WOFC"). We have not been requested to opine as to, and our opinion does not in any matter address, SHFC's underlying business decision to proceed with or effect the Merger.

Pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated June 14, 1996, by and between SHFC and its wholly owned subsidiary, Seven Hills Savings Association ("Seven Hills"), and WOFC, (the "Agreement"), at the effective time of the Merger, WOFC will acquire all of SHFC's issued and outstanding shares of common stock (536,472 shares as of the date of the Agreement) and the holders of such shares of common stock will receive $19.65 in cash in exchange for each share of SHFC common stock. In addition, the holders of unexercised and outstanding options awarded pursuant to the SHFC Stock Option Plan, will receive, for each share subject to such option, an option to purchase shares of WOFC common stock in an amount and at an exercise price determined pursuant to Section 1.04(d) of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.


Charles Webb & Company, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. On July 31, 1996, Charles Webb & Company became division of Keefe, Bruyette & Woods, Inc.



   221 Bradenton - Dublin, Ohio 43017-3541 - 614-766-8400 - Fax: 614-766-8406

Seven Hills Financial Corporation
October 7, 1996
Page 2



In January, 1996, you engaged us to advise you in connection with alternative strategies for enhancing shareholder value and to assist in the implementation of any such strategy pursued by SHFC, including the provision of a fairness opinion to be delivered upon execution of an agreement for the acquisition of SHFC. We reviewed certain financial and other business data supplied to us by SHFC including audited financial statements for the years ended June 30, 1996, 1995 and 1994, and certain other information we deemed relevant. We discussed with senior management and the boards of directors of SHFC and Seven Hills, the current position and prospective outlook for SHFC. We considered historical quotations and the prices of recorded transactions in SHFC's common stock since its public offering and conversion to a stock holding company on December 30, 1993. We reviewed financial and stock market data of other thrifts, particularly in the Midwest region, and the financial and structural terms of several other recent transactions involving savings and loan mergers and acquisitions or proposed changes of control of comparably situated companies.

For WOFC, we reviewed the audited financial statements for the fiscal years ended December 31, 1995 and 1994, quarterly financial statements (unaudited) for the quarter ending June 30, and March 31, 1996 and certain other information deemed relevant.


For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by SHFC and WOFC and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from SHFC, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of SHFC's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of SHFC or WOFC. We have further relied on the assurances of management of SHFC and WOFC that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to SHFC or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to SHFC in connection with the Merger and will receive a fee for such services, a majority of which is contingent upon the consummation of the Merger. In addition, SHFC has agreed to indemnify us for certain liabilities arising out of our engagement by SHFC in connection with the Merger. We

Seven Hills Financial Corporation
October 7, 1996
Page 3


have also performed various investment banking services for SHFC in the past and have received customary fees for such services.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the shareholders of SHFC in the Merger is fair, from a financial point of view, to the shareholders of SHFC.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statements of SHFC used to solicit shareholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of SHFC in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

Very truly yours,

/s/ Charles Webb & Company

Charles Webb & Company

                                     ANNEX C

SECTION 1701.85 DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

         (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located, or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is


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

required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share, and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding, and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                  (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

                  (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                  (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                  (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

               (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such


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

shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                 REVOCABLE PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        SEVEN HILLS FINANCIAL CORPORATION
        SEVEN HILLS FINANCIAL CORPORATION SPECIAL MEETING OF SHAREHOLDERS
                                 NOVEMBER 1, 1996

         The undersigned shareholder of Seven Hills Financial Corporation ("SHFC") hereby constitutes and appoints Diana Bowman D'Amico and Shirley A. Gluck, or either one of them, as proxy or proxies for the undersigned, each with full power of substitution and resubstitution, to vote all of the votes which the undersigned is entitled to cast at the Special Meeting of the shareholders of SHFC to be held at 4:00 p.m., local time, on November 1, 1996, at 1440 Main Street, Cincinnati, Ohio 45210, and at any adjournments thereof (the "Special Meeting"), in the manner specified below on the following matters, which are described in the accompanying Proxy Statement:

1. The adoption of an Amendment to the amended Articles of Incorporation of SHFC to delete Article EIGHTH, which prohibits an offer to acquire or the acquisition of more than 10% of the outstanding common shares of SHFC (the "Amendment").

              / /FOR                  / /AGAINST                / /ABSTAIN

2. The adoption of the Agreement and Plan of Merger and Reorganization dated June 14, 1996, by and among Western Ohio Financial Corporation ("WOFC"), SHFC and Seven Hills Savings Association (the "Agreement"), pursuant to which a wholly-owned subsidiary of WOFC will, upon the satisfaction of certain conditions, merge with and into SHFC in a transaction in which each outstanding SHFC common share will be canceled and extinguished in consideration and exchange for the right to receive a minimum of $19.65 cash and an estimated maximum of $19.72 cash;

              / /FOR                  / /AGAINST                / /ABSTAIN

3. The adjournment of the Special Meeting in the event that a sufficient number of votes necessary to adopt the foregoing proposals is not received.

              / /FOR                  / /AGAINST                / /ABSTAIN

4. In their discretion, upon such other matters as may properly come before the Special Meeting.

         This Revocable Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS REVOCABLE PROXY WILL BE VOTED FOR THE ADOPTION OF THE AMENDMENT, FOR THE ADOPTION OF THE AGREEMENT AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY.

       Without affecting any vote previously taken, this Revocable Proxy may be revoked by the undersigned at any time before it is exercised by giving notice to SHFC in a writing received by Henry C. Gessing, Secretary of SHFC, at SHFC's offices, by executing a subsequent proxy received by SHFC or by attending the Special Meeting and giving notice of such revocation in person to the inspector of election. All proxies previously given by the undersigned are hereby revoked.

                                                 The receipt of the Notice of
                                        Special Meeting of Shareholders and the
                                        Proxy Statement of SHFC dated
                                        October 7, 1996, is hereby
                                        acknowledged by the undersigned.



                                        ________________________________________
                                        Signature

                                        ________________________________________
                                        Print or Type Name

                                        Dated:__________________________________

                                                 NOTE: Please sign your name
                                        exactly as it appears on this Proxy.
                                        Jointly held shares require only one
                                        signature. If you are signing this Proxy as an attorney, administrator, agent, corporation, officer, executor, trustee or guardian, etc., please add your full title to your signature.

                                                 IMPORTANT: IF YOU RECEIVE MORE
                                        THAN ONE CARD, PLEASE SIGN AND RETURN
                                        ALL CARDS IN THE ACCOMPANYING ENVELOPE.